As filed with the Securities and Exchange Commission on November 12, 2002
                                                   Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          _____________________________
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                          _____________________________

                                  FISERV, INC.
             (Exact name of registrant as specified in its charter)

           Wisconsin                      7374                    39-1506125
(State or other jurisdiction of     (Primary Standard         (I.R.S. Employer
 incorporation or organization)  Industrial Classification   Identification No.)
                                      Code Number)

                                255 Fiserv Drive
                          Brookfield, Wisconsin 53045
                            (262) 879-5000 (Address,
                   including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                              ____________________
                               Kenneth R. Jensen
                        Senior Executive Vice President
                                  Fiserv, Inc.
                                255 Fiserv Drive
                          Brookfield, Wisconsin 53045
                                 (262) 879-5000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              ____________________
                                   Copies to:

            Charles W. Sprague, Esq.            Benjamin F. Garmer, III
                  Fiserv, Inc.                      Foley & Lardner
                255 Fiserv Drive               777 East Wisconsin Avenue
           Brookfield, Wisconsin 53045      Milwaukee, Wisconsin 53202-5367
                 (262) 879-5000                     (414) 271-2400

                               Lance M. Hardenburg
                             Hallett & Perrin, P.C.
                                2001 Bryan Street
                               Dallas, Texas 75201
                                 (214) 953-0053

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger described herein have been satisfied or waived.

         If the securities being registered on this Form are offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE
======================================== ======================== ======================== ======================== ================
                                                                     Proposed Maximum         Proposed Maximum          Amount of
Title of Each Class of Securities               Amount to           Offering Price Per       Aggregate Offering       Registration
        to be Registered                      be Registered                Share                    Price                  Fee
---------------------------------------- ------------------------ ------------------------ ------------------------ ----------------
Common Stock, $.01 par value (1)                 N/A (2)                  N/A (2)             $9,882,851.16(3)           $909.23
======================================== ======================== ======================== ======================== ================
(1)  Each share of Fiserv, Inc. Common Stock has attached thereto one Preferred Stock Purchase Right.
(2)  Pursuant to Rule 457(o) under the Securities Act of 1933, this information is not included.
(3)  Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933.
     Pursuant to Rule 457(f)(1), the proposed maximum aggregate offering price was calculated in accordance with Rule 457(c) under the Securities Act of 1933 as: (a) $2.73, the average of the high and low prices per share of the common stock of AVIDYN, Inc.
     on November 7, 2002 as reported on the Nasdaq SmallCap Market, multiplied by (b) 3,620,092, the aggregate number of shares of the common stock of AVIDYN, Inc. outstanding as of November 7, 2002.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES BEING OFFERED BY THIS PROXY STATEMENT/PROSPECTUS MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OF WHICH THIS PROXY STATEMENT/PROSPECTUS IS A PART, IS DECLARED EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THE SECURITIES IN ANY STATE.

                                  [AVIDYN Logo]

                                               , 2002

Dear AVIDYN, Inc. Stockholder:

         AVIDYN, Inc. has agreed to be acquired by Fiserv, Inc. through the merger of AVIDYN and a subsidiary of Fiserv under the terms of an agreement and plan of merger with Fiserv. Before Fiserv can acquire AVIDYN, AVIDYN must obtain the requisite approval of its stockholders. AVIDYN will hold a special meeting
of its stockholders on       , 2003, at 9:30 a.m., Central Time, at AVIDYN's
corporate offices at 16980 Dallas Parkway, Suite 120, Dallas, Texas 75248, during which you will be asked to vote on the merger.

         In the merger, you will receive shares of Fiserv common stock for your shares of AVIDYN common stock. Fiserv's common stock is traded on the Nasdaq National Market under the symbol FISV. The exact number of shares that you will receive will be determined based on a formula set forth in the merger agreement, which includes an adjustment based upon the net assets of AVIDYN at the effective time of the merger as agreed upon by the parties. The merger agreement formula provides that, in exchange for each of your outstanding shares of AVIDYN common stock, you will receive a fraction of a share of Fiserv common stock equal to:

       o      $10.5 million, divided by

       o the number of shares of AVIDYN common stock outstanding immediately before the effective time of the merger, divided by

       o the average closing price for Fiserv common stock for the twenty business days ending two business days prior to the effective time of the merger;

provided that the $10.5 million amount used in the above calculation will be increased or decreased by the difference between (1) the total assets of AVIDYN less the total liabilities of AVIDYN at the effective time of the merger, and
(2) $6.8 million, unless the difference is less than $25,000, in which case no adjustment to the $10.5 million amount will be made.

         Based on the average closing price for Fiserv common stock of $ for the twenty business days ending two business days prior to the date of the proxy statement/prospectus accompanying this letter and the 3,620,092 shares of AVIDYN common stock outstanding on the record date, you would receive shares of Fiserv common stock for each share of your AVIDYN common stock in the merger. This estimate assumes no adjustment based upon the net assets of AVIDYN and is intended only to illustrate the calculation of the merger consideration. This per share number is not likely to be the actual number of shares of Fiserv common stock you will receive in the merger for each share of your AVIDYN common stock because the actual number of shares of Fiserv common stock issuable in the merger will be a function of the closing sale price for Fiserv common stock for the twenty business days ending two business days prior to the effective time of the merger and AVIDYN's net assets at the effective time of the merger.

         The actual number of shares of Fiserv common stock issuable in the merger will not be determined until after the close of business on the second business day before the special meeting of AVIDYN stockholders. Fiserv and AVIDYN expect to notify AVIDYN stockholders of the number of shares of Fiserv common stock that will be received for shares of AVIDYN common stock pursuant to the formula above before the date of the AVIDYN special meeting by issuing a press release and filing it with the Securities and Exchange Commission.

         The proxy statement/prospectus accompanying this letter provides you with detailed information about the proposed merger. It also contains information about AVIDYN and Fiserv that has been filed with the Securities and Exchange Commission. You are encouraged to read carefully this proxy statement/prospectus and the documents incorporated by reference in this proxy statement/prospectus. You should also consider the matters discussed under "Risk Factors" on page 16 of the accompanying proxy statement/prospectus before voting.

         AFTER CAREFUL CONSIDERATION, THE AVIDYN BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, AVIDYN AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

         YOUR VOTE IS VERY IMPORTANT, regardless of the number of shares you own. Holders of a majority of the outstanding shares of AVIDYN common stock must vote to adopt the merger agreement and approve the merger for the merger to
proceed. Only holders of AVIDYN common stock at the close of business on       ,
2002 will be entitled to vote at the special meeting.

         Please vote your shares as soon as possible so that your shares are represented at the special meeting. To vote your shares, please complete, sign and date the enclosed proxy card and promptly return it in the enclosed postage-paid envelope.

                                              Very truly yours,


                                              ------------------------------
                                              John Ward Hunt
                                              Chairman of the Board

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         This proxy statement/prospectus is dated           , 2002, and is first
being mailed to AVIDYN stockholders on or about          , 2002.

                          NOTICE OF SPECIAL MEETING OF
                            AVIDYN, INC. STOCKHOLDERS
                         TO BE HELD ON           , 2003

                         ______________________________

         AVIDYN, Inc. will hold a special meeting of its stockholders on       ,
2003, at 9:30 a.m., Central Time, at AVIDYN's corporate office at 16980 Dallas Parkway, Suite 120, Dallas, Texas 75248, for the following purposes:

       1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 2, 2002, by and among Fiserv, Inc., Fiserv Merger Sub, Inc., a wholly owned subsidiary of Fiserv, and AVIDYN, Inc., and to approve the merger contemplated by that agreement; and

       2. To transact any other business as may properly come before the special meeting and any adjournment or postponement of the special meeting.

         Only holders of record of AVIDYN common stock at the close of business on , 2002, are entitled to receive this notice and to vote their shares at the special meeting or any adjournments or postponements of the special meeting. Each share of AVIDYN common stock is entitled to one vote on each matter properly brought before the special meeting. A list of record holders will be available for examination by any AVIDYN stockholder, for any purpose related to the special meeting, at the offices of AVIDYN in Dallas, Texas during normal business hours for a period of ten days prior to the date of the special meeting.

         Please vote your shares as soon as possible so that your shares are represented at the special meeting. To vote your shares, please complete, sign and date the enclosed proxy card and promptly return it in the enclosed postage-paid envelope. If you attend the special meeting, you may vote in person if you wish by completing a ballot at the special meeting, regardless of whether you have already signed, dated and returned your proxy card.

         AFTER CAREFUL CONSIDERATION, THE AVIDYN BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

         Please review the proxy statement/prospectus accompanying this notice for more complete information regarding the merger agreement, the merger and related matters. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus.

                                         By the Order of the Board of Directors,



                                         ---------------------------------------
                                         John Ward Hunt
                                         Chairman of the Board
              , 2002

                        PLEASE VOTE YOUR SHARES PROMPTLY.
        YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD.

                       REFERENCE TO ADDITIONAL INFORMATION

         This document incorporates important business and financial information about AVIDYN and Fiserv from documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents related to AVIDYN and Fiserv that are incorporated by reference in this document, without charge, by requesting them in writing or by telephone from the appropriate company:

            Fiserv, Inc.                               AVIDYN, Inc.
          255 Fiserv Drive                   16980 Dallas Parkway, Suite 120
     Brookfield, Wisconsin 53045                   Dallas, Texas 75248
           (262) 879-5000                             (972) 447-6447
   Attention: Charles W. Sprague,            Attention: Stephanie L. McVay,
              Secretary                                 Secretary

         IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY         , 2002,
TO RECEIVE THEM BEFORE THE AVIDYN SPECIAL MEETING.

         See "Where You Can Find More Information" on page 60.

                                TABLE OF CONTENTS
                                                                         Page

QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................1

SUMMARY ...................................................................5

SELECTED FISERV HISTORICAL CONSOLIDATED FINANCIAL DATA....................11

SELECTED AVIDYN HISTORICAL CONSOLIDATED FINANCIAL DATA....................12

UNAUDITED COMPARATIVE PER SHARE DATA......................................13

MARKET PRICE INFORMATION..................................................14

RISK FACTORS..............................................................16

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.................18

THE SPECIAL MEETING.......................................................19
         Time and Place...................................................19
         Purpose of the Special Meeting...................................19
         Recommendation of the AVIDYN Board of Directors..................19
         Record Date; Stock Entitled to Vote..............................19
         Quorum ..........................................................19
         Vote Required....................................................20
         Share Ownership of Management and Others.........................20
         Proxies; Voting and Revocation...................................20
         Adjournment and Postponement.....................................21
         Solicitation of Proxies..........................................21

THE MERGER................................................................22
         Background of the Merger.........................................22
         AVIDYN's Reasons for the Merger..................................25
         Recommendation of the AVIDYN Board of Directors..................28
         Fiserv's Reasons for the Merger..................................28
         Accounting Treatment.............................................28
         Material U.S. Federal Income Tax Consequences....................28
         Regulatory Matters...............................................30
         Interests of AVIDYN Directors and Officers in the Merger.........30
         Appraisal Rights.................................................32
         Federal Securities Laws Consequences.............................35

THE MERGER AGREEMENT......................................................36
         The Merger.......................................................36
         Completion of the Merger.........................................36
         Consideration to be Received in the Merger.......................36
         Exchange of Certificates.........................................37
         Fractional Shares................................................38
         Representations and Warranties...................................38
         Conduct of AVIDYN's Business Prior to the Merger.................39

         No Solicitation..................................................39
         Stockholders' Meeting............................................41
         Nasdaq Listing...................................................41
         Officers' and Directors' Indemnification.........................41
         Miscellaneous....................................................41
         Conditions to Completion of the Merger...........................42
         Termination......................................................43
         Effect of Termination............................................44
         Termination Payment; Expenses....................................44
         Amendment and Waiver.............................................45
         Indemnification Agreement........................................45

DESCRIPTION OF FISERV CAPITAL STOCK.......................................46
         Fiserv Common Stock..............................................46
         Fiserv Preferred Stock...........................................46
         Fiserv Rights Plan...............................................47
         Transfer Agent, Registrar and Exchange Agent.....................48

COMPARISON OF STOCKHOLDER RIGHTS..........................................49

LEGAL MATTERS.............................................................59

EXPERTS ..................................................................59

STOCKHOLDER PROPOSALS.....................................................59

WHERE YOU CAN FIND MORE INFORMATION.......................................60

AGREEMENT AND PLAN OF MERGER.............................................A-1

FORM OF AGREEMENT TO FACILITATE MERGER...................................B-1

DELAWARE GENERAL CORPORATION LAW ss.262 - APPRAISAL RIGHTS...............C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.       What am I being asked to vote upon at the special meeting?

A. You are being asked to vote to adopt the merger agreement entered into among Fiserv, Fiserv Merger Sub and AVIDYN and to approve the merger contemplated by the merger agreement. In the merger, Fiserv Merger Sub, a wholly-owned subsidiary of Fiserv, will be merged with and into AVIDYN. After the merger is completed, AVIDYN, which will be the company surviving the merger, will be a wholly-owned subsidiary of Fiserv.

Q.       Why is AVIDYN proposing to merge?

A. The AVIDYN board of directors has thoroughly considered the advantages and disadvantages of the proposed merger. The board believes that it is in the best interests of AVIDYN and its stockholders to complete the merger and that the merger will provide AVIDYN stockholders with the best opportunity for return on their investments, through ownership of a larger, more competitive company. The board of directors has considered the highly competitive nature of the industry in which AVIDYN competes, the additional capital investment that would be required for AVIDYN to experience growth as an independent company, the increased costs of operating as an independent public company and AVIDYN's position in the industry. Based on its consideration of those factors, the board believes that AVIDYN would not be able to compete effectively in this industry in the future as an independent company. The board of directors also believes that following the merger AVIDYN's operating subsidiaries will have a stronger competitive position due to the increased exposure they will have to Fiserv's current customer base and other strategic partners. The board of directors has also determined that there is an absence of any other economically competitive offers for business combinations. Although an independent investment banking firm valuation has not been obtained, the board of directors believes that the consideration to be received from Fiserv in connection with the proposed merger is fair.

Q.       What will I receive in the merger?

A. In the merger, you will receive shares of Fiserv common stock for your shares of AVIDYN common stock. Fiserv's common stock is traded on the Nasdaq National Market under the symbol FISV. The exact number of shares that you will receive will be determined based on a formula set forth in the merger agreement, which includes an adjustment based upon the net assets of AVIDYN at the effective time of the merger as agreed upon by the parties. The merger agreement formula provides that, in exchange for each of your outstanding shares of AVIDYN common stock, you will receive a fraction of a share of Fiserv common stock equal to:

         o        $10.5 million, divided by

         o the number of shares of AVIDYN common stock outstanding immediately before the effective time of the merger, divided by

         o the average closing price for Fiserv common stock for the twenty business days ending two business days prior to the effective time of the merger;

         provided that the $10.5 million amount used in the above calculation will be increased or decreased by the difference between (1) the total assets of AVIDYN less the total liabilities of

         AVIDYN at the effective time of the merger, and (2) $6.8 million, unless the difference is less than $25,000, in which case no adjustment to the $10.5 million amount will be made.

         Based on the average closing price for Fiserv common stock of $ for the twenty business days ending two business days prior to the date of this proxy statement/prospectus and the 3,620,092 shares of AVIDYN common stock outstanding on the record date, you would receive shares of Fiserv common stock for each share of your AVIDYN common stock in the merger. This estimate assumes no adjustment based upon the net assets of AVIDYN and is intended only to illustrate the calculation of the merger consideration. This per share number is not likely to be the actual number of shares of Fiserv common stock you will receive in the merger for each share of your AVIDYN common stock because the actual number of shares of Fiserv common stock issuable in the merger will be a function of the closing sale price for Fiserv common stock for the twenty business days ending two business days prior to the effective time of the merger and AVIDYN's net assets at the effective time of the merger. See "Risk Factors - The number of shares of Fiserv common stock that AVIDYN stockholders will receive in the merger will fluctuate due to the formula under the merger agreement."

         Please see "The Merger Agreement - Consideration to be Received in the Merger" for a more detailed explanation of the merger consideration.

Q. How will I find out how many shares of Fiserv common stock I will receive in the merger?

A. The actual number of shares of Fiserv common stock issuable in the merger will not be determined until after the close of business on the second business day before the special meeting of AVIDYN stockholders. Fiserv and AVIDYN expect to notify you of the number of shares of Fiserv common stock that you will receive for shares of AVIDYN common stock pursuant to the formula above before the date of the AVIDYN special meeting by issuing a press release and filing it with the SEC. See "Risk Factors - The number of shares of Fiserv common stock that AVIDYN stockholders will receive in the merger will not be determined until shortly before the special meeting."

Q. What is the determination and recommendation of the AVIDYN board of directors with respect to the merger?

A. The AVIDYN board of directors unanimously determined that the terms of the merger agreement and the merger are advisable and fair to, and in the best interests of, AVIDYN and it stockholders and has unanimously approved the merger agreement and the merger. The AVIDYN board of directors unanimously recommends that the stockholders of AVIDYN vote "FOR" adoption of the merger agreement and approval of the merger.

Q. Will I receive any fractional shares of Fiserv common stock in the merger?

A. Fiserv will not issue fractional shares of common stock in the merger. Instead, you will receive a cash payment equal to the fractional interest of Fiserv common stock you would have been otherwise entitled to receive in the merger multiplied by the average closing price for Fiserv common stock as reported on the Nasdaq National Market for the twenty business days ending two business days prior to the effective time of the merger.

Q.       How do I vote?

A. After carefully reading and considering the information contained in, or incorporated by reference in, this proxy statement/prospectus, please complete and sign your proxy and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, AVIDYN will count your proxy as a vote in favor of adoption of the merger agreement and approval of the merger. If you abstain from voting or do not vote your shares by proxy or in person, it will have the same effect as a vote against adoption of the merger agreement and approval of the merger.

         The special meeting will be held on          , 2003, at 9:30 a.m.,
         Central Time at AVIDYN's corporate offices at 16980 Dallas Parkway, Suite 120, Dallas, Texas 75248.

Q.       What vote is required to complete the merger?

A. Adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the shares of AVIDYN common stock outstanding on the record date. Failure to vote, abstentions and broker non-votes will not be deemed to be cast either "FOR" or "AGAINST" the merger agreement and the merger. However, because adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of AVIDYN common stock, the failure to vote, abstentions and broker non-votes will have the same effect as a vote "AGAINST" the merger agreement and the merger. In connection with the merger agreement, certain AVIDYN directors and/or their affiliates, who collectively beneficially own approximately 44.4% of the outstanding shares of AVIDYN common stock, entered into agreements to facilitate the merger with Fiserv, pursuant to which they agreed to vote their shares of AVIDYN common stock in favor of adoption of the merger agreement and approval of the merger. See "The Merger - Interests of AVIDYN Directors and Officers in the Merger - Agreements to Facilitate Merger."

Q.       Can I change my vote after I have mailed my signed proxy?

A. You can change your vote at anytime before your proxy is voted at the special meeting. You can do this in any one of the following ways:

         o You can send a written notice to the Secretary of AVIDYN stating that you would like to revoke your proxy.

         o        You can complete and submit a new proxy.

         o You can attend the special meeting and vote in person. You will not revoke your proxy simply by attending the special meeting unless you complete a ballot.

         If you have instructed a broker to vote your shares, then you must follow directions received from your broker to change your vote.

Q. If my shares are held in "street name" by my broker or nominee, will my broker or nominee vote my shares for me?

A. Your broker or nominee will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker or nominee regarding how to instruct your broker or nominee to vote your shares. Without instructions, your shares will not be voted, which will have the effect of a vote against adoption of the merger agreement and approval of the merger.

Q.       Should I send in my stock certificates now?

A. No. After the merger is completed, Fiserv will instruct EquiServe Trust Company, N.A., as the exchange agent, to send you written instructions for exchanging your stock certificates. Please do not send in your stock certificates with your proxy card.

Q.       When do you expect the merger to be completed?

A. AVIDYN and Fiserv are working to complete the merger as quickly as possible. If AVIDYN stockholders adopt the merger agreement and approve the merger at the special meeting, then AVIDYN and Fiserv expect to complete the merger on the date of the special meeting.

Q.       Am I entitled to appraisal rights?

A. Under Delaware law, you may object to the merger and demand in writing that AVIDYN pay you in cash the fair value of your shares of AVIDYN common stock as determined by a Delaware court. To exercise your appraisal rights you must follow detailed procedures set forth in the Delaware General Corporation Law. See "The Merger - Appraisal Rights."

Q.       What are the tax consequences of the merger to me?

A. The exchange of your shares for Fiserv common stock in the merger has been structured to be tax-free to you for federal income tax purposes. However, you will have to pay taxes on cash received for fractional shares. Your tax basis in your total shares of Fiserv common stock received and fractional shares deemed received in the merger will equal your tax basis in your AVIDYN common stock. Tax matters are complicated, and the consequences of the merger to you will depend on your particular tax situation. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.

Q.       Who can help answer my questions?

A. If you have any questions about the merger, including how to complete and return your proxy card, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact:

                                  AVIDYN, Inc.
                         16980 Dallas Parkway, Suite 120
                               Dallas, Texas 75248
                                 (972) 447-6447
                    Attention: Stephanie L. McVay, Secretary

                                     SUMMARY

         This brief summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. Fiserv and AVIDYN urge you to read carefully the entire proxy statement/prospectus, the other documents to which this proxy statement/ prospectus refers and the documents of Fiserv and AVIDYN that are incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information." A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference in this proxy statement/prospectus. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

THE COMPANIES

Fiserv, Inc.
255 Fiserv Drive
Brookfield, Wisconsin  53045
(262) 879-5000

         Fiserv is a leading technology resource for information management systems used by the financial industry. Fiserv, a Wisconsin corporation, was formed on July 31, 1984, through the combination of two major regional data processing firms located in Milwaukee, Wisconsin and Tampa, Florida. These firms
- First Data Processing of Milwaukee and Sunshine State Systems of Tampa - began their operations in 1964 and 1971, respectively, as the data processing operations of their parent financial institutions. Historically, operations were expanded by developing a range of services for these parent organizations as well as other financial institutions. Since its organization in 1984, Fiserv has grown through the continuing development of highly specialized services and product enhancements, the addition of new clients and the acquisition of firms complementing the Fiserv organization.

         Headquartered in Brookfield, Wisconsin, Fiserv provides information management technology and related services to banks, broker-dealers, credit unions, financial planners and investment advisers, insurance agents and companies, leasing companies, mortgage lenders and savings institutions. Fiserv operates centers nationwide for full-service financial data processing, software system development, item processing and check imaging, technology support and related product businesses. In addition, Fiserv has business support centers in Argentina, Australia, Colombia, Indonesia, the Philippines, Poland, Singapore and the United Kingdom.

AVIDYN, Inc.
16980 Dallas Parkway, Suite 120
Dallas, Texas  75248
(972) 447-6447

         AVIDYN is a healthcare information services company incorporated in Delaware in 1989 under the name Medical Control, Inc. AVIDYN conducts its business through two operating companies serving the healthcare industry. AVIDYN's two operating subsidiaries are ppoONE, Inc., which provides application service provider eHealth solutions for preferred provider organizations, or PPOs, and payers, and ValueCHECK, Inc., which provides utilization review and case management for third party administrators, payers and PPOs.

         ppoONE, using its proprietary application software, database structures and reports, is an Internet-based application service provider delivering enterprise software solutions for PPOs, insurance companies and other healthcare provider network organizations. ppoONE enables such entities and their clients to manage provider data, contract data and client data, to reprice healthcare claims to reflect negotiated rates and to produce data analyses.

         ValueCHECK's primary target market is the self-insured employer. ValueCHECK's services are primarily distributed through third party administrators and PPOs. ValueCHECK sells its services on a stand-alone basis. As of January 1, 2002, ValueCHECK provided service to over 850 employer clients representing over 1,000,000 covered lives.

         In the first quarter of 2001, AVIDYN sold MedicalControl Network Solutions, Inc., which provides managed care services primarily through its preferred provider networks, and Diversified Group Administrators, Inc., which provides third party administrator services. Accordingly, the historical operating results of MedicalControl Network Solutions and Diversified Group Administrators are reported as discontinued operations.

THE SPECIAL MEETING  (PAGE 19)

         The special meeting will be held on         , 2003, at 9:30 a.m.,
Central Time, at AVIDYN's corporate offices at 16980 Dallas Parkway, Suite 120, Dallas, Texas 75248.

         At the special meeting, AVIDYN stockholders will be asked to vote to adopt the merger agreement and approve the merger and to conduct any other business properly brought before the meeting. If AVIDYN stockholders adopt the merger agreement and approve the merger at the special meeting, then AVIDYN and Fiserv expect to complete the merger on the date of the special meeting.

RECORD DATE; VOTE REQUIRED  (PAGES 19 AND 20)

         You can vote, or submit a proxy to vote, at the special meeting if you
were a record holder of AVIDYN common stock at the close of business on        ,
2002. On the record date, there were 3,620,092 shares of AVIDYN common stock outstanding and entitled to vote at the special meeting.

         Holders of AVIDYN common stock as of the record date are entitled to one vote per share on each matter to be voted on at the special meeting.

         The merger will be approved only if the holders of a majority of the outstanding shares of AVIDYN common stock entitled to vote at the special meeting vote for the proposal to adopt the merger agreement and approve the merger. In connection with the merger agreement, certain AVIDYN directors and/or their affiliates, who collectively beneficially own approximately 44.4% of the outstanding shares of AVIDYN common stock, entered into agreements to facilitate the merger with Fiserv, pursuant to which they agreed to vote their shares of AVIDYN common stock in favor of the adoption of the merger agreement and approval of the merger. See "The Merger - Interests of AVIDYN Directors and Officers in the Merger - Agreements to Facilitate Merger."

RECOMMENDATION OF THE AVIDYN BOARD OF DIRECTORS  (PAGE 22)

         The AVIDYN board of directors unanimously determined that the terms of the merger agreement and the merger are advisable and fair to, and in the best interests of, AVIDYN and it stockholders and has unanimously approved the merger agreement and the merger. The AVIDYN board of directors unanimously recommends that the stockholders of AVIDYN vote "FOR" adoption of the merger agreement and approval of the merger.

ACCOUNTING TREATMENT  (PAGE 28)

         The merger will be accounted for as a purchase business combination for financial reporting and accounting purposes.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES  (PAGE 28)

         The exchange of AVIDYN common stock for Fiserv common stock in the merger has been structured to be tax-free to AVIDYN stockholders for federal income tax purposes. However, AVIDYN stockholders will have to pay taxes on cash received for fractional shares. An AVIDYN stockholder's tax basis in the total shares of Fiserv common stock received and fractional shares deemed received in the merger will equal the stockholder's tax basis in AVIDYN common stock. Tax matters are complicated, and the tax consequences of the merger to any particular AVIDYN stockholder will depend on the stockholder's particular tax situation. AVIDYN stockholders should consult their own tax advisors to fully understand the tax consequences of the merger.

REGULATORY MATTERS (PAGE 30)

         There are no significant federal or state regulatory requirements with which the parties must comply and no significant federal or state regulatory approvals that the parties must obtain in connection with the merger.

INTERESTS OF AVIDYN DIRECTORS AND OFFICERS IN THE MERGER  (PAGE 30)

         AVIDYN's stockholders should be aware that some directors and executive officers of AVIDYN have interests in the merger that are different from, or in addition to, those of AVIDYN stockholders generally. These interests include the following:

         o certain AVIDYN directors and/or their affiliates, who collectively beneficially own approximately 44.4% of the outstanding shares of AVIDYN common stock, entered into agreements to facilitate the merger with Fiserv, pursuant to which they agreed to vote their shares of AVIDYN common stock in favor of the adoption of the merger agreement and approval of the merger;

         o certain executive officers of AVIDYN have agreed to enter into an employment agreement or amend their existing employment agreement;

         o certain executive officers of AVIDYN will receive an aggregate of $45,000 in bonuses contingent upon and payable at the closing of the merger; and

         o each of the directors and officers of AVIDYN will be entitled to continued indemnification by AVIDYN and Fiserv.

APPRAISAL RIGHTS  (PAGE 32)

         The Delaware General Corporation Law grants appraisal rights in the merger to the holders of AVIDYN common stock. Under Section 262 of the Delaware General Corporation Law, AVIDYN stockholders may object to the merger and demand in writing that AVIDYN pay to them the fair value of their shares of AVIDYN common stock as determined by a Delaware court. Stockholders who elect to exercise appraisal rights must comply with all of the procedures set forth in
Section 262 to preserve their appraisal rights.

TERMS OF THE MERGER AGREEMENT

         We have attached the merger agreement, which is the legal document that governs and sets the terms of the merger, as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement in its entirety.

CONSIDERATION TO BE RECEIVED IN THE MERGER  (PAGE 36)

         At the effective time of the merger, each share of AVIDYN common stock then issued and outstanding will be converted into the right to receive a fraction of a share of Fiserv common stock as determined based on a formula contained in the merger agreement, which includes an adjustment based upon the net assets of AVIDYN at the effective time of the merger as agreed upon by the parties. Under this formula, holders of AVIDYN common stock will receive, in exchange for each of their outstanding shares of AVIDYN common stock, a fraction of a share of Fiserv common stock equal to:

         o        $10.5 million, divided by

         o the number of shares of AVIDYN common stock outstanding immediately before the effective time of the merger, divided by

         o the average closing price for Fiserv common stock for the twenty business days ending two business days prior to the effective time of the merger;

provided that the $10.5 million amount used in the above calculation will be increased or decreased by the difference between (1) the total assets of AVIDYN less the total liabilities of AVIDYN at the effective time of the merger, and
(2) $6.8 million, unless the difference is less than $25,000, in which case no adjustment to the $10.5 million amount will be made.

         Based on the average closing price for Fiserv common stock of $     for
the twenty business days ending two business days prior to the date of this proxy statement/prospectus and the 3,620,092 shares of AVIDYN common stock
outstanding on the record date, AVIDYN stockholders would receive      shares of
Fiserv common stock for each share of your AVIDYN common stock in the merger. This estimate assumes no adjustment based upon the net assets of AVIDYN and is intended only to illustrate the calculation of the merger consideration. This per share number is not likely to be the actual number of shares of Fiserv common stock AVIDYN stockholders will receive in the merger for each share of AVIDYN common stock because the actual number of shares of Fiserv common stock issuable in the merger will be a function of the closing sale price for Fiserv common stock for the twenty business days ending two business days prior to the effective time of the merger and AVIDYN's net assets at the effective time of the merger. See "Risk Factors - The number of shares of Fiserv common stock that AVIDYN stockholders will receive in the merger will fluctuate due to the formula under the merger agreement."

         The actual number of shares of Fiserv common stock issuable in the merger will not be determined until after the close of business on the second business day before the special meeting of AVIDYN stockholders. Fiserv and AVIDYN expect to notify AVIDYN stockholders of the number of shares of Fiserv common stock that will be received for shares of AVIDYN common stock pursuant to the formula above before the date of the AVIDYN special meeting by issuing a press release and filing it with the Securities and Exchange Commission. See "Risk Factors - The number of shares of Fiserv common stock that AVIDYN stockholders will receive in the merger will not be determined until shortly before the special meeting."

         Holders of AVIDYN common stock will receive only whole shares of Fiserv common stock and will receive cash instead of fractional shares, as described under "The Merger Agreement - Fractional Shares."

CONDUCT OF AVIDYN'S BUSINESS PRIOR TO THE MERGER  (PAGE 39)

         AVIDYN has agreed that, except as otherwise contemplated by the agreement, AVIDYN, including its subsidiaries, will conduct its operations in its ordinary and usual course of business.

NO SOLICITATION  (PAGE 39)

         AVIDYN has agreed, subject to limited exceptions set forth in the merger agreement, not to initiate or engage in discussions with any other party about a business combination with the other person or provide any nonpublic information to any other person prior to the termination of the merger agreement.

STOCKHOLDERS' MEETING  (PAGE 41)

         AVIDYN has agreed to use its reasonable efforts to convene the AVIDYN special meeting as soon as practicable. Under the merger agreement, AVIDYN's board of directors is required to recommend the adoption of the merger agreement and the approval of the merger by the stockholders at the special meeting, unless it complies with certain requirements under the merger agreement. The board may not withdraw, or modify in a manner adverse to Fiserv, its recommendation unless AVIDYN has complied with the nonsolicitation covenants of the merger agreement and such withdrawal or modification is required under applicable law in order for the board to comply with its fiduciary duties.

NASDAQ LISTING  (PAGE 41)

         Fiserv has agreed to prepare and submit to Nasdaq a listing application for the Fiserv common stock to be issued in the merger pursuant to the merger agreement.

CONDITIONS TO COMPLETION OF THE MERGER  (PAGE 42)

         Several conditions must be satisfied or waived before the merger will be completed, including:

         o the absence of any order, decree or injunction that prevents or materially delays the merger or materially limits Fiserv's ability to exercise full rights of ownership of AVIDYN or its assets or business;

         o the adoption of the merger agreement and the approval of the merger by the AVIDYN stockholders;

         o Fiserv and AVIDYN will have agreed on the balance sheet of AVIDYN as of the effective time of the merger;

         o the accuracy of the representations and warranties of AVIDYN and Fiserv, except where the failure of representations and warranties made by AVIDYN to be accurate have not had, and would not be reasonably likely to have, a material adverse effect on AVIDYN;

         o the fulfillment in all material respects of the covenants of AVIDYN and Fiserv under the merger agreement;

         o the shares of Fiserv common stock to be issued in the merger shall have been approved for listing on Nasdaq;

         o the absence of any action or proceeding arising by reason of the merger which is reasonably likely to have a material adverse effect;

         o AVIDYN will have obtained certain consents or waivers to the merger; and

         o certain employees of AVIDYN will have executed and delivered to Fiserv employment agreements.

TERMINATION OF THE MERGER AGREEMENT  (PAGE 43)

         Fiserv and AVIDYN may mutually agree to terminate the merger agreement at any time. In addition, either Fiserv or AVIDYN may terminate the merger agreement if specified events do or do not occur. These events include:

         o if the merger is not completed by May 2, 2003, other than as a result of the failure by the party proposing to terminate the merger agreement to perform its obligations;

         o if a court or governmental body permanently prohibits the merger or a proceeding for it to do so is pending on and after November 2, 2003;

         o if the AVIDYN stockholders fail to approve the merger agreement and the merger at the special meeting; or

         o if a party has materially breached any of its covenants and the other party has not materially breached its obligations under the merger agreement.

         Fiserv may also terminate the merger agreement if:

         o the AVIDYN board of directors has recommended to the stockholders or entered into an agreement regarding an alternative transaction; or

         o the AVIDYN board of directors has withdrawn or modified in a manner adverse to Fiserv its recommendation of the merger.

         AVIDYN may also terminate the merger agreement under certain circumstances if the AVIDYN board of directors determines in good faith, after consultation with its financial advisors and outside counsel, that an alternative transaction is more favorable to AVIDYN stockholders than the merger.

TERMINATION PAYMENT  (PAGE 44)

         AVIDYN must pay Fiserv a termination fee of $400,000 plus all fees and expenses of Fiserv incurred in connection with the preparation of the transactions contemplated by the merger agreement if the merger agreement is terminated under certain circumstances including the AVIDYN board of directors recommending an alternative transaction, a withdrawal or modification of the AVIDYN board of directors in a manner adverse to Fiserv of its recommendation of the merger, the AVIDYN board of directors authorizing AVIDYN to enter into an agreement concerning an alternative transaction or AVIDYN entering into an alternative transaction within twelve months of the date on which AVIDYN materially breached its covenants under the merger agreement. These circumstances are described in detail in "The Merger Agreement - Termination Payment; Expenses."

             SELECTED FISERV HISTORICAL CONSOLIDATED FINANCIAL DATA

         The selected consolidated financial data of Fiserv as of and for the years ended December 31, 2001, 2000 and 1999 has been derived from consolidated financial statements of Fiserv, which have been audited by Deloitte & Touche LLP, independent auditors, and are incorporated by reference in this proxy statement/prospectus. The selected consolidated financial data of Fiserv as of and for the years ended December 31, 1998 and 1997 has been derived from audited consolidated financial statements previously filed with the SEC but not incorporated by reference in this proxy statement/prospectus. The selected consolidated financial data of Fiserv as of and for the nine months ended September 30, 2002 and 2001 has been derived from unaudited condensed consolidated financial statements filed by Fiserv with the SEC and are incorporated by reference in this proxy statement/prospectus and include all adjustments, consisting only of normal recurring accruals, that Fiserv considers necessary for a fair statement of the consolidated financial position, results of operations and cash flows. Operating results for the nine months ended September 30, 2002 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2002. The financial information for Fiserv is qualified in its entirety by, and you should read it in conjunction with, the consolidated financial statements, the notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition" for Fiserv incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information."

                                  Nine Months Ended
                                    September 30,                                  Years Ended December 31,
                             ----------------------------   ------------------------------------------------------------------------
                                 2002          2001             2001           2000           1999          1998           1997
                                 ----          ----             ----           ----           ----          ----           ----
                                                             (In thousands, except per share data)
Total revenues (1).........    $1,900,026     $1,610,506       $2,189,181     $1,929,221    $1,407,545     $1,233,670      $974,432
Income before income
  taxes....................       324,441        258,971          347,028        300,035       233,675        193,684       153,899
Income tax provision.......       126,532        103,588          138,811        123,014        95,807         79,410        63,099
Net income (2).............       197,909        155,383          208,217        177,021       137,868        114,274        90,800
Net income per
  share: (2)(3)
    Basic..................         $1.03          $0.83            $1.11          $0.96         $0.75          $0.62         $0.52
    Diluted................         $1.01          $0.81            $1.09          $0.93         $0.73          $0.60         $0.50
Total assets...............    $5,665,831     $5,228,229       $5,322,242     $5,586,320    $5,307,710     $3,958,338    $3,636,491
Long-term obligations......       260,734        250,283          343,093        334,958       472,824        389,622       252,031
Shareholders' equity.......     1,769,305      1,416,841        1,604,826      1,252,072     1,091,016        885,797       769,255
_____________
(1)  Total revenues have been restated to reflect the impact of Fiserv adopting Emerging Issues Task Force Issue No. 01-14, "Income
     Statement Characterization of Reimbursements Received for `Out of Pocket' Expenses Incurred," which requires that customer reimbursements received for direct costs paid to third parties and related expenses be characterized as revenues. Total revenues and expenses have been increased by $216,775 for the nine months ended September 30, 2001, $298,714 for the year ended
     December 31, 2001 and $275,615 for the year ended December 31, 2000. Revenues and expenses for periods 1999 and prior were not restated as it was impracticable to obtain this information. The adoption of Emerging Issues Task Force Issue No. 01-14 did not
     impact Fiserv's financial position, operating income or net income.

(2)  On January 1, 2002, Fiserv adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."
     Pro forma net income, adjusted to eliminate historical amortization of goodwill and related tax effects, was $169,198 for the nine months ended September 30, 2001, $226,656 for the year ended December 31, 2001 and $193,616 for the year ended December
     31, 2000. The impact of adopting this statement would have increased diluted net income per share by $0.07 for the nine months ended September 30, 2001, $0.09 for the year ended December 31, 2001 and $0.09 for the year ended December 31, 2000.

(3)  Net income per share has been restated to recognize three-for-two stock splits effective in August 2001, April 1999 and May
     1998.


             SELECTED AVIDYN HISTORICAL CONSOLIDATED FINANCIAL DATA

         The selected consolidated financial data of AVIDYN as of and for the years ended December 31, 2001 and 2000 has been derived from consolidated financial statements of AVIDYN, which have been audited by Grant Thornton LLP, independent certified public accountants, and are incorporated by reference in this proxy statement/prospectus. The selected consolidated financial data of AVIDYN as of and for the years ended December 31, 1999, 1998 and 1997 has been derived from audited consolidated financial statements previously filed with the SEC but not incorporated by reference in this proxy statement/prospectus. The selected consolidated financial data of AVIDYN as of and for the nine months ended September 30, 2002 and 2001 has been derived from unaudited consolidated financial statements filed by AVIDYN with the SEC and are incorporated by reference in this proxy statement/prospectus and include all adjustments, consisting only of normal recurring accruals, that AVIDYN considers necessary for a fair statement of the consolidated financial position, results of operations and cash flows. Operating results for the nine months ended September 30, 2002 are not necessarily indicative of results that may be expected for the entire year ending December 31, 2002. The financial information for AVIDYN is qualified in its entirety by, and you should read it in conjunction with, the consolidated financial statements, the notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition" for AVIDYN incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information."

                                     Nine Months Ended
                                       September 30,                                 Years Ended December 31,
                               -----------------------------   ---------------------------------------------------------------------
                                    2002           2001           2001           2000           1999          1998          1997
                                    ----           ----           ----           ----           ----          ----          ----
                                                                 (In thousands, except per share data)
Revenues ..................      $  6,268       $  4,230       $  5,931       $  2,150       $    949       $  1,454       $    947
Loss before income tax
  benefit and discontinued
  operations ..............          (296)        (2,049)        (2,872)        (2,587)        (1,547)        (1,708)        (1,283)
Income tax benefit ........           101            738            903            966            569            581            487
Loss from
  continuing operations ...          (195)        (1,311)        (1,969)        (1,621)          (978)        (1,127)          (795)
Gain and income (loss) from
  discontinued operations .          --            4,335          4,422          1,215           (578)           (62)         1,084
Net income (loss) .........          (195)         3,024          2,453           (406)        (1,556)        (1,189)           289
Basic and diluted  income
  (loss) per share:
    Continuing operations .      $  (0.05)      $  (0.28)      $  (0.44)      $  (0.35)      $  (0.22)      $  (0.29)      $  (0.20)
    Discontinued operations          --         $   0.92       $   0.99       $   0.26       $  (0.13)      $  (0.01)      $   0.27
    Net income (loss) .....      $  (0.05)      $   0.64       $   0.55       $  (0.09)      $  (0.35)      $  (0.30)      $   0.07
Total assets ..............      $  7,826       $ 12,520       $  7,747       $ 10,299       $ 10,235       $  7,498       $ 10,121
Stockholders' equity ......         6,806         11,528          7,001          8,481          8,449          7,984          7,674

                      UNAUDITED COMPARATIVE PER SHARE DATA

         The following table summarizes certain per share information for Fiserv on a historical and pro forma combined basis and for AVIDYN on a historical and equivalent pro forma basis. You should read the information below along with the selected historical consolidated financial data for Fiserv and AVIDYN included under "Selected Fiserv Historical Consolidated Financial Data" and "Selected AVIDYN Historical Consolidated Financial Data." The pro forma combined per share information is not necessarily indicative of the operating results of future operations or the actual results that would have occurred had the transaction been completed at the beginning of the period presented.

                                                                    Nine Months Ended                Year Ended
                                                                   September 30, 2002            December 31, 2001
                                                                --------------------------    -------------------------
Fiserv Historical (1)
Net income per share from continuing operations:
    Basic................................................                 $1.03                          $1.11
    Diluted..............................................                 $1.01                          $1.09
Book value per share at period end.......................                 $9.23                          $8.43

AVIDYN Historical (1)
Net loss per share from continuing operations
    (basic and diluted)..................................                $(0.05)                        $(0.44)
Book value per share at period end.......................                 $1.88                          $1.93

Fiserv Pro Forma
Net income per share from continuing operations:
    Basic................................................                 $1.03                          $1.10
    Diluted..............................................                 $1.01                          $1.07
Book value per share at period end.......................                 $9.27                          $8.47

AVIDYN Equivalent Pro Forma (2) Net income per share
  from continuing operations:
    Basic................................................                 $                              $
    Diluted..............................................                 $                              $
Book value per share at period end.......................                 $                              $
__________________
(1)  Net income or loss per share amounts are calculated using weighted average shares outstanding for the period. Book value per share amounts are calculated using outstanding shares at the period end.
(2)  The AVIDYN equivalent pro forma information is calculated by multiplying the Fiserv pro forma
     per share amounts by      , which is equal to the fraction of a share of Fiserv common stock that would be issuable in the merger for each share of AVIDYN common stock under the merger
     agreement formula based on the average closing price for Fiserv common stock of $      for the
     twenty business days ending two business days prior to the date of this proxy statement/
     prospectus and the 3,620,092 shares of AVIDYN common stock outstanding on the record date and assuming no adjustment based upon the net assets of AVIDYN. This fraction is only an estimate based on the foregoing assumptions. This fraction is not likely to be the actual number of shares of Fiserv common stock AVIDYN stockholders will receive in the merger for each share of
     AVIDYN common stock because the actual number of shares of Fiserv common stock issuable in the merger will be a function of the closing sale price for Fiserv common stock for the twenty business days ending two business days prior to the effective time of the merger and AVIDYN's estimated net assets at the effective time of the merger. See "Risk Factors - The number of shares of Fiserv common stock that AVIDYN stockholders will receive in the merger will fluctuate due to the formula under the merger agreement."

                            MARKET PRICE INFORMATION

         The following table sets forth the high and low sale prices of Fiserv common stock, which is traded on the Nasdaq National Market under the symbol FISV. Information has been adjusted to recognize a three-for-two stock split effective August 2001. Fiserv has not paid any cash dividends with respect to Fiserv common stock and does not anticipate paying any cash dividends in the foreseeable future.

                                                     High              Low
                                                -------------     --------------
 2000
  First Quarter ............................     $     25.67      $     16.21
  Second Quarter ...........................           33.58            22.46
  Third Quarter ............................           42.75            28.46
  Fourth Quarter ...........................           41.75            28.96

 2001
  First Quarter ............................     $     38.71      $     29.08
  Second Quarter ...........................           43.09            30.13
  Third Quarter ............................           42.13            30.05
  Fourth Quarter ...........................           44.61            30.30

 2002
  First Quarter ............................     $     47.24      $     39.62
  Second Quarter ...........................           46.57            34.20
  Third Quarter ............................           39.90            26.50
  Fourth Quarter (through        , 2002)....

         The following table sets forth the high and low sale prices of AVIDYN common stock, which is traded on the Nasdaq SmallCap Market under the symbol ADYN. AVIDYN has not paid any cash dividends with respect to AVIDYN common stock and does not anticipate paying any cash dividends in the foreseeable future.

                                                     High              Low
                                                 ------------     --------------
 2000
  First Quarter............................      $   8.50         $     7.13
  Second Quarter...........................          7.56               5.50
  Third Quarter............................          6.81               5.00
  Fourth Quarter...........................          8.63               3.00

 2001
  First Quarter............................      $   6.06         $     2.81
  Second Quarter...........................          7.25               4.75
  Third Quarter............................          7.22               3.90
  Fourth Quarter...........................          4.48               2.90

 2002
  First Quarter............................      $   4.02         $     2.55
  Second Quarter...........................          3.81               2.63
  Third Quarter............................          2.90               1.77
  Fourth Quarter (through        , 2002)...

     The following table sets forth the closing prices per share of Fiserv common stock on the Nasdaq National Market and AVIDYN common stock on the Nasdaq SmallCap Market on November 1, 2002, the last full trading day prior to the
announcement of the merger agreement, and            , 2002, the latest
practicable full trading day prior to the date of this proxy statement/ prospectus. The following table also sets forth the equivalent per share price of AVIDYN common stock, which was determined by multiplying the applicable price of Fiserv common stock by the fraction of a share of Fiserv common stock that would be issuable in the merger for each share of AVIDYN common stock under the
merger agreement formula, which was 0.1034 as of November 1, 2002 and         as
of        , 2002. The fraction of a share of Fiserv common stock that would be issuable in the merger was determined based on Fiserv common stock prices using the formula calculated under the merger agreement as if the closing of the merger had occurred on those dates and the 3,620,092 shares of AVIDYN common stock outstanding on the record date and assumes no adjustment based upon the net assets of AVIDYN.

                            Fiserv            AVIDYN       Estimated Equivalent
             Date        Common Stock      Common Stock   AVIDYN Per Share Price

November 1, 2002           $31.39              $2.35           $3.25
          , 2002           $                   $               $

         The actual equivalent per share price of AVIDYN common stock that holders of AVIDYN common stock will receive if the merger is completed may increase or decrease from that noted in the table above. Because the formula in the merger agreement to determine the number of shares of Fiserv common stock AVIDYN stockholders will receive in the merger is based in part upon the closing sale price of Fiserv common stock on the Nasdaq National Market for the twenty business days ending two business days prior to the effective time of the merger, AVIDYN stockholders are urged to obtain current market quotations before making any decision on whether and how to vote shares of AVIDYN common stock at the special meeting. In addition, AVIDYN stockholders should be aware that the number of shares of Fiserv common stock to be received in the merger will be a function of the amount of total assets of AVIDYN less the total liabilities of AVIDYN, in each case, at the effective time of the merger. See "The Merger Agreement - Consideration to be Received in the Merger" and "Risk Factors - The number of shares of Fiserv common stock that AVIDYN stockholders will receive in the merger will fluctuate due to the formula under the merger agreement."

         The actual number of shares of Fiserv common stock issuable in the merger will not be determined until after the close of business on the second business day before the special meeting of AVIDYN stockholders. Fiserv and AVIDYN expect to notify AVIDYN stockholders of the number of shares of Fiserv common stock that will be received for shares of AVIDYN common stock pursuant to the formula above before the date of the AVIDYN special meeting by issuing a press release and filing it with the SEC. See "Risk Factors - The number of shares of Fiserv common stock that AVIDYN stockholders will receive in the merger will not be determined until shortly before the special meeting."

                                  RISK FACTORS

         You should carefully consider the following risk factors, in addition to those discussed in the documents that AVIDYN and Fiserv have filed with the SEC that are incorporated by reference into this proxy statement/prospectus, in determining whether to adopt the merger agreement and approve the merger.

THE NUMBER OF SHARES OF FISERV COMMON STOCK THAT AVIDYN STOCKHOLDERS WILL RECEIVE IN THE MERGER WILL FLUCTUATE DUE TO THE FORMULA UNDER THE MERGER AGREEMENT.

         In the merger, each share of AVIDYN common stock will be converted into the right to receive a fraction of a share of Fiserv common stock pursuant to the formula set forth in the merger agreement. The number of shares of Fiserv common stock AVIDYN stockholders will receive in the merger is based in part upon the closing sale price of Fiserv common stock on the Nasdaq National Market for the twenty business days ending two business days prior to the effective time of the merger. Variations in Fiserv common stock market price may result from various factors, including changes in the business, operations or prospects of Fiserv and general market and economic conditions. AVIDYN stockholders are urged to obtain current market quotations before making any decision on whether and how to vote shares of AVIDYN common stock at the special meeting. The number of shares of Fiserv common stock issuable in the merger is also a function of the number of shares of AVIDYN common stock outstanding and the amount of total assets of AVIDYN less the total liabilities of AVIDYN, in each case, at the effective time of the merger. Changes in these factors will affect the number of shares of Fiserv common stock and the overall value of the merger consideration payable to AVIDYN stockholders in the merger. See "The Merger Agreement - Consideration to be Received in the Merger" for more detailed information on how the number of shares of Fiserv common stock issuable in the merger is determined.

THE NUMBER OF SHARES OF FISERV COMMON STOCK THAT AVIDYN STOCKHOLDERS WILL RECEIVE IN THE MERGER WILL NOT BE DETERMINED UNTIL SHORTLY BEFORE THE SPECIAL MEETING.

         The actual number of shares of Fiserv common stock that AVIDYN stockholders will receive in the merger will not be determined until after the close of business on the second business day before the special meeting of AVIDYN stockholders. Fiserv and AVIDYN expect to notify AVIDYN stockholders of the number of shares of Fiserv common stock that will be received for shares of AVIDYN common stock pursuant to the formula under the merger agreement before the date of the AVIDYN special meeting by issuing a press release and filing it with the SEC. However, AVIDYN stockholders that vote by proxy will have voted their shares of AVIDYN common stock, subject to revocation of their proxy, prior to knowing the number of shares of Fiserv common stock they will receive in the merger.

TERMINATION FEES MAY DISCOURAGE OTHER COMPANIES FROM TRYING TO COMBINE WITH AVIDYN.

         The merger agreement provides for termination fees that could discourage other companies from trying or proposing to combine with AVIDYN before Fiserv and AVIDYN complete the merger. An alternative transaction involving AVIDYN may be more advantageous to its stockholders than the merger. This provision may discourage other companies from trying to or proposing to combine with AVIDYN.

FISERV AND AVIDYN MAY ENCOUNTER DIFFICULTIES IN INTEGRATING OPERATIONS.

         Fiserv and AVIDYN expect some benefits to arise from the merger, including expansion of AVIDYN's customer base and operating efficiencies. The extent to which these benefits arise will depend on how and when the businesses of Fiserv and AVIDYN are integrated after the merger. In the past, Fiserv has successfully combined acquired operations, but there are risks that Fiserv and AVIDYN will not successfully combine their operations in the time anticipated or fully achieve the anticipated benefits. If the integration of the businesses proves difficult, then management may divert their attention from other business concerns.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         Certain matters discussed in this proxy statement/prospectus are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as "believes," "anticipates" or "expects," or words of similar import. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, among others:

     o the ability of Fiserv and AVIDYN to consummate the merger in a timely manner or at all;

     o    failure of AVIDYN stockholders to approve the merger;

     o AVIDYN's business may not be integrated successfully into Fiserv to realize anticipated synergies and cost savings;

     o the ability of Fiserv and AVIDYN to successfully manage relationships with customers during the pendency of and following the transaction; and

     o other factors discussed above under "Risk Factors" and in the filings of Fiserv and AVIDYN with the Securities and Exchange Commission.

Investors should consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

                               THE SPECIAL MEETING

         This proxy statement/prospectus is furnished in connection with the solicitation of proxies by the AVIDYN board of directors for use at the special
meeting of AVIDYN stockholders to be held on       , 2003 and at any adjournment
or postponement of the meeting. This proxy statement/prospectus and accompanying
form of proxy are first being mailed to AVIDYN stockholders on or about        ,
2002.

TIME AND PLACE

         The special meeting will be held on       , 2003, at 9:30 a.m., Central
Time, at AVIDYN's corporate offices at 16980 Dallas Parkway, Suite 120, Dallas, Texas 75248.

PURPOSE OF THE SPECIAL MEETING

         At the special meeting, AVIDYN stockholders will be asked to consider and vote upon the adoption of the merger agreement and the approval of the merger. If AVIDYN stockholders adopt the merger agreement and approve the merger at the special meeting, then AVIDYN and Fiserv expect to complete the merger on the date of the special meeting.

         AVIDYN knows of no other matters to be brought before the special meeting. If any other business should properly come before the special meeting, the persons named in the enclosed proxy will vote in their discretion.

RECOMMENDATION OF THE AVIDYN BOARD OF DIRECTORS

         THE AVIDYN BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, AVIDYN AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER. THE AVIDYN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF AVIDYN VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

RECORD DATE; STOCK ENTITLED TO VOTE

         AVIDYN has established the close of business on          , 2002 as the
record date to determine AVIDYN stockholders entitled to vote at the special meeting. Only holders of AVIDYN common stock of record on the record date are entitled to receive notice of and to vote at the special meeting and any adjournments or postponements of the meeting. At the close of business on the record date, 3,620,092 shares of AVIDYN common stock were outstanding and entitled to vote at the special meeting, and were held by approximately holders of record. AVIDYN common stock constitutes the only outstanding class of AVIDYN voting securities. Each share of AVIDYN common stock is entitled to one vote on the merger agreement and the merger. Votes may be cast at the special meeting in person or by proxy.

QUORUM

         The presence at the special meeting, either in person or by proxy, of a majority of the shares of AVIDYN common stock outstanding on the record date is necessary to constitute a quorum to transact business at that meeting. If a quorum is not present, it is expected that the special meeting will be adjourned or postponed in order to solicit additional proxies.

         Abstentions and "broker non-votes" will be counted for the purpose of determining whether a quorum is present. Broker non-votes are shares held by brokers or nominees on behalf of customers that are represented at the meeting but with respect to which the broker or nominee has not been instructed how to vote. Brokers holding shares of AVIDYN common stock in street name for customers are prohibited from voting those customers' shares regarding the merger agreement and the merger in the absence of specific instructions from those customers.

VOTE REQUIRED

         Adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the shares of AVIDYN common stock outstanding on the record date. Failures to vote, abstentions and broker non-votes will not be deemed to be cast either "FOR" or "AGAINST" the merger agreement and the merger. However, because adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of AVIDYN common stock, failures to vote, abstentions and broker non-votes will have the same effect as a vote "AGAINST" the merger agreement and the merger.

SHARE OWNERSHIP OF MANAGEMENT AND OTHERS

         As of the record date, AVIDYN's directors and executive officers beneficially owned approximately 44.4 % of the outstanding shares of AVIDYN common stock. Each AVIDYN director and executive officer has indicated his or her present intention to vote, or cause to be voted, the AVIDYN common stock owned by him or her "FOR" adoption of the merger agreement and approval of the merger.

         On November 2, 2002, John Ward Hunt, AVIDYN's chairman of the board, an entity controlled by Mr. Hunt and an entity controlled by Frank M. Burke, Jr., an AVIDYN director, each entered into an agreement to facilitate the merger, pursuant to which, among other things, these stockholders agreed to vote their shares of AVIDYN common stock "FOR" adoption of the merger agreement and approval of the merger. See "The Merger - Interests of AVIDYN Directors and Officers in the Merger - Agreements to Facilitate Merger." A copy of the form of agreement to facilitate the merger is attached as Annex B to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. On the record date, these stockholders collectively beneficially owned 44.4% of the outstanding shares of AVIDYN common stock eligible to vote at the special meeting.

PROXIES; VOTING AND REVOCATION

         Shares of AVIDYN common stock represented by properly executed proxies received in time for the special meeting will be voted in accordance with instructions indicated on the proxies. Except for the broker non-votes, proxies that do not contain voting instructions will be voted "FOR" adoption of the merger agreement and approval of the merger, and as determined by the AVIDYN board of directors as to any other matter that may properly come before the special meeting.

         Any AVIDYN stockholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxies by giving written notice to the Secretary of AVIDYN, by executing a later dated proxy or by attending the special meeting and voting in person. Attendance at the special meeting will not by itself constitute revocation of a proxy; an AVIDYN stockholder must also vote in person at the special meeting.

ADJOURNMENT AND POSTPONEMENT

         If a quorum is not present at the time the special meeting is convened, or if for any other reason AVIDYN believes that additional time should be allowed for the solicitation of proxies, then AVIDYN may postpone the meeting or may adjourn the meeting with or without a vote of stockholders. If AVIDYN proposes to postpone or adjourn the special meeting by a vote of stockholders, then the persons named in the enclosed form of proxy will vote all shares of AVIDYN common stock for which they have voting authority in favor of a postponement or adjournment. However, these persons will not vote any shares of AVIDYN common stock for which they have been instructed to vote against the adoption of the merger agreement and approval of the merger in favor of that postponement or adjournment.

SOLICITATION OF PROXIES

         AVIDYN will pay the cost of soliciting proxies from its stockholders. In addition to solicitation by mail, AVIDYN directors, officers and employees may solicit proxies by telephone, fax, the Internet, telegram or in person. Arrangements will also be made with brokerage houses and other nominees and fiduciaries for forwarding solicitation material to the beneficial owners of stock held of record by those persons, and AVIDYN will reimburse those custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.

         THE MATTERS TO BE CONSIDERED AT THE AVIDYN SPECIAL MEETING ARE OF GREAT IMPORTANCE TO AVIDYN STOCKHOLDERS. THE AVIDYN BOARD OF DIRECTORS URGES ALL AVIDYN STOCKHOLDERS TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS DOCUMENT AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                   THE MERGER

         This section of the proxy statement/prospectus and the next section entitled "The Merger Agreement" describe the proposed merger. Although Fiserv and AVIDYN believe that the description in those sections covers the material terms of the merger agreement, the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the merger.

BACKGROUND OF THE MERGER

         Based upon the analysis and discussions of the AVIDYN board of directors described under "The Merger - AVIDYN's Reasons for the Merger," the board of directors determined that the best opportunity for AVIDYN to provide value to its stockholders was to pursue a business combination with another company. The board of directors also determined that the merger represents the best potential business combination available to the stockholders of AVIDYN in the foreseeable future. However, prior to making this determination, AVIDYN's board of directors and management considered numerous potential business strategies, business alliances and alternative transactions in an attempt to maximize the value of AVIDYN's common stock.

         During August and September 2001, Mr. Joseph A. Hensley, President of AVIDYN and ppoONE, had several discussions with a representative of a potential acquiror of ppoONE or its proprietary systems, which had been initiated by such potential acquiror. At a special board meeting on September 13, 2001 called to discuss the long-term strategy for ppoONE and ValueCHECK, the AVIDYN board of directors discussed the possibility of a sale transaction with that acquiror. The board of directors instructed Mr. Hensley to continue to pursue such discussions. However, those transaction discussions were postponed and subsequently terminated by the potential acquiror due to its internal issues.

         During November 2001 and December 2001, AVIDYN's board of directors and management continued to explore alternatives for ppoONE, including strategic alliances, expanding its products into new markets, cost reductions and changes in sales staff. During this time, Mr. Hensley and other representatives of AVIDYN met with representatives of two separate companies on separate occasions to discuss entering into a strategic alliance with either of them. After learning more about ppoONE, both of these companies became more interested in acquiring ppoONE than entering into a strategic alliance. One of these companies performed initial due diligence during this time.

         At a regularly scheduled board meeting on November 8, 2001, Mr. Hensley updated the AVIDYN board of directors on the transactions that were being proposed for AVIDYN and separately for ppoONE. After reviewing AVIDYN's financial projections for 2002 and 2003, the board of directors instructed Mr. Hensley to continue responding to proposals for a sale of ppoONE. The board of directors agreed at this meeting that, absent significantly improved revenue increases for ppoONE or an acceptable offer for AVIDYN or ppoONE, the board of directors would meet on January 31, 2002 to discuss the future of ppoONE and AVIDYN as a whole. After this meeting, Mr. Hensley began making inquires to companies in the industry that might have an interest in ppoONE.

         At a regularly scheduled board meeting on December 11, 2001 to approve the 2002 budget for AVIDYN and its subsidiaries, Mr. Hensley summarized for the AVIDYN board of directors the discussions and proposals from two potential acquirors regarding the sale of ppoONE. The board of directors discussed the value of ppoONE and instructed Mr. Hensley to continue his search for possible acquisition candidates for AVIDYN as well as possible acquirors of ppoONE.

         On January 31, 2002, at a special meeting of the AVIDYN board of directors, the board of directors reviewed the long-term strategy for ppoONE. The board of directors reviewed the declining outlook for new sales and contracts for ppoONE during 2002 and authorized the elimination of personnel at ppoONE to bring expenses in line with anticipated revenues. Mr. Hensley summarized for the board of directors the discussions representatives of AVIDYN were having with two potential acquirors of ppoONE and one potential acquiror of AVIDYN. After this meeting, Mr. Hensley made a concerted effort to market ppoONE for sale.

         Between January 2002 and June 2002, representatives of AVIDYN, including John Ward Hunt, AVIDYN's chairman of the board, Mr. Hensley, Randall
D. Kurtz, AVIDYN's chief financial officer, and Dwight D. Mankin, senior vice president, sales of ppoONE and ValueCHECK, participated in discussions and attended meetings with, and made presentations regarding AVIDYN and ppoONE to, representatives of four additional potential acquirors of ppoONE or AVIDYN in addition to Fiserv. Throughout this time period, the AVIDYN board of directors was apprised by AVIDYN management as to the status of discussions with potential acquirors and had discussions regarding the future of ppoONE and AVIDYN as a whole. Three of the potential acquirors performed due diligence on AVIDYN. Three of the potential acquirors made informal offers to acquire ppoONE or AVIDYN during this time. However, in each case, AVIDYN declined the proposed transaction because the board of directors determined that the terms, including the price and/or structure, of the transaction was not in the best interests of AVIDYN and its stockholders.

         At a regularly scheduled board meeting on March 7, 2002, Mr. Hensley summarized for the AVIDYN board of directors the status of discussions and possible transactions with various entities regarding the sale of ppoONE. The board of directors asked management to update ppoONE's projections for 2003 so they could evaluate alternatives with respect to ppoONE.

         At a regularly scheduled board meeting on May 10, 2002, the AVIDYN board of directors and Mr. Hensley held lengthy discussions regarding the potential acquirors of ppoONE and the status of Mr. Hensley's discussions with each of these entities.

         On May 22, 2002, AVIDYN and Trewit Inc., a wholly-owned subsidiary of Fiserv, executed a confidentiality agreement, after which time Trewit was provided with due diligence materials concerning AVIDYN. On June 19, 2002, an initial meeting was held among Mr. Hunt, Mr. Hensley and James W. Cox, Trewit's president, to discuss Fiserv's interest in acquiring or merging with AVIDYN. Between June 2002 and early September 2002, Mr. Hensley and Mr. Cox continued to have telephonic discussions regarding Fiserv's interest in a transaction with AVIDYN.

         During the period from July 2002 through September 2002, representatives of AVIDYN, including Mr. Hensley, Mr. Kurtz and Mr. Mankin, participated in discussions and attended meetings with, and made presentations regarding AVIDYN and ppoONE to, representatives of three additional potential acquirors of ppoONE or AVIDYN other than Fiserv. However, none of these potential acquirors had an interest in pursuing a transaction with AVIDYN.

         At a regularly scheduled board meeting on August 8, 2002, the AVIDYN board of directors and Mr. Hensley held lengthy discussions regarding potential purchasers of ppoONE or AVIDYN and the status of Mr. Hensley's discussions with each of these entities. The board of directors and Mr. Hensley discussed each opportunity and the current status of such discussions. The board of directors also held a lengthy discussion regarding AVIDYN's business strategy and alternatives for the future. The alternatives considered by the board of directors included the possibility of merging with another company or going private since the cost of being a public company was expected to increase as a result of new corporate governance and disclosure legislation that was being proposed and adopted, including the Sarbanes-Oxley Act.

         On September 6, 2002, Mr. Cox called Mr. Hensley to inform him that Fiserv would like to have further discussions regarding a possible transaction. On September 16, 2002, Mr. Hensley and Mr. Kurtz met with Mr. Cox and James Lockhart, Trewit's executive vice president and general counsel, and explained the possible synergies resulting from a combination of the two organizations. On September 18, 2002, Mr. Cox sent Mr. Hensley a letter expressing an interest in having further discussions concerning an acquisition of, or merger with, AVIDYN.

         On September 25, 2002, AVIDYN held a special board meeting at which the AVIDYN board of directors and management reviewed the letter from Trewit, during which time the board discussed the value of AVIDYN. The board of directors agreed to proceed with discussions with Trewit regarding a possible business combination.

         On September 9, 2002, Mr. Hensley met with a representative of another potential acquiror regarding a possible transaction with AVIDYN. The potential acquiror was interested in acquiring both ppoONE and ValueCHECK, but did not desire to acquire the stock of AVIDYN. On September 26, 2002, representatives of AVIDYN and the potential acquiror met with the outside directors of AVIDYN, and further discussed the possibility of acquiring the assets of AVIDYN. The AVIDYN representatives informed the potential acquiror's representative that AVIDYN's stockholders may have less advantageous tax consequences if the assets of AVIDYN were sold instead of its stock. In October 2002, the potential acquiror performed due diligence regarding a possible purchase of AVIDYN's assets. On November 1, 2002, after AVIDYN had substantially completed negotiations with Fiserv, a representative of the potential acquiror stated that no offer would be forthcoming at that time.

         On October 3, 2002, at AVIDYN's invitation, Mr. Cox and Mr. Lockhart of Trewit met with Mr. Hensley and the outside directors of AVIDYN to discuss the details of a possible acquisition of, or merger with, AVIDYN, including negotiating the price and structure of the transaction. AVIDYN's outside directors encouraged Mr. Cox and Mr. Lockhart to submit a proposed merger agreement for their review and consideration.

         On October 14 and 15, 2002, Mr. Cox, Mr. Lockhart, Carrie Pope, Trewit's product manager, and Chad Gross, Trewit's chief technology officer, met with management of AVIDYN, ppoONE and ValueCHECK and performed due diligence at AVIDYN's offices in Dallas, Texas.

         On October 21, 2002, at a special meeting of the AVIDYN board of directors, Mr. Kurtz made a presentation to the board regarding, and the board discussed, the financial and business terms of the proposed transaction with Fiserv. The presentation included an overview of Fiserv and its acquisition strategy, Fiserv's business reputation, and significant financial information concerning Fiserv. The board of directors and Stephanie L. McVay, AVIDYN's senior vice president and general counsel, reviewed the terms of the proposed merger agreement, including the price and structure of the transaction, the "fiduciary out" provisions and the related termination fee, the balance sheet adjustment and the definition of material adverse effect.

         At a regularly scheduled board meeting on October 31, 2002, the AVIDYN board of directors discussed the terms of the merger, AVIDYN management answered questions of the board regarding the merger agreement. During the meeting, members of the board and management discussed major open issues concerning the merger agreement.

         On November 2, 2002, at a special meeting of the AVIDYN board of directors, the board approved the final terms of the merger agreement. AVIDYN and Fiserv signed the merger agreement after the board meeting. Both companies issued press releases on November 4, 2002 announcing that they had reached an agreement.

AVIDYN'S REASONS FOR THE MERGER

         The healthcare information services industry in which AVIDYN operates is highly competitive. Many of AVIDYN's competitors have greater financial, technical and marketing resources than AVIDYN. In response to competitive pressures, the information services industry has experienced a significant amount of consolidation during the last several years. Also, many companies throughout the information services industry have experienced significant decreases in revenues and earnings growth.

         AVIDYN's board of directors and management spent considerable time considering the changing market conditions resulting from consolidation and economic factors in order to evaluate potential strategies for AVIDYN to expand its market share and remain viable in an increasingly competitive market. AVIDYN's board of directors and management considered a number of different options and ultimately determined that, in order to remain successful, AVIDYN's best option to improve its competitive position and provide its stockholders with appropriate returns was to pursue a business combination with another company. Without a business partner, the board of directors does not believe that AVIDYN could achieve growth, given the increased competition from larger companies in the healthcare information services industry. Due to the foregoing business issues, AVIDYN evaluated a number of potential business combinations and began actively marketing ppoONE for sale during the first quarter of 2002. See "The Merger - Background of the Merger."

         AVIDYN's board of directors evaluated AVIDYN's future prospects as an independent public company and determined that the stockholders of AVIDYN would receive greater value in the merger than AVIDYN could create by pursuing its existing operations. The board of directors believes that combining AVIDYN's operations with Fiserv is a necessary step in order to maintain viability in the healthcare information services industry. The board of directors has determined that the benefits of the merger, including increased scale, broader client base and a larger availability of information services, could not be replicated in a more efficient manner. The board of directors believes the benefits of the merger will be significant with clients demanding more integration of information services, including the greater availability of services offered by the combined company and Fiserv's capital resources, each of which will enable it to better retain AVIDYN's existing clients. The board of directors also believes the broad base of Fiserv's clients will allow AVIDYN to increase the number and variance of its services at lower marginal costs, which will increase the attractiveness of the combined company. For the foregoing reasons, the board of directors believes the merger will allow the combined company to more effectively compete in the healthcare information services industry.

         The board of directors also considered the increasing costs of AVIDYN operating as an independent public company as a factor supporting the merger. AVIDYN is a smaller company after selling its third party administrator and preferred provider organization operating subsidiaries in the first quarter of 2001. However, AVIDYN still has the same costs of compliance as a public company that it had prior to that time. In addition, the SEC's and Nasdaq's new corporate governance rules would substantially increase AVIDYN's annual costs of compliance. Given the current size of AVIDYN's revenues, the board of directors determined that the costs of compliance exceed any benefit to AVIDYN stockholders of remaining public. The board of directors considered a number of alternatives to the merger, such as going private or selling AVIDYN's operating subsidiaries and liquidating the company. However, the board of directors determined that none of the available alternatives provided as much value to AVIDYN stockholders as would be provided by the merger.

         AVIDYN is proposing the merger to offer to its stockholders what the board of directors believes to be the best opportunity available to maximize the value of the AVIDYN common stock. The board of directors believes that the consideration to be received by AVIDYN stockholders for the AVIDYN common stock described in "The Merger Agreement - Consideration to be Received in the Merger" is preferable to AVIDYN attempting to achieve a greater future share price as an independent publicly-traded company.

         In reaching its determination to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the AVIDYN board of directors spent considerable time exploring and analyzing the advantages and disadvantages of the merger and the alternatives available to AVIDYN, including remaining an independent company. In making its recommendation to the AVIDYN stockholders, the board of directors considered the following factors that supported the board's recommendation:

     o The board of directors' belief that AVIDYN is unable to compete effectively in the increasingly competitive healthcare information services industry without combining with a larger organization with more resources;

     o The additional capital investment in new technology and processes that would be required for AVIDYN's operating subsidiaries to experience customer and revenue growth in the foreseeable future and to stay competitive in the industry as an independent company, as compared to the return on such an investment;

     o The costs of remaining public, including the increased costs of compliance related to the recent corporate governance rules proposed or adopted by the SEC and Nasdaq, auditing fees and directors' and officers' insurance;

     o The financial condition, cash flows and results of operations of AVIDYN and Fiserv, on both a historical and prospective basis;

     o    Strong historical performance of market prices of Fiserv common stock;

     o The board of directors' belief that Fiserv's competitive position in the industry will allow the combined company to retain existing AVIDYN clients and to increase the combined company's client base;

     o The potential reduction of AVIDYN's operating costs due to economies of scale as a combined company;

     o The board of directors' determination that the consideration to be received by the AVIDYN stockholders, and the terms and conditions of the merger agreement, are fair to, and in the best interests of, AVIDYN and its stockholders;

     o The opportunity for AVIDYN stockholders to participate after the merger, as holders of Fiserv common stock, in a larger, more diversified and more competitive company in the healthcare information services industry, including the value that may be generated through the combination of the companies;

     o The absence of any other viable proposal to engage in a business combination at the time the board of directors met to approve the merger agreement and the merger;

     o The board of directors' belief, after reviewing with management the contacts and discussions that had occurred with potential business partners, that the likelihood was low of receiving a proposal for a business combination that would be superior to Fiserv's proposal;

     o The fact that John Ward Hunt, the largest stockholder of AVIDYN, entered into an agreement with Fiserv, whereby Mr. Hunt agreed to vote his shares of AVIDYN common stock in favor of the merger agreement and the merger. Because Mr. Hunt is receiving the same consideration per share as the other stockholders, and Mr. Hunt is not receiving any other special financial benefit as a result of the merger, the board of directors believes that his support of the merger provides evidence that the merger is favorable for all AVIDYN stockholders; and

     o The fact that the merger has been structured to qualify as a tax-free exchange to AVIDYN's stockholders.

         The board of directors also considered the following potentially negative factors concerning the merger:

     o The risk that the number and value of the shares of Fiserv common stock to be received by AVIDYN stockholders may increase or decrease as a result of fluctuations in the price of Fiserv common stock and AVIDYN's total assets and liabilities prior to the effective time of the merger;

     o The inability, subject to certain conditions, of AVIDYN to provide information to, or enter into discussions with, other potential business combination partners who might make an unsolicited proposal to acquire AVIDYN;

     o The significant costs required to complete the merger, especially in light of the need to obtain a stockholder vote;

     o The substantial management time and effort required to effectuate the merger and the related disruption to AVIDYN's operations; and

     o The fact that some directors and executive officers of AVIDYN have interests in the merger that are different from, or in addition to, those of AVIDYN stockholders generally as described under "The Merger
          - Interests of AVIDYN Directors and Officers in the Merger."

         The board of directors did not believe that the negative factors were sufficient, either individually or collectively, to outweigh the potential advantages of the merger. The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but it includes all material factors considered by the board. The board did not attempt to quantify or otherwise assign relative weights to the specific factors it considered, and it did not determine that any factor was of particular importance. A determination of various weightings would, in the view of the board of directors, be impractical. In addition, individual members of the board may have given different weight to different factors. Rather, the board of directors viewed its position and recommendations as being based on the totality of the information presented to, and considered by, the board.

RECOMMENDATION OF THE AVIDYN BOARD OF DIRECTORS

         After careful consideration, the AVIDYN board of directors unanimously determined that the terms of the merger agreement and the merger are advisable and fair to, and in the best interests of, AVIDYN and its stockholders. Accordingly, the AVIDYN board of directors unanimously approved the merger agreement and the merger, and unanimously recommends that the stockholders of AVIDYN vote "FOR" the adoption of the merger agreement and approval of the merger.

FISERV'S REASONS FOR THE MERGER

         In reaching its determination to approve the merger agreement, the merger and the other transactions contemplated thereby, the Fiserv board of directors considered a number of factors, including the following:

     o The board of directors' belief that the acquisition of AVIDYN will expand the customer base of Fiserv's Trewit division;

     o The board of directors' belief that Fiserv's financial stability and reputation will encourage existing AVIDYN customers to direct more work to AVIDYN;

     o The board of directors' belief that AVIDYN provides high levels of customer service and possesses proprietary technology, each of which distinguishes AVIDYN in its markets; and

     o The board of directors' determination that the terms and conditions of the merger agreement, including the form and amount of consideration and the representations, warranties, covenants and conditions contained in the agreement, are in the best interests of Fiserv and its stockholders.

         None of the foregoing factors or groups of factors had particular prominence in the decision of Fiserv's board of directors to approve the merger agreement, the merger and the other transactions contemplated thereby, and none was assigned any specific or relative weight.

ACCOUNTING TREATMENT

         The merger will be accounted for as a purchase for financial reporting and accounting purposes, under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the purchase price paid by Fiserv for AVIDYN, including direct costs of the merger, will be allocated to the identifiable assets and liabilities of AVIDYN based upon their fair value as of the effective date of the merger, with the excess of the purchase price over the fair value of net identifiable assets being allocated to goodwill. After consummation of the merger, the financial condition and results of operations of AVIDYN will be included, but not separately reported, in the consolidated financial statements of Fiserv.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

         THIS SUMMARY IS OF A GENERAL NATURE AND IS INCLUDED SOLELY FOR INFORMATIONAL PURPOSES. IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED AS BEING, LEGAL OR TAX ADVICE. NO REPRESENTATION WITH RESPECT TO THE CONSEQUENCES TO ANY PARTICULAR AVIDYN STOCKHOLDER IS MADE. AVIDYN STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE

MERGER TO THEM IN THEIR PARTICULAR SITUATIONS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

         The following is a summary of the material anticipated U.S. federal income tax consequences of the merger to AVIDYN stockholders who hold AVIDYN common stock as a capital asset, that is, generally for investment. The summary is based on the Internal Revenue Code, Treasury regulations issued under the Internal Revenue Code, and administrative rulings and court decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of the merger and, in particular, may not address U.S. federal income tax considerations applicable to AVIDYN stockholders subject to special treatment under U.S. federal income tax law, including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares of AVIDYN common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and stockholders who hold AVIDYN common stock as part of a "hedge," "straddle," "constructive sale" or "conversion transaction." In addition, no information is provided in this proxy statement/prospectus with respect to the tax consequences of the merger under applicable foreign, state or local laws.

          The parties have structured the merger to qualify as a reorganization for U.S. federal income tax purposes. Assuming that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code for U.S. federal income tax purposes, the following will be the material federal income tax consequences of the merger:

     o neither Fiserv nor AVIDYN will recognize any gain or loss solely as a result of the merger;

     o AVIDYN stockholders who exchange their AVIDYN common stock for Fiserv common stock pursuant to the merger will recognize no gain or loss, except with respect to cash received in lieu of fractional shares of Fiserv common stock;

     o the aggregate tax basis of the full shares of Fiserv common stock received and fractional shares deemed received by AVIDYN stockholders will equal the aggregate tax basis of the shares of AVIDYN common stock surrendered in exchange for the Fiserv common stock; and

     o the holding period of the shares of Fiserv common stock received in the merger, including fractional shares deemed received, will include the holding period of the AVIDYN common stock surrendered in exchange for the Fiserv common stock.

         AVIDYN stockholders who receive cash in lieu of fractional shares of Fiserv common stock in the merger generally will recognize a gain or loss equal to the difference between the amount of cash received and their tax basis in shares of AVIDYN common stock that is allocable to the fractional shares. The gain or loss generally will be a capital gain or loss. In the case of an individual stockholder, capital gains are subject to a maximum tax rate of 20% if the individual held his or her AVIDYN common stock for more than one year at the effective time of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations.

         Neither Fiserv nor AVIDYN can provide any assurance that the Internal Revenue Service will not challenge the conclusions stated above. Neither Fiserv nor AVIDYN intends to obtain a ruling from the

Internal Revenue Service or an opinion of tax counsel with respect to the merger. The summary above is not binding on the Internal Revenue Service or a court.

REGULATORY MATTERS

         There are no significant federal or state regulatory requirements with which the parties must comply and no significant federal or state regulatory approvals that the parties must obtain in connection with the merger.

INTERESTS OF AVIDYN DIRECTORS AND OFFICERS IN THE MERGER

         In considering the recommendation of the AVIDYN board of directors with respect to the merger agreement and merger, AVIDYN stockholders should be aware that some directors and executive officers of AVIDYN have interests in the merger that are different from, or in addition to, those of AVIDYN stockholders generally. The AVIDYN board of directors was aware of these differing interests and considered them, among other matters, in recommending that AVIDYN stockholders adopt the merger agreement and approve the merger. These interests are described below.

Agreements to Facilitate Merger

         On November 2, 2002, John Ward Hunt, AVIDYN's chairman of the board, WLH Family Investment, Ltd., an entity controlled by Mr. Hunt, and Burke, Mayborn Company, Ltd., an entity controlled by Frank M. Burke, Jr., an AVIDYN director, each entered into an agreement to facilitate the merger with Fiserv. A copy of the form of agreement to facilitate the merger is attached as Annex B to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. In the agreement, these stockholders agreed to vote all of the shares of AVIDYN common stock that they own or for which they have voting power at any meeting of AVIDYN stockholders, or any adjournment of the meeting, and in any action by written consent of AVIDYN stockholders:

     o in favor of the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement; and

     o against any action that could reasonably be expected to impede, delay or discourage the merger, facilitate an acquisition of AVIDYN by a party other than Fiserv or result in any breach of any of AVIDYN's representations, warranties, covenants or agreements under the merger agreement.

         On the record date, these stockholders collectively beneficially owned 1,606,807 shares of AVIDYN common stock, representing approximately 44.4% of the outstanding shares of AVIDYN common stock eligible to vote at the special meeting. Mr. Hunt has pledged 1,000,000 shares of his AVIDYN common stock as collateral for loans.

         Each agreement provides that it will not be deemed to restrict or limit the stockholder's right to act in his capacity as an officer or director of AVIDYN consistent with his fiduciary obligations in such capacity as permitted under the merger agreement.

         Each agreement also provides that, until the earlier of effective time of the merger or the termination of the merger agreement, the stockholder agrees not to:

     o solicit, initiate, consider, encourage or accept any proposals or offers from any person:

          o    relating to the acquisition of AVIDYN's capital stock or assets;

          o    to enter into a business combination with AVIDYN; or

          o to enter into an extraordinary business transaction relating to AVIDYN; or

     o participate in any discussions or negotiations with, or furnish information to, or otherwise cooperate with, assist or participate in, facilitate or encourage any effort or attempt by, any person seeking to do any of the foregoing.

Employment Agreements

         The merger agreement provides that it is a condition to the closing of the merger for Joseph Hensley, the president of AVIDYN, to enter into an amendment to his employment agreement with AVIDYN. The amendment provides for an initial annual salary equal to Mr. Hensley's current salary of $190,000 and participation in Fiserv's stock option plan and the management incentive plan of a Fiserv subsidiary. The amendment also provides for a grant by Fiserv to Mr. Hensley of an option to purchase 7,000 shares of Fiserv common stock at an exercise price equal to the market price of a share of Fiserv common stock on the date of grant. The amendment provides that the initial term of the amended employment agreement will be one year with automatic annual renewals. However, Mr. Hensley's employment will be at will and may be terminated by either party giving fifteen days' written notice. If Mr. Hensley is terminated without cause, then he will be entitled to severance equal to his annual base salary in effect at the time of termination. Mr. Hensley's existing employment agreement contains customary covenants prohibiting solicitation of employees and competition with AVIDYN for two years after Mr. Hensley's termination.

         The merger agreement provides that it is a condition to the closing of the merger for John Weymer, the president and chief executive officer of ValueCHECK, to enter into an employment agreement with ValueCHECK. The employment agreement provides for an initial annual salary equal to Mr. Weymer's current salary of $160,000 and participation in Fiserv's stock option plan and the management incentive plan of a Fiserv subsidiary. The employment agreement also provides for a grant by Fiserv to Mr. Weymer of an option to purchase 3,000 shares of Fiserv common stock at an exercise price equal to the market price of a share of Fiserv common stock on the date of grant. The initial term of the employment agreement will be one year with automatic annual renewals. However, Mr. Weymer's employment will be at will and may be terminated by either party by giving fifteen days' written notice. If Mr. Weymer is terminated without cause, then he will be entitled to severance equal to his annual base salary in effect at the time of termination. The employment agreement contains customary covenants prohibiting solicitation of employees and competition with ValueCHECK for one year after Mr. Weymer's termination.

Employee Bonuses

         On October 31, 2002, the compensation committee of the AVIDYN board of directors granted bonuses to Mr. Hensley in the amount of $40,000 and Randall D. Kurtz, AVIDYN's chief financial officer, in the amount of $5,000. These bonuses were based on AVIDYN's financial performance in 2002, however, they are contingent upon and payable at the closing of the merger.

Indemnification

         Fiserv and AVIDYN have agreed in the merger agreement to provide directors and officers of AVIDYN indemnification to the fullest extent provided by AVIDYN's certificate of incorporation and by-laws with respect to matters occurring prior to the effective time of the merger, including the authorization of the merger agreement and the transactions contemplated thereby until the six-year anniversary date of the effective time of the merger.

APPRAISAL RIGHTS

         The Delaware General Corporation Law grants appraisal rights in the merger to the holders of AVIDYN common stock. Under Section 262 of the Delaware General Corporation Law, AVIDYN stockholders may object to the merger and demand in writing that AVIDYN pay to them the fair value of their shares of AVIDYN common stock. Fair value takes into account all relevant factors but excludes any appreciation or depreciation in anticipation of the applicable merger. Stockholders who elect to exercise appraisal rights must comply with all of the procedures set forth in Section 262 to preserve their appraisal rights. A copy of Section 262 of the Delaware General Corporation Law, which sets forth the appraisal rights, is attached as Annex C to this proxy statement/prospectus.

         Section 262 sets forth the required procedure a stockholder requesting appraisal must follow. Making sure that a stockholder actually perfects his or her appraisal rights can be complicated. The procedural rules are specific and must be followed completely. Failure to comply with the procedure set forth in
Section 262 may cause a termination of a stockholder's appraisal rights. The following is only a summary of a stockholder's appraisal rights and the procedure. The following information is qualified in its entirety by the provisions of Section 262, a copy of which is attached as Annex C to this proxy statement/prospectus. Please review Section 262 carefully for the complete procedure. AVIDYN will not give a stockholder any notice other than as described in this proxy statement/prospectus and as required by the Delaware General Corporation Law.

         An AVIDYN stockholder who wishes to exercise appraisal rights must satisfy the provisions of Section 262 of the Delaware General Corporation Law.
Section 262 requires the following:

     o A Stockholder Must Make a Written Demand for Appraisal. A stockholder must deliver a written demand for appraisal to AVIDYN before the vote on the merger agreement is taken at the special meeting. This written demand for appraisal must be provided to AVIDYN separately from the stockholder's proxy. In other words, a vote against the merger agreement and the merger will not alone constitute a valid demand for appraisal. Additionally, this written demand must reasonably inform AVIDYN of the stockholder's identity and of the stockholder's intention to demand the appraisal of the stockholder's shares of AVIDYN common stock.

     o A Stockholder Must Refrain from Voting for Adoption of the Merger Agreement. A stockholder must not vote for approval of the merger agreement. If the stockholder votes, by proxy or in person, in favor of the merger agreement, this will terminate the right to appraisal. The stockholder can also terminate the right to appraisal if the stockholder returns a signed proxy and either fails to vote against adoption of the merger agreement and approval of the merger or fails to note that the stockholder is abstaining from voting. Appraisal rights will be terminated even if the stockholder previously filed a written demand for appraisal.

     o A Stockholder Must Continuously Hold AVIDYN Shares. A stockholder must continuously hold his or her shares of AVIDYN common stock, from the date the stockholder makes the demand for appraisal through the effective date of the merger. If the stockholder is the record holder of AVIDYN common stock on the date the written demand for appraisal is made but thereafter transfers the shares prior to the effective date of the merger, the stockholder will lose any right to appraisal in respect of those shares. AVIDYN stockholders should read the paragraphs below for more details on making a demand for appraisal.

         A written demand for appraisal of AVIDYN stock is effective only if it is signed by, or for, the stockholder of record who owns such shares at the time the demand is made. The demand must be signed as the stockholder's name appears on his, her or its stock certificate(s). If a stockholder is the beneficial owner of AVIDYN common stock, but not the stockholder of record, then the beneficial owner must have the stockholder of record sign a demand for appraisal.

         A stockholder who owns AVIDYN common stock in a fiduciary capacity, such as a trustee, guardian or custodian, must disclose the fact that the stockholder is signing the demand for appraisal in that capacity.

         A stockholder who owns AVIDYN common stock with more than one person, such as in a joint tenancy or tenancy in common, must have all of the owners sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the joint owners, may sign the demand for appraisal for a stockholder of record. However, the agent must expressly disclose the identity of the stockholder of record and the fact that the agent is signing the demand as that stockholder's agent.

         An AVIDYN stockholder who elects to exercise appraisal rights should mail or deliver a written demand to:

                               AVIDYN, Inc.
                               16980 Dallas Parkway, Suite 120
                               Dallas, Texas  75248
                               Attention:  Secretary

         It is important that AVIDYN receive all written demands for appraisal before the vote concerning the merger agreement is taken at the special meeting. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of stock owned, and that the stockholder is thereby demanding appraisal of that stockholder's shares.

         If a stockholder fails to comply with any of these conditions and the merger becomes effective, then the stockholder will only be entitled to receive the merger consideration provided in the merger agreement.

         Written Notice. Within ten days after the effective date of the merger, AVIDYN must given written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262.

         Petition with the Chancery Court. Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has complied with the conditions of Section 262, may file a petition in the Delaware Court of Chancery. This petition should request that the chancery court determine the value of the shares of stock held by all of the stockholders who are entitled to appraisal rights. If a stockholder intends to exercise rights of appraisal, then the stockholder should file such a petition in the chancery court. AVIDYN has no intention at this time to file such a petition. Because AVIDYN has no obligation to file such a petition, if a stockholder does not file such a petition within 120 days after the effective date of the merger, then the stockholder will lose his or her rights of appraisal.

         Withdrawal of Demand. If a stockholder decides he or she no longer wants appraisal rights, then the stockholder may withdraw a demand for appraisal rights at any time within 60 days after the effective date of the merger. The stockholder may also withdraw a demand for appraisal rights after 60 days after the effective date of the merger, but only with the written consent of AVIDYN. If a stockholder effectively withdraws a demand for appraisal rights, then the stockholder will receive the merger consideration provided in the merger agreement.

         Request for Appraisal Rights Statement. If a stockholder complies with the conditions of Section 262, then the stockholder will be entitled to receive a statement from AVIDYN. This statement will set forth the number of shares that have demanded appraisal rights, and the number of stockholders who own those shares. In order to receive this statement, a stockholder must send a written request to AVIDYN within 120 days after the effective date of the merger. After the merger, AVIDYN has 10 days after receiving a request to mail the statement to the stockholder.

         Chancery Court Procedures. If a stockholder properly files a petition for appraisal in the chancery court and delivers a copy to AVIDYN, then AVIDYN will have 20 days to provide the chancery court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with AVIDYN as to the value of their shares. The chancery court will then send notices to all of the stockholders who have demanded appraisal rights. If the chancery court thinks it is appropriate, it has the power to conduct a hearing to determine whether the stockholders have fully complied with Section 262 of the Delaware General Corporation Law and whether they are entitled to appraisal rights under that section. The chancery court may also require a stockholder to submit his or her stock certificates to the Registry in Chancery so that it can note on the certificates that an appraisal proceeding is pending. If a stockholder does not follow the chancery court's directions, then the stockholder may be dismissed from the proceeding.

         Appraisal of Shares. After the chancery court determines which stockholders are entitled to appraisal rights, the chancery court will appraise the shares of stock. To determine the fair value of the shares the chancery court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the chancery court determines the fair value of the shares, it will direct AVIDYN to pay that value to the stockholders who are entitled to appraisal rights. The chancery court can also direct AVIDYN to pay interest on the value if the chancery court determines that the payment of interest is appropriate. In order to receive the fair value of shares of AVIDYN common stock, a stockholder must then surrender his or her AVIDYN stock certificates to AVIDYN.

         The chancery court could determine that the fair value of a stockholder's shares of AVIDYN stock is more than, the same as, or less than the merger consideration. In other words, if a stockholder demands appraisal rights, the stockholder could receive less consideration than the stockholder would under the merger agreement.

         Costs and Expenses of Appraisal Proceeding. The costs and expenses of the appraisal proceeding may be assessed against AVIDYN and the stockholders participating in the appraisal proceeding, as the chancery court deems equitable under the circumstances. A stockholder can request that the chancery court determine the amount of interest, if any, AVIDYN should pay on the value of common stock owned by stockholders entitled to the payment of interest. A stockholder may also request that the chancery court allocate the expenses of the appraisal action incurred by any stockholder pro rata against the value of all of the shares entitled to appraisal.

         Loss of Stockholder's Rights. If a stockholder demands appraisal rights, from and after the effective date of the merger, the stockholder will not be entitled to:

     o vote his or her shares of AVIDYN stock, for any purpose, for which the stockholder has demanded appraisal rights;

     o receive payment of dividends or any other distribution with respect to such shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective time of the merger; or

     o receive the payment of the consideration provided for in the merger agreement, unless the stockholder properly withdraws the demand for appraisal.

         If no petition for an appraisal is filed within 120 days after the effective date of the merger, a stockholder's right to an appraisal will cease. A stockholder may withdraw a demand for appraisal and accept the merger consideration by delivering to AVIDYN a written withdrawal of the demand, except that:

     o any attempt to withdraw a demand for appraisal made more than 60 days after the effective date of the merger will require the written approval of AVIDYN; and

     o an appraisal proceeding in the chancery court cannot be dismissed unless the chancery court approves such dismissal.

         If a stockholder fails to comply strictly with the procedures described above, then the stockholder will lose his or her appraisal rights. Consequently, a stockholder who wishes to exercise appraisal rights is strongly urged to consult a legal advisor before attempting to exercise appraisal rights.

         If a stockholder does not vote to adopt the merger agreement and approve the merger and fails to properly demand appraisal rights, or if for some reason a stockholder's right to appraisal is withdrawn or lost, the stockholder's shares will, upon surrender as described above at the effective time of the merger, be converted into the right to receive the applicable number of shares of Fiserv common stock as described above.

FEDERAL SECURITIES LAWS CONSEQUENCES

         All shares of Fiserv stock received by AVIDYN stockholders in the merger who are not affiliates of AVIDYN prior to the merger will be freely transferable. However, shares of Fiserv stock received by persons who are deemed to be affiliates of AVIDYN prior to the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act of 1933, or Rule 144 promulgated under the Securities Act in the case of such persons who become affiliates of Fiserv, or as otherwise permitted under the Securities Act. Persons deemed to be affiliates of AVIDYN are those individuals or entities that control, are controlled by, or are under common control with, AVIDYN. Affiliates generally include executive officers and directors of AVIDYN as well as certain principal stockholders of AVIDYN. This proxy statement/prospectus does not cover any resales of Fiserv common stock received by affiliates of AVIDYN in the merger.

                              THE MERGER AGREEMENT

         This section is a summary of the material terms and provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference into this proxy statement/prospectus. The following description is not intended to be a complete description of all the terms of the merger agreement. You should refer to the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement. You should carefully read the entire merger agreement for the precise terms of the merger agreement and other information that may be important to you.

THE MERGER

         The merger agreement provides that, at the effective time of the merger, Fiserv Merger Sub, a wholly-owned subsidiary of Fiserv, will merge with and into AVIDYN. AVIDYN will be the surviving corporation in the merger and will become a wholly-owned subsidiary of Fiserv.

COMPLETION OF THE MERGER

         The merger will become effective at 11:59 p.m. on the day the parties file a certificate of merger with the Secretary of State of the State of Delaware, unless Fiserv and AVIDYN agree to specify a later time in the certificate of merger. The parties will file the certificate of merger with the Delaware Secretary of State as soon as practicable after all conditions to the merger are fulfilled or waived, unless the merger agreement has been terminated.

CONSIDERATION TO BE RECEIVED IN THE MERGER

         At the effective time of the merger, each share of AVIDYN common stock then issued and outstanding (other than shares subject to properly exercised appraisal rights or owned by AVIDYN or Fiserv or their respective subsidiaries, if any) will be converted into the right to receive a fraction of a share of Fiserv common stock as determined based on a formula contained in the merger agreement, which includes an adjustment based upon the net assets of AVIDYN at the effective time of the merger as agreed upon by the parties. Under this formula, holders of AVIDYN common stock will receive, in exchange for each of their outstanding shares of AVIDYN common stock, a fraction of a share of Fiserv common stock equal to:

     o    $10.5 million, divided by

     o the number of shares of AVIDYN common stock outstanding immediately before the effective time of the merger, divided by

     o the average closing price for Fiserv common stock for the twenty business days ending two business days prior to the effective time of the merger;

provided that the $10.5 million amount used in the above calculation will be increased or decreased by the difference between (1) the total assets of AVIDYN less the total liabilities of AVIDYN at the effective time of the merger, and
(2) $6.8 million, unless the difference is less than $25,000, in which case no adjustment to the $10.5 million amount will be made.

         At least ten calendar days prior to the date on which the parties anticipate the effective time of the merger will occur, AVIDYN will deliver to Fiserv what it believes to be the balance sheet of AVIDYN as of the effective time of the merger for purposes of determining the total assets of AVIDYN less the total liabilities of AVIDYN in the formula above. The parties will then proceed in good faith to finalize, and agree upon, such balance sheet. The balance sheet of AVIDYN as of the effective time for purposes of this calculation will include, to the extent unpaid as of the effective time of the merger, an accrual for all of the costs associated with the merger incurred directly by AVIDYN, provided that the parties shall agree on a pro rata share of costs for printing and mailing of materials to AVIDYN stockholders. The bonuses to be paid to certain executives of AVIDYN as described under "The Merger - Interests of AVIDYN Directors and Officers in the Merger - Employee Bonuses" will also reduce AVIDYN's net assets by $45,000.

         Based on the average closing price for Fiserv common stock of $
for the twenty business days ending two business days prior to the date of this proxy statement/prospectus and the 3,620,092 shares of AVIDYN common stock
outstanding on the record date, you would receive       shares of Fiserv common
stock for each share of your AVIDYN common stock in the merger. This estimate assumes no adjustment based upon the net assets of AVIDYN and is intended only to illustrate the calculation of the merger consideration. This per share number is not likely to be the actual number of shares of Fiserv common stock AVIDYN stockholders will receive in the merger for each share of AVIDYN common stock because the actual number of shares of Fiserv common stock issuable in the merger will be a function of the closing sale price for Fiserv common stock for the twenty business days ending two business days prior to the effective time of the merger and AVIDYN's total assets less total liabilities at the effective time of the merger.

         Fiserv and AVIDYN cannot provide any assurance as to the market price of Fiserv common stock at any time prior to the effective time of the merger or the amount by which total assets of AVIDYN will exceed total liabilities of AVIDYN for purposes of the formula above. Fiserv and AVIDYN encourage AVIDYN stockholders to obtain current stock price quotations for Fiserv common stock from a newspaper, the Internet or their broker. See "Risk Factors - The number of shares of Fiserv common stock that AVIDYN stockholders will receive in the merger will fluctuate due to the formula under the merger agreement."

         The actual number of shares of Fiserv common stock issuable in the merger will not be determined until after the close of business on the second business day before the special meeting of AVIDYN stockholders. Fiserv and AVIDYN expect to notify AVIDYN stockholders of the number of shares of Fiserv common stock that will be received for shares of AVIDYN common stock pursuant to the formula above before the date of the AVIDYN special meeting by issuing a press release and filing it with the SEC. See "Risk Factors - The number of shares of Fiserv common stock that AVIDYN stockholders will receive in the merger will not be determined until shortly before the special meeting."

EXCHANGE OF CERTIFICATES

         Promptly after the effective time of the merger, EquiServe Trust Company, N.A., as exchange agent, will mail to each stockholder of AVIDYN a letter of transmittal containing instructions for the surrender of certificates representing shares of AVIDYN common stock in exchange for certificates representing Fiserv common stock. HOLDERS OF AVIDYN COMMON STOCK SHOULD NOT RETURN THEIR CERTIFICATES WITH THE ENCLOSED PROXY CARD AND SHOULD NOT SEND THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

         AVIDYN stockholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive stock certificates representing the shares of Fiserv common stock into which their shares of AVIDYN common stock were converted in the merger. After the merger, each certificate previously representing shares of AVIDYN common stock will only represent the right to receive the shares of Fiserv common stock into which AVIDYN common stock have been converted (and cash in lieu of fractional shares).

FRACTIONAL SHARES

         No fractional shares of Fiserv common stock will be issued in the merger. Instead, Fiserv will deposit with EquiServe Trust Company, N.A., the exchange agent, any cash payable in lieu of fractional shares of Fiserv common stock. From the deposited funds, the exchange agent will pay each holder of shares of AVIDYN common stock otherwise entitled to receive a fractional share of Fiserv common stock a cash payment, without interest, in an amount equal to the fractional share of Fiserv common stock to which the holder would otherwise be entitled multiplied by the average closing price per share for Fiserv common stock reported on the Nasdaq National Market for the twenty business days ending two days prior to the effective time of the merger.

REPRESENTATIONS AND WARRANTIES

         In the merger agreement, Fiserv and AVIDYN have each made representations and warranties with respect to, among other things:

     o corporate matters, including organization, corporate power and good standing;

     o    capitalization of the parties;

     o authorization, execution, delivery and enforceability of the merger agreement;

     o absence of violations of organizational documents or other obligations as a result of the contemplated transactions;

     o    government approvals of the contemplated transactions;

     o accuracy of information contained in reports filed with the SEC, financial statements and the registration statement on Form S-4 of which this proxy statement/prospectus is a part;

     o    absence of a material adverse effect;

     o    matters relating to the tax-free status of the merger; and

     o    brokers' and finders' fees with respect to the merger.

         In addition, AVIDYN has made representations and warranties to Fiserv with respect to, among other things:

     o    absence of certain changes or events;

     o title to AVIDYN's properties and the absence of liens and encumbrances;

     o    intellectual property;

     o    owned and leased real property;

     o    material contracts;

     o    litigation;

     o    labor controversies;

     o    use of real property;

     o    environmental matters;

     o    accounting disclosure matters;

     o    compliance with laws;

     o    restrictions on business activities;

     o    employee benefits;

     o    insurance;

     o    bank accounts;

     o    minute and stock books;

     o    tax matters;

     o    related party transactions; and

     o    required approvals for the merger agreement and the merger.

CONDUCT OF AVIDYN'S BUSINESS PRIOR TO THE MERGER

         AVIDYN has agreed that, except as otherwise contemplated by the agreement, AVIDYN, including its subsidiaries, will conduct its operations in its ordinary and usual course of business. AVIDYN has also agreed to use its commercially reasonable efforts to preserve its business organization, retain its officers and employees and maintain existing relationships with licensors, suppliers, distributors, customers and others with whom it does business.

NO SOLICITATION

         Except as described below in this section, AVIDYN has agreed that it will not, and will cause its subsidiaries and their officers, directors, employees, financial advisors, counsel, representatives and agents not to:

     o directly or indirectly solicit, initiate, encourage or facilitate the making of an acquisition proposal;

     o participate or engage in or encourage negotiations or discussions with, or provide any nonpublic information to, any person relating to an acquisition proposal, or which may reasonably be expected to lead to an acquisition proposal; or

     o    agree to or endorse any acquisition proposal.

         The merger agreement provides that these restrictions will not prohibit AVIDYN or its board of directors from taking and disclosing to AVIDYN's stockholders a position contemplated by Rule 14e-2 under the Securities Exchange Act of 1934 or from making any disclosure to AVIDYN's stockholders that in the good faith judgment of AVIDYN's board of directors is required by its fiduciary duties to its stockholders or otherwise under applicable law.

         An "acquisition proposal" is an offer or proposal for:

     o    a transaction or series of related transactions pursuant to which

          o any person who does not currently own 15% or more of the outstanding shares of AVIDYN common stock acquires 15% or more of the outstanding shares of AVIDYN common stock, including a tender offer or an exchange offer which, if completed, would result in any such person acquiring 15% or more of the outstanding shares of AVIDYN common stock; or

          o any person who currently owns more than 15% of the outstanding shares of AVIDYN common stock acquires 50% or more of the outstanding shares of AVIDYN common stock, including a tender offer or an exchange offer which, if completed, would result in any such person acquiring 50% or more of the outstanding shares of AVIDYN common stock; or

     o a merger or other business combination involving AVIDYN pursuant to which:

          o any person who does not currently own 15% or more of the outstanding shares of AVIDYN common stock acquires securities representing 15% or more of the aggregate voting power of all outstanding securities of the company surviving the merger or business combination; or

          o any person who currently owns more than 15% of the outstanding shares of AVIDYN common stock acquires securities representing 50% or more of the aggregate voting power of all outstanding securities of the company surviving the merger or business combination; or

     o any other transaction pursuant to which any person or entity acquires control of assets, including the outstanding equity securities of any AVIDYN subsidiary, having a fair market value equal to 15% or more of the fair market value of all of the assets of AVIDYN immediately prior to such a transaction.

         However, the merger agreement does not prohibit AVIDYN's board of directors from, prior to obtaining stockholder approval of the merger, furnishing nonpublic information to or entering into discussions or negotiations with any person that makes an unsolicited superior proposal if:

     o in the good faith judgment of AVIDYN's board of directors, the board is required by its fiduciary duties to its stockholders or otherwise under applicable law to provide such information or enter into such discussions or negotiations;

     o prior to first furnishing nonpublic information to or entering into substantive discussions and negotiations with such person, AVIDYN:

          o provides prior written notice to Fiserv of its intention to so furnish information or enter into discussions or negotiations, and

          o receives from such person a confidentiality agreement on specified terms; and

     o AVIDYN provides Fiserv with all material nonpublic information regarding AVIDYN that is to be provided to such person that Fiserv has not previously received and an outline of the material terms of such acquisition proposal and keeps Fiserv informed as to any changes or modifications to such terms.

         In addition, AVIDYN has agreed that it will notify Fiserv within two business days if it or its representatives receives an acquisition proposal or if any discussions or negotiations are sought to be initiated or continued concerning an acquisition proposal.

         A "superior proposal" is a bona fide acquisition proposal that the AVIDYN board of directors has in good faith determined, after consultation with its financial advisors and outside counsel, to be more favorable to AVIDYN stockholders than the merger.

STOCKHOLDERS' MEETING

         AVIDYN has agreed to use its reasonable efforts to convene the AVIDYN special meeting as soon as practicable, but not earlier than twenty business days after this proxy statement/prospectus is first mailed to AVIDYN stockholders. Under the merger agreement, AVIDYN's board of directors is required to recommend the adoption of the merger agreement and the approval of the merger by the stockholders at the special meeting. The board may not withdraw, or modify in a manner adverse to Fiserv, its recommendation unless:

     o AVIDYN has complied with the nonsolicitation covenants of the merger agreement described above in all material respects; and

     o such withdrawal or modification is required under applicable law in order for the board to comply with its fiduciary duties to AVIDYN's stockholders.

NASDAQ LISTING

         Fiserv has agreed to prepare and submit to Nasdaq a listing application for the Fiserv common stock to be issued in the merger pursuant to the merger agreement.

OFFICERS' AND DIRECTORS' INDEMNIFICATION

         See "The Merger - Interests of AVIDYN Directors and Officers in the Merger - Indemnification" for a description of the provisions of the merger agreement relating to Fiserv's and AVIDYN's obligations following the merger with respect to AVIDYN directors and officers.

MISCELLANEOUS

         The merger agreement contains other covenants, including those relating to access to information, consents and authorizations, employee matters, tax matters, the preparation and distribution of this proxy statement/prospectus, state takeover statutes, stockholder litigation, confidentiality, further actions by the parties, mutual notification of specified matters and public announcements regarding the merger.

CONDITIONS TO COMPLETION OF THE MERGER

         The respective obligations of Fiserv and AVIDYN to complete the merger are subject to the satisfaction of the following conditions:

     o there will not be any order, decree or injunction that prevents or delays the completion of merger or materially limits Fiserv's ability to exercise full rights of ownership of AVIDYN or its assets or business;

     o the holders of a majority of the outstanding shares of AVIDYN common stock outstanding on the record date will have voted to adopt the merger agreement and approve the merger;

     o the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, will have been declared effective under the Securities Act of 1933 and not be subject to any stop order, and there will not be any proceedings to suspend the effectiveness of the registration statement and Fiserv will have received all state securities law or blue sky authorizations necessary for the merger;

     o the shares of Fiserv common stock to be delivered pursuant to the merger will have been authorized for listing on the Nasdaq National Market; and

     o Fiserv and AVIDYN will have agreed on the balance sheet of AVIDYN as of the effective time of the merger.

         The obligations of Fiserv to complete the merger are subject to the satisfaction or waiver of the following conditions:

     o the representations and warranties of AVIDYN will be true and correct as of the effective time of the merger, except to the extent those representations are specifically made as of another date, except where the failure of those representations and warranties to be true and correct have not had, and would not be reasonably likely to have, a material adverse effect on AVIDYN;

     o AVIDYN will have performed and complied in all material respects with all covenants under the merger agreement to be performed or complied with by AVIDYN prior to the effective time of the merger;

     o Fiserv will have received all documents relating to AVIDYN and the transactions contemplated by the merger agreement reasonably requested by Fiserv;

     o Fiserv will have received from AVIDYN's counsel an opinion regarding specified matters;

     o there will not be any action or proceeding arising by reason of the merger which is reasonably likely to have a material adverse effect;

     o AVIDYN will have delivered to Fiserv an affidavit regarding certain tax matters;

     o    AVIDYN will have obtained certain consents or waivers to the merger;

     o certain employees of AVIDYN will have executed and delivered to Fiserv employment agreements;

     o    Fiserv will have received a letter from each of AVIDYN's affiliates;
          and

     o    Fiserv will have received copies of specified supporting documents.

         The obligations of AVIDYN to complete the merger are subject to the satisfaction or wavier of the following conditions:

     o the representations and warranties of Fiserv will be true and correct as of the effective time of the merger;

     o Fiserv will have performed and complied in all material respects with all covenants under the merger agreement to be performed or complied with by Fiserv prior to the effective time of the merger;

     o AVIDYN will have received all documents relating to Fiserv and the transactions contemplated by the merger agreement reasonably requested by AVIDYN;

     o AVIDYN will have received from Fiserv's general counsel an opinion regarding specified matters;

     o there will not be any action or proceeding arising by reason of the merger which is reasonably likely to have a material adverse effect; and

     o    AVIDYN will have received copies of specified supporting documents.

TERMINATION

         The merger agreement may be terminated at any time prior to the effective time of the merger in any of the following circumstances:

     o    by mutual consent of all the parties;

     o    by either Fiserv or AVIDYN if:

          o the merger is not completed by May 2, 2003, however, this termination right is not available to any party whose failure to fulfill any obligation under the merger agreement or material breach of the merger agreement resulted in the failure to complete the merger;

          o any court or governmental body has issued a final nonappealable order, decree or ruling permanently restraining or enjoining the merger and the merger agreement, or a proceeding that seeks such an order is pending on or after November 2, 2003; or

          o the AVIDYN stockholders have failed to approve the merger agreement and the merger at the special meeting;

     o    by Fiserv if:

          o the board of directors of AVIDYN has recommended to the stockholders or entered into an agreement regarding a superior proposal;

          o the board of directors of AVIDYN has withdrawn or modified in a manner adverse to Fiserv its recommendation of the merger; or

          o AVIDYN has materially breached any of its covenants or obligations under the merger agreement and Fiserv has not materially breached its obligations under the merger agreement; and

     o    by AVIDYN if:

          o prior to the AVIDYN stockholders approving the merger agreement and the merger, if AVIDYN has not materially breached its nonsolicitation covenants of the merger agreement described above, AVIDYN's board of directors has authorized AVIDYN to enter into a binding agreement concerning a transaction that constitutes a superior proposal and AVIDYN notifies Fiserv that AVIDYN intends to enter into such a binding agreement and Fiserv does not make, within five days of receiving the notice described above, any offer that the AVIDYN board of directors reasonably and in good faith determines, after consultation with its legal and financial advisors, is at least as favorable to AVIDYN's stockholders as the superior proposal; or

          o Fiserv has materially breached any of its covenants or obligations under the merger agreement and AVIDYN has not materially breached its obligations under the merger agreement.

EFFECT OF TERMINATION

         If the merger agreement is terminated, then the merger agreement will be void and have no effect, without any liability on the part of any party, except that no termination of the merger agreement will relieve any party from liability for any breach of the merger agreement and AVIDYN may have to pay Fiserv a termination fee as described below.

TERMINATION PAYMENT; EXPENSES

         AVIDYN must pay Fiserv a termination fee of $400,000 plus all fees and expenses of Fiserv incurred in connection with the preparation of the transactions contemplated by the merger agreement if the merger agreement is terminated:

     o by Fiserv because the board of directors of AVIDYN has recommended to the stockholders or entered into an agreement regarding a superior proposal;

     o by Fiserv because the board of directors of AVIDYN has withdrawn or modified in a manner adverse to Fiserv its recommendation of the merger;

     o by AVIDYN if, prior to the AVIDYN stockholders approving the merger agreement and the merger, AVIDYN has not materially breached its nonsolicitation covenant described above, AVIDYN's board of directors has authorized AVIDYN to enter into a binding agreement concerning a transaction that constitutes a superior proposal and AVIDYN notifies Fiserv that AVIDYN intends to enter into such a binding agreement and Fiserv does not make, within five days of receiving the notice described above, any offer that the AVIDYN board of directors reasonably and in good faith determines, after consultation with its legal and financial advisors, is at least as favorable to AVIDYN's stockholders as the superior proposal; or

     o by Fiserv because AVIDYN has materially breached any of its covenants or obligations under the merger agreement and Fiserv has not materially breached its obligations under the merger agreement and within twelve months AVIDYN has entered into a transaction in connection with an acquisition proposal.

AMENDMENT AND WAIVER

         The merger agreement may not be amended except by an instrument in writing signed by all of the parties.

         At any time prior to the effective time of the merger, any party to the merger agreement may:

     o extend the time for performance of any of the obligations or other acts of the other parties;

     o waive any inaccuracies in the representations and warranties in the merger agreement or any document delivered pursuant to the merger agreement; or

     o waive compliance with any agreement or condition contained in the merger agreement, to the extent permitted by law.

         Any such extension or waiver will only be valid if it is set forth in a written instrument signed by the party to be bound.

INDEMNIFICATION AGREEMENT

         As an inducement to Fiserv to enter the merger agreement, John Ward Hunt, AVIDYN's chairman of the board, entered into an indemnification agreement with Fiserv on November 2, 2002, pursuant to which Mr. Hunt agreed to indemnify Fiserv against any liabilities, losses, damages, claims, costs and expenses, including attorneys' and court fees, resulting from:

     o the repurchase by AVIDYN of any of its capital stock prior to the date of the indemnification agreement; and

     o any breach of AVIDYN's representations in the merger agreement regarding the absence of undisclosed liabilities.

         Fiserv will not be entitled to recover indemnification for a breach of AVIDYN's representations regarding the absence of undisclosed liabilities unless Mr. Hunt has received written notice of the claim or of any pending or threatened claim within six months after the effective time of the merger. Fiserv will be entitled to recover indemnification with respect to repurchases by AVIDYN of its capital stock until the expiration of all applicable statutes of limitation pertaining to these claims. Fiserv may not seek indemnification from Mr. Hunt until the aggregate amount of all Fiserv losses exceeds $300,000, after which Mr. Hunt will be liable for all such losses, including the initial $300,000. However, in no event will Mr. Hunt be obligated to make indemnification payments to Fiserv in excess of $2,500,000.

                       DESCRIPTION OF FISERV CAPITAL STOCK

         As a result of the conversion of shares of AVIDYN common stock to shares of Fiserv common stock at the completion of the merger, AVIDYN stockholders will become Fiserv stockholders. Your rights as a Fiserv stockholder will be governed by Wisconsin law and Fiserv's articles of incorporation and by-laws. The following summarizes the material terms of Fiserv's capital stock but does not purport to be complete, and is subject in all respects to Wisconsin law, Fiserv's articles of incorporation and by-laws and Fiserv's rights agreement. See "Comparison of Stockholder Rights" and "Where You Can Find More Information."

FISERV COMMON STOCK

         Fiserv is authorized to issue 300,000,000 shares of Fiserv common
stock. As of       , 2002,          shares of Fiserv common stock were issued
and outstanding, held by approximately       holders of record.

         Holders of Fiserv common stock are entitled to one vote per share on all matters properly submitted to a vote of stockholders, subject to Section
180.1150 of the Wisconsin Business Corporation Law. See "Comparison of Stockholder Rights - Anti-Takeover Provisions - Control Share Acquisitions." Fiserv stockholders do not have the right to cumulate their votes in the election of directors. For that reason, holders of a majority of the shares of Fiserv common stock entitled to vote in any election of directors may elect all of the directors standing for election.

         Fiserv common stock does not entitle its holders to any preemptive rights, redemption privileges, sinking fund privileges or conversion rights. In the event of liquidation, holders of Fiserv common stock would be entitled to receive proportionately any assets legally available for distribution to stockholders of Fiserv with respect to shares held by them, subject to any prior rights of any Fiserv preferred stock then outstanding. See " - Fiserv Preferred Stock."

         Fiserv stockholders are entitled to receive the dividends or distributions that the Fiserv board of directors may declare out of funds legally available for these payments. The payment of distributions to stockholders is subject to any prior rights of preferred stock then outstanding. See " - Fiserv Preferred Stock."

         All of the issued and outstanding shares of Fiserv common stock are, and upon the issuance of Fiserv common stock in connection with the merger will be, validly issued, fully paid and non-assessable except for possible assessment in limited circumstances required by Wisconsin law. See "Comparison of Stockholder Rights - Assessability."

FISERV PREFERRED STOCK

         Fiserv is authorized to issue 25,000,000 shares of Fiserv preferred stock. As of the date of this document, no shares of Fiserv preferred stock were outstanding.

         The Fiserv board of directors is authorized to issue preferred stock in one or more series and, with respect to each series, to fix:

     o    the voting rights, if any;

     o the designations, preferences, limitations and relative rights with respect to the rate of dividend;

     o    the price, the terms and conditions of redemption;

     o the amounts payable in the event of voluntary or involuntary liquidation;

     o    the sinking fund provisions; and

     o    the conversion privileges, if any.

The Fiserv board of directors may also assign to any series of preferred stock any other terms, conditions, restrictions, limitations, rights and privileges that it deems appropriate in accordance with Wisconsin law.

         In connection with the issuance of the rights described below, the Fiserv board of directors has authorized a series of preferred stock designated as series A junior participating preferred stock. Shares of series A junior participating preferred stock purchasable upon the exercise of the rights will not be redeemable. Each share of series A junior participating preferred stock will be entitled to an aggregate dividend of 225 times the dividend Fiserv declares per share of its common stock. In the event of Fiserv's liquidation, the holders of the shares of series A junior participating preferred stock will be entitled to a minimum aggregate payment of $1.00 per share but will be entitled to an aggregate payment of 225 times the payment Fiserv makes per share of its common stock. Each share of series A junior participating preferred stock will have 225 votes, voting together with Fiserv common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Fiserv common stock are exchanged, each share of series A junior participating preferred stock will be entitled to receive 225 times the amount received per share of Fiserv common stock. These rights are protected by customary antidilution provisions. There are no shares of series A junior participating preferred stock currently outstanding.

         The issuance of any series of Fiserv preferred stock, including the series A junior participating preferred stock, may have an adverse effect on the rights of holders of Fiserv common stock, and could decrease the amount of earnings and assets available for distribution to holders of Fiserv common stock. In addition, any issuance of Fiserv preferred stock could have the effect of delaying, deferring or preventing a change in control.

FISERV RIGHTS PLAN

         Fiserv has entered into a rights agreement pursuant to which each outstanding share of its common stock, including the shares AVIDYN stockholders will receive in the merger, has attached one right to purchase shares of Fiserv series A junior participating preferred stock. Each share of common stock subsequently issued by Fiserv prior to the expiration of the rights agreement will likewise have attached one right. Under circumstances described below, the rights will entitle the holder thereof to purchase additional shares of Fiserv common stock. In this proxy statement/prospectus, unless the context otherwise requires, all references to our common stock include the accompanying rights.

         Currently, the rights are not exercisable and trade with Fiserv common stock. If the rights become exercisable, each right, unless held by a person or group which beneficially owns more than 15% of Fiserv outstanding common stock in the aggregate, will initially entitle the holder to purchase 4/9 of one one-hundredth of a share of Fiserv series A junior participating preferred stock at a purchase price of $250, subject to adjustment. The rights will only become exercisable if a person or group has acquired, or announced an intention to acquire, 15% or more of Fiserv outstanding common stock in the aggregate. Under some circumstances, including the existence of a 15% acquiring party, each holder of a right, other than the acquiring party, will be entitled to purchase at the right's then-current exercise price, shares of Fiserv common stock having a market value of two times the exercise price. If another corporation acquires Fiserv after a party acquires 15% or more of Fiserv common stock, each holder of a right will be entitled to receive the acquiring corporation's common shares having a market value of two times the exercise price. The rights generally may be redeemed at a price of $.01 until a party acquires 15% or more of Fiserv common stock, and after that time may be exchanged for one share of Fiserv common stock per right until a party acquires 50% or more of Fiserv common stock. The rights initially will expire on February 23, 2008. The rights do not have voting or dividend rights and, until they become exercisable, have no dilutive effect on Fiserv earnings.

TRANSFER AGENT, REGISTRAR AND EXCHANGE AGENT

       EquiServe Trust Company, N.A. is the transfer agent and registrar for the Fiserv common stock. EquiServe is also the exchange agent for the merger.

                        COMPARISON OF STOCKHOLDER RIGHTS

         The rights of Fiserv stockholders are currently governed by the Wisconsin Business Corporation Law, or WBCL, and Fiserv's articles of incorporation and by-laws. The rights of AVIDYN stockholders are currently governed by the Delaware General Corporation Law, or DGCL, and AVIDYN's certificate of incorporation and by-laws. Upon completion of the merger, the stockholders of AVIDYN will become stockholders of Fiserv, and the WBCL and Fiserv's articles of incorporation and by-laws will govern the rights of former AVIDYN stockholders.

         The following description summarizes the material differences between the rights of holders of Fiserv common stock and the rights of holders of AVIDYN common stock. This discussion is not, and does not purport to be, complete or to identify all differences that may, under given situations, be material to stockholders. Stockholders should read carefully the relevant portions of the WBCL, Fiserv's articles of incorporation and by-laws, the DGCL and AVIDYN's certificate of incorporation and by-laws. Although the WBCL uses the term "shareholder" to reference holders of stock of a Wisconsin corporation, for consistency, those holders are referred to in this proxy statement/prospectus as "stockholders."

                                     AVIDYN Stockholder Rights                           Fiserv Stockholder Rights
                                     -------------------------                           -------------------------
Authorized Capital       The authorized capital stock of AVIDYN consists     The authorized capital stock of Fiserv consists
Stock:                   of 8,000,000 shares of common stock and 4,000,000   of 300,000,000 shares of common stock and
                         shares of preferred stock.                          25,000,000 shares of preferred stock.

Number of Directors:     AVIDYN's by-laws provide that the board of          Fiserv's by-laws provides that the board of
                         directors has the authority to fix the number of    directors may determine the number of directors,
                         directors.  The AVIDYN board of directors           but the number of directors may not be less than
                         currently consists of three directors.              three, nor more than nine.  The Fiserv board of
                                                                             directors currently consists of eight directors.

Classification of        AVIDYN's certificate of incorporation and by-laws   Fiserv's articles of incorporation and by-laws
Directors:               provide for one class of directors, with each       provide that the Fiserv board of directors is
                         director elected for a one-year term.               divided into three classes of directors, with
                                                                             each class being elected to a staggered
                                                                             three-year term.

Cumulative Voting:       Under the DGCL, cumulative voting is not            Under the WBCL, unless otherwise provided for in
                         available unless provided for in a corporation's    a corporation's articles of incorporation,
                         certificate of incorporation.  AVIDYN's             stockholders do not have cumulative voting
                         certificate of incorporation expressly prohibits    rights.  Fiserv's articles of incorporation do
                         cumulative voting.                                  not provide for cumulative voting.

Filling Vacancies on     Under the DGCL, unless otherwise provided in a      Under the WBCL, unless a corporation's articles
the Board:               corporation's certificate of incorporation or       of incorporation provide otherwise, which
                         by-laws, vacancies and newly created                Fiserv's articles of incorporation do not, a
                         directorships resulting from an increase in the     vacancy occurring on the board of directors may
                         authorized number of directors may be filled by a   be filled by stockholders or the directors
                         majority of the directors then in                   remaining in office.  Fiserv's by-



                                      -49-

                                     AVIDYN Stockholder Rights                           Fiserv Stockholder Rights
                                     -------------------------                           -------------------------

                         office, although less than a quorum, or by the      laws provide that vacancies and newly created
                         sole remaining director.  AVIDYN's by-laws          directorships may be filled by a majority of the
                         provide that vacancies and newly created            directors then in office or a majority of the
                         directorships may be filled by a majority vote      outstanding shares of Fiserv common stock.
                         of the directors then in office, though less than
                         a quorum, by a sole remaining director or by the
                         requisite vote of stockholders.

Removal of Directors:    The DGCL provides that directors may be removed     Under the WBCL, stockholders may generally
                         with or without cause by the holders of a           remove a director with or without cause if the
                         majority of the shares entitled to vote for the     number of votes cast to remove the director
                         election of directors, unless the certificate of    exceeds the number of votes cast not to remove
                         incorporation provides otherwise.  AVIDYN's         the director unless a corporation's articles of
                         certificate of incorporation does not contain a     incorporation or by-laws provide otherwise.
                         provision restricting the ability to remove         Fiserv's articles of incorporation and by-laws
                         directors.                                          do not contain any such provisions.

Nominations of           AVIDYN's by-laws do not contain any procedures      Under Fiserv's by-laws, nominations for the
Directors for            regarding nominations for the board of directors.   board of directors may be made by the board of
Election:                                                                    directors or any stockholder who complies with
                                                                             the notice procedures in the by-laws.  These
                                                                             procedures require that a stockholder deliver
                                                                             the nomination to the chairman of the board
                                                                             or the president of Fiserv not less than 14
                                                                             nor more than 60 days before the meeting. However,
                                                                             if less than 14 days' notice of the meeting is
                                                                             given to stockholders, then the nomination must
                                                                             be delivered to the chairman of the board or the
                                                                             president not later than the close of business
                                                                             on the fourth day following the day on which
                                                                             the notice of meeting was mailed.

Anti-Takeover            Section 203 of the DGCL prohibits business          Sections 180.1140 to 180.1145 of the WBCL
Provisions - Business    combinations between a Delaware corporation and     restrict a broad range of business combinations
Combinations:            an "interested stockholder" for a period of three   between a Wisconsin corporation and an
                         years unless specified conditions are met.  The     "interested stockholder" for a period of three
                         DGCL defines a "business combination" to include    years unless specified conditions are met.  The
                         the sale of assets, merger and other related        WBCL defines a "business combination" as
                         party transactions.  An "interested stockholder"    including a merger or a share exchange, sale of
                         is a person who owns 15% of the outstanding stock   assets, issuance of stock or rights to purchase
                         of a corporation.  During the three-year period     stock and other related party transactions.  An
                         after a person becomes an interested stockholder    "interested stockholder" is a person who
                         in a Delaware corporation, the DGCL prohibits a     beneficially owns, directly or indirectly, 10%
                         business combination with the interested            of the outstanding voting stock of a corporation
                         stockholder unless:                                 or who is an affiliate or associate of the
                                                                             corporation and beneficially owned


                                      -50-

                                     AVIDYN Stockholder Rights                           Fiserv Stockholder Rights
                                     -------------------------                           -------------------------
                         o    the board of directors approved the            10% of the voting stock within the last three
                              business combination or the acquisition of     years. During the initial three-year period after a
                              the stock before the acquisition date,         person becomes an interested stockholder in a
                                                                             Wisconsin corporation, with some exceptions, the
                         o    upon completion of the transaction that        WBCL prohibits a business combination with the
                              resulted in the interested stockholder         interested stockholder unless the corporation's
                              becoming an interested stockholder, the        board of directors approved the business
                              interested stockholder owned at least 85% of   combination or the acquisition of the stock
                              the voting stock of the corporation            prior to the acquisition date. Following this
                              outstanding at the time the transaction        three-year period, the WBCL also prohibits a
                              commenced,                                     business combination with an interested
                                                                             stockholder unless:
                         o    following the transaction in which the
                              person became an interested stockholder, the   o the board of directors approved the
                              business combination is approved by the          business combination or the acquisition of
                              board of directors of the corporation and by     the stock prior to the acquisition date,
                              a vote of two-thirds of the disinterested
                              voting stock, or                               o the business combination is approved by
                                                                               a majority of the outstanding voting stock
                         o    the corporation's certificate of                 not owned by the interested stockholder,
                              incorporation expressly provides that
                              Section 203 of the DGCL does not apply         o the consideration to be received by
                              (AVIDYN's certificate of incorporation does      stockholders meets the "fair price" and
                              not contain such a provision).                   form requirements of the statute, or

                                                                             o the business combination is of a type
                                                                               specifically excluded from the coverage of
                                                                               the statute.

                                                                             In addition, stockholders of Wisconsin corporations
                                                                             have appraisal rights in business combinations that
                                                                             they may not have in transactions not involving an
                                                                             interested stockholder. See "--Dissenters' Rights
                                                                             and Appraisal Rights."

                                                                             Sections 180.1130 to 180.1134 of the WBCL govern
                                                                             mergers or share exchanges between public
                                                                             Wisconsin corporations and significant
                                                                             stockholders, and sales of all or substantially
                                                                             all of the assets of public Wisconsin corporations
                                                                             to significant stockholders. These transactions
                                                                             must be approved by 80% of all stockholders and
                                                                             two-thirds of stockholders other than the
                                                                             significant stockholder, unless the stockholders
                                                                             receive a statutory fair price.



                                      -51-

                                     AVIDYN Stockholder Rights                           Fiserv Stockholder Rights
                                     -------------------------                           -------------------------

                                                                             This is intended to insure that stockholders in a
                                                                             second step merger, share exchange or asset sale
                                                                             receive at least what stockholders received in the
                                                                             first step. Section 180.1130 of the WBCL defines a
                                                                             "significant stockholder" as the beneficial owner
                                                                             of 10% or more of the voting power of the
                                                                             outstanding voting shares, or an affiliate of the
                                                                             Wisconsin corporation that beneficially owned 10%
                                                                             or more of the voting power of the then
                                                                             outstanding shares within the last two years.

Anti-Takeover            The DGCL does not contain similar provisions.       Section 180.1150 of the WBCL provides that in
Provisions - Control                                                         particular circumstances the voting power of
Share Acquisitions:                                                          shares of a public Wisconsin corporation held by
                                                                             any person in excess of 20% of the voting power
                                                                             is limited to 10% of the voting power these excess
                                                                             shares would otherwise have. Full voting power may
                                                                             be restored if a majority of the voting power of
                                                                             shares represented at a meeting, including those
                                                                             held by the party seeking restoration, are voted
                                                                             in favor of the restoration.

                                                                             Section 180.1134 of the WBCL requires approval
                                                                             for some transactions in the context of a tender
                                                                             offer or similar action for more than 5% of any class
                                                                             of a Wisconsin corporation's stock.  Stockholder
                                                                             approval is required for the acquisition of more
                                                                             than 5% of the corporation's stock at a price above
                                                                             market value from any person who holds more than 3%
                                                                             of the voting shares and has held the shares for
                                                                             less than two years, unless the corporation makes an
                                                                             equal offer to acquire all shares. Stockholder
                                                                             approval is also required for the sale or option
                                                                             of assets that amount to at least 10% of the
                                                                             market value of the corporation, but this requirement
                                                                             does not apply if the corporation has at least three
                                                                             directors who are not officers or employees of the
                                                                             corporation, or a majority of the disinterested
                                                                             directors chooses to opt out of this provision.

                                      -52-

                                     AVIDYN Stockholder Rights                           Fiserv Stockholder Rights
                                     -------------------------                           -------------------------
Stockholder Rights       AVIDYN does not have a stockholder rights plan.     As discussed in "Description of Fiserv Capital
Plan:                                                                        Stock - Fiserv Rights Plan," each share of
                                                                             Fiserv common stock has attached to it one
                                                                             right issued pursuant to the Fiserv rights plan.

Stockholder Action       Under the DGCL, unless otherwise provided in the    Under the WBCL, any action that may be taken by
Without a Meeting:       certificate of incorporation, any action that may   stockholders at a meeting may be taken without a
                         be taken by stockholders at a meeting may be        meeting only if a consent is signed by all of
                         taken without a meeting if written consents are     the stockholders entitled to vote with respect
                         obtained from the holders of outstanding stock      to the subject matter, unless the articles of
                         having the minimum number of votes that would be    incorporation provide otherwise.  Fiserv's
                         necessary to take the action at a meeting at        articles of incorporation provide that any
                         which all shares entitled to vote were present      action may be taken by stockholders without a
                         and voted.  AVIDYN's certificate of incorporation   meeting if a consent is signed by the holders of
                         does not limit this statutory provision.            outstanding stock having the minimum number of
                                                                             votes that would be necessary to take the action
                                                                             at a meeting at which all shares entitled to
                                                                             vote were present and voted.

Special Meetings of      Under the DGCL, special meetings of stockholders    Under the WBCL, a special meeting of
Stockholders:            may be called by the board of directors or by       stockholders may be called by the board of
                         persons authorized by the certificate of            directors, by any person authorized by the
                         incorporation or by-laws.  AVIDYN's by-laws         articles of incorporation or by-laws or upon a
                         provide that a special meeting of stockholders      written demand of the holders of 10% of the
                         may be called by the AVIDYN board of directors,     votes entitled to be cast at the meeting.
                         the chairman of the board, the chief executive      Fiserv's by-laws provide that a special meeting
                         officer or the president.                           of stockholders may be called by the chairman of
                                                                             the board or the president or by order of the
                                                                             board of directors and must be called by the
                                                                             president or secretary upon written request of
                                                                             stockholders holding at least 10% of the votes
                                                                             entitled to be cast at the meeting.


Submission of            AVIDYN's by-laws do not contain any procedures      Under Fiserv's by-laws, a stockholder may bring
Stockholder Proposals:   regarding stockholder proposals.                    before a meeting of stockholders, business with a
                                                                             proper purpose, provided that the stockholder
                                                                             timely delivers notice of the proposal to Fiserv.
                                                                             A notice will be deemed to be timely if Fiserv's
                                                                             secretary receives such notice at least 30 days prior
                                                                             to the scheduled date of an annual meeting or not
                                                                             later than the fifteenth business day after notice
                                                                             of a special meeting is first publicized. The
                                                                             notice must set forth:

                                                                             o  a brief description of the business to
                                                                                be


                                      -53-

                                     AVIDYN Stockholder Rights                           Fiserv Stockholder Rights
                                     -------------------------                           -------------------------
                                                                                brought and reasons for conducting
                                                                                such business;

                                                                             o  the name and address of the stockholder;

                                                                             o  a representation that the stockholder
                                                                                is a holder of record of Fiserv stock
                                                                                entitled to vote at the meeting; and

                                                                             o  any material interest of the
                                                                                stockholder in such business.

Stockholder Vote         The DGCL requires that a merger or consolidation    Under the WBCL, a corporation may sell, lease,
Required for             or a sale, lease or exchange of substantially all   exchange or otherwise dispose of substantially
Significant              the assets of a corporation be approved by the      all of its property if the disposition is
Transactions:            holders of a majority of the outstanding stock      approved by a majority of all votes entitled to
                         entitled to vote.                                   be cast.  A merger or share exchange plan must
                                                                             be approved by each voting group entitled to
                                                                             vote separately on the plan by a majority of all
                                                                             votes entitled to be cast on the plan by that
                                                                             voting group.


Dividends:               Under the DGCL, a corporation may pay dividends     Under the WBCL, the board of directors of a
                         and repurchase stock out of surplus and any net     corporation may authorize, and the corporation
                         profits for the fiscal year in which the dividend   may pay, dividends or make other distributions
                         was declared or for the preceding fiscal year       to its stockholders (including the repurchase of
                         provided that no payment may reduce capital below   its shares) unless:
                         the amount of capital represented by all classes
                         of shares having a preference upon the              o  after the distribution the corporation
                         distribution of assets.                                would not be able to pay its debts as they
                                                                                become due in the usual course of business,
                                                                                or

                                                                             o  the corporation's total assets after
                                                                                the distribution would be less than the sum
                                                                                of its total liabilities plus, unless the
                                                                                articles of incorporation provide
                                                                                otherwise, the amount that would be needed,
                                                                                if the corporation were to be dissolved at
                                                                                the time of the distribution, to satisfy
                                                                                the preferential rights upon dissolution of
                                                                                stockholders whose preferential rights are
                                                                                superior to those receiving the
                                                                                distribution.

                                      -54-

                                     AVIDYN Stockholder Rights                           Fiserv Stockholder Rights
                                     -------------------------                           -------------------------

Dissenters' Rights and   Under the DGCL, a stockholder of a corporation      Under the WBCL, a stockholder of a corporation
Appraisal Rights:        who has not voted for a merger or consolidation     is generally entitled to receive payment of the
                         is entitled to an appraisal of the fair value of    fair value of his, her or its  stock if the
                         the stockholder's shares of stock.  Under the       stockholder dissents from transactions including
                         DGCL, appraisal rights are not available in the     a proposed merger, share exchange or a sale of
                         case of a sale of substantially all of the assets   substantially all of the assets of the
                         of a corporation.  Appraisal rights also are not    corporation.  However, dissenters' rights
                         available for stockholders if the shares of the     generally are not available to holders of
                         corporation are listed on a national securities     shares, such as shares of Fiserv common stock,
                         exchange or designated as a national market         that are registered on a national securities
                         system security on an interdealer quotation         exchange or quoted on Nasdaq, unless the
                         system by the NASD or are held of record by more    corporation's articles of incorporation provide
                         than 2,000 stockholders.  However, a stockholder    otherwise or the transaction is a business
                         does have appraisal rights with respect to these    combination as described under " - Anti-Takeover
                         shares if the stockholder is required to accept     Provisions - Business Combinations."  A merger
                         in the merger or consolidation anything except      that does not alter the contract rights of the
                         shares of stock of the corporation surviving or     shares and does not change or convert the shares
                         resulting from the merger or consolidation,         is not a business combination for this purpose.
                         shares of stock of any other corporation that       Under the WBCL, the presence or absence of
                         will be either listed on a national securities      dissenters' rights for a voting group affects
                         exchange or designated as a national market         the right of that group to vote on amendments to
                         system security on an interdealer quotation         a corporation's articles of incorporation.  If a
                         system or that are held by more than 2,000          voting group would have dissenters' rights as a
                         stockholders, or cash in lieu of fractional         result of the amendment, then a majority of the
                         shares or any combination of these items.           votes entitled to be cast by that voting group
                                                                             is required for adoption of the amendment.

Director and Officer     The DGCL does not contain a comparable provision.   Under the WBCL, in discharging his or her duties
Discretion:                                                                  to the corporation and in determining what he or
                                                                             she believes to be in the best interests of the
                                                                             corporation, a director or officer may, in addition
                                                                             to considering the effects of any action on
                                                                             stockholders, consider the effects of the action
                                                                             on employees, suppliers, customers, the communities
                                                                             in which the corporation operates and any other
                                                                             factors that the director or officer considers
                                                                             pertinent.

Indemnification and      Under the DGCL, a corporation may generally         Under the WBCL, a corporation must indemnify its
Director Liability:      indemnify its officers, directors, employees and    directors and officers against liability
                         agents against expenses including attorneys'        incurred by the director or officer in a
                         fees, judgments, fines and amounts paid in          proceeding to which the indemnified person was a
                         settlement of any proceeding, other than            party because he or she is a director or
                         proceedings by or in the right of the               officer, unless liability was incurred because a
                         corporation, if they acted in good faith and in a   director or officer breached or failed to
                         manner they reasonably believed to be in or not     perform a duty that he or she owes to the
                         opposed to the best                                 corporation and the breach

                                      -55-

                                     AVIDYN Stockholder Rights                           Fiserv Stockholder Rights
                                     -------------------------                           -------------------------
                         interests of the corporation and, with              or failure constitutes any of the following:
                         respect to any criminal action or proceeding,
                         had no reasonable cause to believe their            o   a willful failure to deal fairly with the
                         conduct was unlawful. A similar standard is             corporation or its stockholders in connection
                         applicable in proceedings by or in the right            with a matter in which the director or officer
                         of the corporation, except that                         has a material conflict of interest,
                         indemnification may be made only for expenses
                         including attorneys' fees and, if the person        o   a violation of criminal law, unless the
                         seeking indemnification has been adjudicated            director or officer had reasonable cause to
                         liable, then only to the extent an                      believe that his or her conduct was lawful or
                         appropriate court deems the indemnification             no reasonable cause to believe that his or her
                         for such expenses fair and reasonable. The              conduct was unlawful,
                         DGCL provides that to the extent such persons
                         have been successful in the defense of any          o   a transaction from which the director or officer
                         proceeding, they must be indemnified by the             derived an improper personal benefit, or
                         corporation against expenses actually and
                         reasonably incurred in connection therewith.        o   willful misconduct.
                         AVIDYN's certificate of incorporation
                         provides that the directors and officers of         Fiserv's by-laws provide for indemnification and
                         AVIDYN will be indemnified to the fullest           advancement of expenses to directors and officers
                         extent permitted by the DGCL, which right to        to the fullest extent permitted by the WBCL. This
                         indemnification is not exclusive of any other       provision is not exclusive of any other rights to
                         right which any person may have or acquire          indemnification or the advancement of expenses to
                         under the AVIDYN by-laws, agreement, vote of        which a director or officer may be entitled to under
                         stockholders or otherwise. The DGCL permits a       any written agreement, resolution of directors, vote
                         corporation to adopt a provision in its             of stockholders, by law or otherwise.
                         certificate of incorporation that limits the
                         monetary liability of the corporation's             In addition, under the WBCL, a director of Fiserv
                         directors for a breach of the director's            is not liable to the corporation, its stockholders or
                         fiduciary duty of care. AVIDYN's certificate        any person asserting rights on behalf of the
                         of incorporation does not contain such a            corporation or its stockholders for liabilities
                         provision. Under the DGCL, a corporation may        arising from a breach of, or failure to perform, any
                         not limit a director's monetary liability           duty resulting solely from his or her status as a
                         for:                                                director, unless the person asserting liability
                                                                             proves that the breach or failure to perform
                            o   any breach of the director's duty of         constitutes any of the circumstances under which
                                loyalty to the corporation or its            indemnification would not be provided.
                                stockholders,

                            o   an act or omission not in good faith or
                                involving intentional misconduct or a
                                knowing violation of law,

                            o   the payment of unlawful dividends or
                                unlawful stock repurchases or
                                redemptions, or

                            o   any transaction in which the director
                                received an improper personal benefit.


                                      -56-

                                     AVIDYN Stockholder Rights                           Fiserv Stockholder Rights
                                     -------------------------                           -------------------------
Assessability:           Shares of stock of Delaware corporations are        Fiserv common stock is subject to possible
                         nonassessable under the DGCL.  The DGCL does not    assessment in some circumstances.  Section
                         impose personal liability on holders of AVIDYN      180.0622(2)(b) of the WBCL provides that
                         common stock for debts owing to employees or        stockholders of Wisconsin corporations are
                         otherwise.                                          personally liable up to an amount equal to the
                                                                             par value of shares owned by them, and
                                                                             up to the consideration for which shares
                                                                             without par value were issued, for debts
                                                                             owing to employees of the corporation
                                                                             for services performed for such
                                                                             corporation, but not exceeding six
                                                                             months' service in any one case. The
                                                                             liability imposed by the predecessor to
                                                                             this statute was interpreted in a trial
                                                                             court decision to extend to the original
                                                                             issue price for shares, rather than the
                                                                             stated par value. Although affirmed by
                                                                             the Wisconsin Supreme Court, the case
                                                                             offers no precedential value due to the
                                                                             fact that the decision was affirmed by
                                                                             an equally divided court. Fiserv common
                                                                             stock is not otherwise subject to call
                                                                             or assessment.


Amendments to Charter    Under the DGCL, a corporation's certificate of      Under the WBCL, the board of directors may
Documents:               incorporation may generally be amended only if      propose amendments to a corporation's articles
                         approved by a majority of the outstanding stock     of incorporation and can establish conditions
                         entitled to vote.                                   for the amendment.  The WBCL provides that
                                                                             amendments to articles of incorporation,
                                                                             except in some limited circumstances,
                                                                             must be approved by the stockholders in
                                                                             addition to approval by the board of
                                                                             directors. The vote of stockholders
                                                                             needed to approve an amendment depends
                                                                             in part on the rights of the voting
                                                                             groups entitled to vote separately on
                                                                             the amendment. If a voting group would
                                                                             have dissenters' rights as a result of
                                                                             the amendment, then a majority of the
                                                                             votes entitled to be cast by that voting
                                                                             group is required for adoption of the
                                                                             amendment. Otherwise, the WBCL provides
                                                                             that, if a quorum exists, the amendment
                                                                             will be adopted if the votes cast within
                                                                             the voting group favoring the action
                                                                             exceed the votes cast opposing the
                                                                             action, unless the articles of
                                                                             incorporation or the WBCL require a
                                                                             greater number of affirmative votes.

Amendment of By-laws:    The DGCL provides that the stockholders may         The WBCL provides that a corporation's
                         adopt, amend or repeal bylaws of a                  stockholders or board of directors may adopt,


                                      -57-

                                     AVIDYN Stockholder Rights                           Fiserv Stockholder Rights
                                     -------------------------                           -------------------------
                         corporation.  The DGCL further provides             amend or repeal the corporation's by-laws.
                         that the board of directors may adopt, amend        However, the corporation's articles of
                         or repeal by-laws of a Delaware corporation         incorporation may reserve that power exclusively
                         if such power is conferred in the certificate       to the stockholders.  In addition, the
                         of incorporation.  AVIDYN's certificate of          stockholders in adopting, amending or repealing
                         incorporation contains a provision conferring       a particular by-law may provide that the board
                         this power on the board of directors.  AVIDYN's     of directors may not amend, repeal or readopt
                         by-laws provide that the directors or               that by-law.  Fiserv's by-laws provide that they
                         stockholders may adopt, amend or repeal any of      may be altered, amended or repealed by the board
                         AVIDYN's by-laws at any meeting by majority vote.   of directors or by a vote of holders of at
                                                                             least 80% of the issued and outstanding Fiserv
                                                                             stock.

                                  LEGAL MATTERS

         The validity of the issuance of the Fiserv common stock offered by this proxy statement/ prospectus will be passed upon by Charles W. Sprague, Esq., Executive Vice President, General Counsel, Chief Administrative Officer and Secretary of Fiserv. As of November 1, 2002, Mr. Sprague owned 13,024 shares of Fiserv common stock and 134,913 vested but unexercised options to purchase shares of Fiserv common stock.

                                     EXPERTS

         The consolidated financial statements and the related financial statement schedules of Fiserv incorporated in this proxy statement/prospectus by reference from Fiserv's Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of said firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of AVIDYN incorporated in this proxy statement/prospectus by reference from AVIDYN's Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                              STOCKHOLDER PROPOSALS

         AVIDYN will hold a 2003 annual meeting of stockholders only if the merger is not completed before the time of such a meeting. The deadline for submission of stockholder proposals for inclusion in AVIDYN's proxy materials for the 2003 annual meeting of stockholders is January 1, 2003.

                       WHERE YOU CAN FIND MORE INFORMATION

         Fiserv and AVIDYN each file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Fiserv has also filed a registration statement on Form S-4 to register with the SEC the Fiserv common stock to be issued to AVIDYN stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Fiserv in addition to being a proxy statement of AVIDYN. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in Fiserv's registration statement or the exhibits to the registration statement. You may read and copy the registration statement and any reports, statements or other information that Fiserv and AVIDYN file with the SEC at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public on the Internet at a website maintained by the SEC located at http://www.sec.gov.

         The SEC allows Fiserv and AVIDYN to "incorporate by reference" the information they file with the SEC, which means they can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus. The most recent information filed with the SEC will automatically update and supersede information contained in this proxy statement/prospectus. Fiserv and AVIDYN incorporate by reference the following documents previously filed with the SEC set forth below and any future filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the date of the AVIDYN special meeting. These documents contain important business and financial information about Fiserv and AVIDYN that is not included in or delivered with this proxy statement/prospectus.

  Fiserv SEC Filings (File No. 0-14948)                  Period
  -------------------------------------                  ------

Annual Report on Form 10-K                    Year ended December 31, 2001

Quarterly Reports on Form 10-Q                Quarters ended March 31, 2002,
                                              June 30, 2002 and September 30,
                                              2002

Current Reports on Form 8-K                   July 24, 2002 and September 18,
                                              2002

Definitive Proxy Statement on
Schedule 14A for Annual Meeting of
Stockholders held on March 28, 2002

The description of Fiserv's common
stock contained in its Registration
Statement on Form 8-A dated September
3, 1986, including any amendment or
reports filed for the purpose of
updating such description.

The description of Fiserv's preferred
stock purchase rights contained in
its Registration Statement dated
February 23, 1998, including any
amendment or reports filed for the
purpose of updating such description.

  AVIDYN SEC Filings (File No. 1-11922)                  Period
  -------------------------------------                  ------

Annual Report on Form 10-KSB                  Year ended December 31, 2001
Quarterly Reports on Form 10-QSB              Quarters ended March 31, 2002,
                                              June 30, 2002 and September 30,
                                              2002

Current Reports on Form 8-K                   August 7, 2002 and November 2,
                                              2002

Definitive Proxy Statement on Schedule 14A for Annual Meeting of Stockholders held on May 10, 2002

Soliciting Material filed with the SEC
under Rule 14a-12 under the Securities
Exchange Act on November 4, 2002

         Fiserv has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Fiserv and AVIDYN has supplied all such information relating to AVIDYN.

         If you are a Fiserv or AVIDYN stockholder, you may have been sent some of the documents incorporated by reference, but you can obtain any of them through Fiserv or AVIDYN, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from Fiserv or AVIDYN without charge, excluding all exhibits, except that if an exhibit has been specifically incorporated by reference in this proxy statement/prospectus, the exhibit will also be provided without charge. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

              Fiserv, Inc.                            AVIDYN, Inc.
            255 Fiserv Drive                16980 Dallas Parkway, Suite 120
       Brookfield, Wisconsin 53045                Dallas, Texas 75248
        Telephone: (262) 879-5000              Telephone: (972) 447-6447
     Attention: Charles W. Sprague,         Attention: Stephanie L. McVay
                Secretary                              Secretary

         If you would like to request documents from us, please do so by       ,
2002 to receive them before the AVIDYN special meeting.

         You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. Fiserv and AVIDYN have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is
dated            , 2002. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Fiserv common stock in the merger creates any implication to the contrary.

                                                                         Annex A

================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                      Among

                                  FISERV, INC.,

                            FISERV MERGER SUB, INC.,

                                       And

                                  AVIDYN, INC.









                          Dated as of November 2, 2002

================================================================================

                                TABLE OF CONTENTS
                                                                            Page

ARTICLE I  MERGER.............................................................2

   SECTION 1.01  The Merger...................................................2
   SECTION 1.02  Certificate of Merger........................................2
   SECTION 1.03  Effective Time of the Merger.................................3

ARTICLE II  DIRECTORS AND OFFICERS............................................3

   SECTION 2.01  Directors....................................................3
   SECTION 2.02  Officers.....................................................3

ARTICLE III  CONVERSION OF SHARES.............................................3

   SECTION 3.01  Conversion of Shares.........................................3
   SECTION 3.02  Stock Options and Warrants...................................4
   SECTION 3.03  Exchange of Company Common Stock.............................4
   SECTION 3.04  Exchange of Fiserv Sub Common Stock..........................6
   SECTION 3.05  Dissenting Shares............................................7
   SECTION 3.06  Closing......................................................7
   SECTION 3.07   Tax Free Exchange...........................................7

ARTICLE IV  CERTAIN EFFECTS OF THE MERGER.....................................8

   SECTION 4.01  Effect of the Merger.........................................8
   SECTION 4.02  Further Assurances...........................................8

ARTICLE V  REPRESENTATIONS AND WARRANTIES.....................................8

   SECTION 5.01  Representations and Warranties of the Company................8
   SECTION 5.02  Representations and Warranties of Fiserv,
                 Fiserv Solutions and Fiserv Sub.............................32

ARTICLE VI  ADDITIONAL COVENANTS AND AGREEMENTS..............................37

   SECTION 6.01  Conduct of Business.........................................37
   SECTION 6.02  Access to Information by Fiserv, Fiserv Solutions
                 and Fiserv Sub..............................................37
   SECTION 6.03  Consents and Authorizations.................................37
   SECTION 6.04  Non-Assignable Licenses, Leases and Contracts...............38
   SECTION 6.05  Employee Matters............................................38
   SECTION 6.06  Taxes.......................................................38
   SECTION 6.07  Solicitation of Alternative Transaction.....................38
   SECTION 6.08  Proxy Material; Registration Statement......................40
   SECTION 6.09  Stockholders' Meetings......................................42
   SECTION 6.10  State Takeover Statutes.....................................42
   SECTION 6.11  Affiliates..................................................43
   SECTION 6.12  Stockholder Litigation......................................43

                               Table of Contents
                                  (continued)
                                                                            Page

   SECTION 6.13  Nasdaq  Listing.  Fiserv shall prepare and submit to
     Nasdaq a listing  application for the Fiserv Common Stock to be issued in the Merger pursuant to Article III of this Agreement..........43
   SECTION 6.14  Confidentiality.............................................43
   SECTION 6.15  Further Actions.............................................43
   SECTION 6.16  Officers' and Directors' Indemnification....................43
   SECTION 6.17  Notification of Certain Matters.............................44
   SECTION 6.18  Public Announcements........................................44
   SECTION 6.19  Voting of Shares............................................44

ARTICLE VII  CONDITIONS PRECEDENT............................................44

   SECTION 7.01  Conditions to Obligations of Fiserv, Fiserv Solutions,
     Fiserv Sub, and the Company.............................................44
   SECTION 7.02  Conditions Precedent to the Obligations of Fiserv, Fiserv
     Solutions and Fiserv Sub................................................45
   SECTION 7.03  Conditions Precedent to the Obligations of the Company......47

ARTICLE VIII  TERMINATION; AMENDMENT; WAIVER.................................48

   SECTION 8.01  Termination.................................................48
   SECTION 8.02  Effect of Termination.......................................50
   SECTION 8.03  Amendment...................................................51
   SECTION 8.04  Extension; Waiver...........................................51

ARTICLE IX  MISCELLANEOUS....................................................51

   SECTION 9.01  Expenses, Etc...............................................51
   SECTION 9.02  Execution in Counterparts...................................51
   SECTION 9.03  Notices.....................................................51
   SECTION 9.04  Entire Agreement............................................53
   SECTION 9.05  Applicable Law..............................................53
   SECTION 9.06  Binding Effect; Benefits....................................53
   SECTION 9.07  Investigation; Survival of Representations and Warranties...53
   SECTION 9.08  Specific Performance........................................53
   SECTION 9.09  Assignability...............................................54
   SECTION 9.10  Prevailing Party............................................54
   SECTION 9.11  Invalid Provisions..........................................54
   SECTION 9.12  Interpretation..............................................54

                                INDEX TO EXHIBITS

      Exhibit            Description
      -------            -----------

         A               Certificate of Merger

         B               Form of FIRPTA Affidavit of the Company

         C               Form of Agreement to Facilitate Merger

         D               Form of Opinion of Counsel to the Company

         E               Required Consents

         F               Form of Indemnity Agreement

         G               Form of Opinion of Counsel to Fiserv and Fiserv Sub


INDEX TO SCHEDULES

     Schedule            Description
     --------            -----------

         I               Disclosure Schedule

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of November 2, 2002, among FISERV, INC., a Wisconsin corporation ("Fiserv"), FISERV MERGER SUB, INC., a Delaware corporation ("Fiserv Sub") and a wholly-owned subsidiary of Fiserv, and AVIDYN, INC., a Delaware corporation (the "Company").

                              W I T N E S E T H :

         WHEREAS, Fiserv and Fiserv Sub desire that Fiserv Sub merge with and into the Company and, to realize the benefits thereof, the Company also desires that Fiserv Sub merge with and into the Company, upon the terms and subject to the conditions set forth herein and in accordance with the Business Corporation Law of the state of Delaware ("Delaware Law"), and that the outstanding shares of Common Stock, par value $.01 per share, of the Company ("Company Common Stock"), excluding any such shares held in the treasury of the Company, be converted upon such merger (the "Merger") into the right to shares of Common Stock, $.01 par value, of Fiserv ("Fiserv Common Stock") as is provided herein (Fiserv Sub and the Company being hereinafter sometimes referred to as the "Constituent Corporations" and the Company, after the Merger as the surviving entity, being hereinafter sometimes referred to as the "Surviving Corporation");

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereby agree as follows:

                                    ARTICLE I
                                     MERGER

         SECTION 1.01 THE MERGER. At the Effective Time (as hereinafter defined), Fiserv Sub shall be merged with and into the Company on the terms and conditions hereinafter set forth as permitted by and in accordance with Delaware Law. Thereupon, the separate existence of Fiserv Sub shall cease, and the Company, as the Surviving Corporation, shall continue to exist under and be governed by Delaware Law and its Certificate of Incorporation and By-laws as in effect at the Effective Time shall remain unchanged until further amended in accordance with the provisions thereof and applicable law.

         SECTION 1.02 CERTIFICATE OF MERGER. As soon as practicable following fulfillment or waiver of the conditions specified in Article VII hereof, and provided that this Agreement has not been terminated and abandoned pursuant to
Article VIII hereof, the Company and Fiserv Sub will cause the Certificate of Merger in substantially the form of Exhibit A attached hereto (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware as provided in Delaware Law. The purpose of the Surviving Corporation shall be to engage in any and all business activities in which a corporation is permitted to engage in accordance with Delaware Law.

         SECTION 1.03 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at 11:59 p.m. on the day of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other date or time thereafter as the parties may agree. The date and time of such effectiveness is herein sometimes referred to as the "Effective Time".

                                   ARTICLE II
                             DIRECTORS AND OFFICERS

         SECTION 2.01 DIRECTORS. From and after the Effective Time, the members of the Board of Directors of the Surviving Corporation shall consist of the members of the Board of Directors of Fiserv Sub (as constituted immediately prior to the Effective Time) until changed in accordance with its Certificate of Incorporation and By-laws and applicable law.

         SECTION 2.02 OFFICERS. From and after the Effective Time, the officers of the Surviving Corporation shall consist of the officers of the Company (as constituted immediately prior to the Effective Time) until changed in accordance with its Certificate of Incorporation and By-laws and applicable law.

                                   ARTICLE III
                              CONVERSION OF SHARES

         SECTION 3.01  CONVERSION OF SHARES.

                  (a) Upon the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 3.01(b) and any Dissenting Shares (as hereinafter defined)) shall, without any further action on the part of Fiserv or Fiserv Sub, on the one hand, or the Company or its stockholders, on the other hand, be converted into the right to receive such number of shares of Fiserv Common Stock as shall equal the quotient of (A) (I) the Target Value (as hereinafter defined) divided by (II) the number of shares of Company Common Stock outstanding immediately before the Effective Time divided by (B) a number which is equal to the average closing price per share for Fiserv Common Stock as reported on the National Market System by the National Association of Securities Dealers, Inc. Automated Quotations (as reported in The Wall Street Journal) for the twenty business days ending two business days prior to the Effective Time (such shares of Fiserv Common Stock together with any cash payable pursuant to Section 3.03(f) the "Merger Consideration"). "Target Value" means the amount of Ten Million Five Hundred Thousand and No/100 Dollars ($10,500,000.00) increased or decreased by the amount, if any, between i) the total assets of the Company as of the Effective Time less the total liabilities of the Company as of the Effective Time, as determined by reference to the Effective Time Balance Sheet, and ii) Six Million Eight Hundred Thousand Dollars ($6,800,000); provided, however that no such adjustment shall be made if the adjustment would result in increasing or decreasing the Target Value by less then $25,000. "Effective Time Balance Sheet" means a balance sheet of the Company as of the Effective Time prepared in accordance with GAAP consistently applied in accordance with past practices, which balance sheet shall include, to the extent unpaid as of the Effective Time, an accrual for all Company Merger Costs, it being understood that the Effective Time Balance Sheet will be prepared prior to the Effective Time and may therefore may be based, to the extent required, on good faith estimates by Fiserv, Trewit Inc., a wholly owned subsidiary of Fiserv ("Trewit") and the Company. "Company Merger Costs" shall mean the aggregate of all accounting (which shall not include regular audit fees), legal, printing, filing, financial advisory (including finders' or investment banking fees), costs of preparing, filing and distributing the Proxy Statement (as hereinafter defined) and conducting the Company Special Meeting (as hereinafter defined) and other fees and expenses of the Company and Taxes (as hereinafter defined) of the Company, in each case incurred or anticipated to be incurred in connection with the transactions contemplated hereby. Such Company Merger Costs shall only include those costs incurred by the Company directly, or to the extent they involve the printing and mailing of materials to shareholders on behalf of both the Company and Fiserv, a prorata share of such costs as the Parties shall agree at Closing.

                  (b) All shares of Company Common Stock owned by the Company or any direct or indirect wholly-owned subsidiary of the Company or Fiserv or Fiserv Sub or any other subsidiary of Fiserv immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

                  (c) Each share of common stock of Fiserv Sub, par value $.01 per share ("Fiserv Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Corporation, par value $.01 per share ("Surviving Corporation Common Stock").

                  (d) Each share of any other class of capital stock of the Company (other than Company Common Stock) shall be canceled without payment of any consideration therefor and without any conversion thereof.

         SECTION 3.02  Intentionally Omitted.

         SECTION 3.03  EXCHANGE OF COMPANY COMMON STOCK.

                  (a) Promptly after the Effective Time, Fiserv shall cause Fiserv's stock transfer agent or such other person as Fiserv may appoint to act as exchange agent (the "Exchange Agent") to mail to each holder of record (other than Fiserv, Fiserv Sub or any other subsidiary of Fiserv or the Company) of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock ("Company Certificates") (i) a form letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Company Certificate(s) shall pass, only upon delivery of the Company Certificate(s) to the Exchange Agent) and
         (ii) instructions for such holder's use in effecting the surrender of the Company Certificates in exchange for certificates representing shares of Fiserv Common Stock.

                  (b) As soon as practicable after the Effective Time, the Exchange Agent shall distribute to holders of shares of Company Common Stock, upon surrender to the

         Exchange Agent of one or more Company Certificates for cancellation, together with a duly-executed letter of transmittal, (i) one or more Fiserv certificates representing the number of whole shares of Fiserv Common Stock into which the shares represented by the Company Certificate(s) shall have been converted pursuant to Section 3.01, and
         (ii) a bank check in the amount of cash into which the shares represented by the Company Certificate(s) shall have been converted pursuant to Section 3.03(f) (relating to fractional shares), and the Company Certificate(s) so surrendered shall be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, it shall be a condition to the issuance of shares of Fiserv Common Stock that the Company Certificate(s) so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that such transferee shall
         (i) pay to the Exchange Agent any transfer or other taxes required, or
         (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  (c) Holders of Company Common Stock will be entitled to any dividends or other distributions pertaining to the Fiserv Common Stock received in exchange therefor that become payable to persons who are holders of record of Fiserv Common Stock as of a record date on the same date as or after the Effective Time, but only after they have surrendered their Company Certificates for exchange. Subject to the effect, if any, of applicable law, the Exchange Agent shall receive, hold, and remit any such dividends or other distributions to each such record holder entitled thereto, without interest, at the time that such Company Certificates are surrendered to the Exchange Agent for exchange. Holders of Company Common Stock will not be entitled, however, to dividends or other distributions that become payable before or after the Effective Time to persons who were holders of record of Fiserv Common Stock as of a record date that is prior to the Effective Time.

                  (d) All shares of Fiserv Common Stock issued upon the surrender for exchange of Company Common Stock in accordance with the terms hereof (including any cash paid for fractional shares pursuant to Section 3.03(f) hereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

                  (e) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates representing such shares are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article III. As of the Effective Time, the holders of Company Certificates representing shares of Company Common Stock shall cease to have any rights as stockholders of the Company, except such rights, if any, as they may have pursuant to Delaware Law. Except as provided above, until such Company Certificates are surrendered for exchange, each such Company Certificate shall, after the Effective Time, represent for all purposes only the right to receive the number of whole shares of Fiserv Common Stock into which the shares of Company Common Stock shall have been converted pursuant to the Merger as provided in Section 3.01 hereof and the right to receive the cash value of any fraction of a share of Fiserv Common Stock as provided in
         Section 3.03(f) hereof.

                  (f) No fractional shares of Fiserv Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, shall be issued upon the surrender for exchange of Company Certificates, no dividend or other distribution of Fiserv shall relate to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Fiserv. All fractional shares of Fiserv Common Stock to which a holder of Company Common Stock immediately prior to the Effective Time would otherwise be entitled, at the Effective Time, shall be aggregated if and to the extent multiple Company Certificates of such holder are submitted together to the Exchange Agent. If a fractional share results from such aggregation, then (in lieu of such fractional share) the Exchange Agent shall pay to each holder of shares of Company Common Stock who otherwise would be entitled to receive such fractional share of Fiserv Common Stock an amount of cash (without interest) determined by multiplying (i) the fractional share of Fiserv Common Stock to which such holder would otherwise be entitled, by (ii) the amount which is equal to the average closing price per share for Fiserv Common Stock as reported on the National Market System by the National Association of Securities Dealers, Inc. Automated Quotations (as reported in The Wall Street Journal) for the twenty business days ending two business days prior to the Effective Time. Fiserv will make available to the Exchange Agent any cash necessary for this purpose.

                  (g) In the event any Company Certificate shall have been lost, stolen, or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen, or destroyed Company Certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Fiserv Common Stock and cash for fractional shares, if any, as may be required pursuant to Section 3.01 and 3.03(f); provided, however, that Fiserv may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed Company Certificates to deliver a bond in such sum as Fiserv may direct as indemnity against any claim that may be made against Fiserv or the Exchange Agent with respect to such Company Certificates alleged to have been lost, stolen, or destroyed.

                  (h) Notwithstanding anything to the contrary in this Section 3.03, none of Fiserv or the Surviving Corporation shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         SECTION 3.04 EXCHANGE OF FISERV SUB COMMON STOCK. From and after the Effective Time, each outstanding certificate previously representing shares of Fiserv Sub Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation Common Stock into which such shares of Fiserv Sub Common Stock shall have been converted. Promptly after the Effective Time, the Surviving Corporation shall issue to Fiserv a stock certificate or certificates representing such shares of Surviving Corporation Common Stock in exchange for the certificate or certificates that formerly represented shares of Fiserv Sub Common Stock, which shall be canceled.

         SECTION 3.05  DISSENTING SHARES.

                  (a) NO CONVERSION. Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock held by a stockholder who has demanded and perfected appraisal rights for such shares in accordance with Delaware Law, including ss.262 of the Delaware Law, and who has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration pursuant to
         Section 3.01(a) and 3.03(f), but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

                  (b) WITHDRAWAL OR LOSS OF DISSENTERS' RIGHTS. Notwithstanding the provisions of subsection (a), if any holder of shares of Company Common Stock who is otherwise entitled to exercise appraisal rights under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) such appraisal rights, then, as of the later of the Effective Time and the occurrence of such event, such stockholder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate representing such shares.

                  (c) NOTICE, ETC. The Company shall give Fiserv and Trewit (i) prompt notice of any written demands for the exercise of appraisal rights in respect of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law (including instruments concerning appraisal or dissenters' rights) and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Fiserv and Trewit, voluntarily make any payment with respect to any demands for the exercise of appraisal rights in respect of any shares of Company Common Stock or offer to settle or settle any such demands.

         SECTION 3.06 CLOSING. Evidence of the fulfillment or waiver of the conditions set forth in Article VII hereof (the "Closing") shall be provided by the parties hereto to each other (a) at the offices of AVIDYN, Inc. located at 16980 Dallas Parkway, Suite 120, Dallas, Texas at 10 a.m., local time, on the business day on which the last of the conditions set forth in Article VII hereof is fulfilled or waived or (b) at such other time and place as the parties hereto may agree.

         SECTION 3.07 TAX FREE EXCHANGE. The parties intend that the Merger qualifies as a "reorganization" within the meaning of Sections 368(a)(1)(A) and
(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

                                   ARTICLE IV
                          CERTAIN EFFECTS OF THE MERGER

         SECTION 4.01 EFFECT OF THE MERGER. Upon and after the Effective Time:
(a) Fiserv Sub shall merge with and into the Surviving Corporation; (b) the separate existence of Fiserv Sub shall cease; (c) the shares of capital stock of the Company shall be converted as provided in this Agreement; (d) the former holders of such shares are entitled only to the rights provided in this Agreement and under Delaware Law and (e) the Merger shall otherwise have the effect provided under the applicable laws of the State of Delaware.

         SECTION 4.02 FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or right of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Constituent Corporations agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such property, deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Constituent Corporations and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take any and all such action.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

         SECTION 5.01 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as otherwise set forth in the Disclosure Schedule (the "Disclosure Schedule") annexed hereto as Schedule I, the Company represents and warrants to, and agrees with, Fiserv and Fiserv Sub as follows:

                  (a) ORGANIZATION AND QUALIFICATION, ETC. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each other jurisdiction as set forth in the Disclosure Schedule where the failure to so qualify would have a Material Adverse Effect (as hereinafter defined). The copies of the Company's Certificate of Incorporation and By-laws, as amended to date, which have been delivered to Fiserv and Trewit, are complete and correct, and such instruments, as so amended, are in full force and effect at the date hereof.

                  "Material Adverse Effect" for purposes of this Agreement when used with respect to any party means any change in, or effect on, or series of related changes in, or related effects on, the business of such party as currently conducted by such party and its subsidiaries, taken as a whole, that would have an adverse impact on the results of its operations or financial or other condition of an amount in excess of $175,000 other than such changes or effects generally affecting the industry of such party and its subsidiaries or the economy of the United States.

                  (b) CAPITAL STOCK.

                           (i) The authorized capital stock of the Company
                  consists of 8,000,000 shares of Company Common Stock and 4,000,000 shares of preferred stock, par value $0.10 per share (the "Preferred Stock"), of which as of the date hereof 3,620,092 shares of Company Common Stock and no shares of Preferred Stock are validly issued and outstanding, fully paid and nonassessable, and no shares of Company Common Stock or Preferred Stock are held in the treasury.

                           (ii) There are no options, warrants, calls, rights,
                  commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the capital stock of the Company.

                  (c) SUBSIDIARIES. Except as set forth in Section 5.01(c) of the Disclosure Schedule, the Company does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any general or limited partnership, limited liability partnership, limited liability company, joint venture or other non-corporate business enterprise. Except as listed in Section 5.01(c) of the Disclosure Schedule, the Company owns directly all the outstanding capital stock of the subsidiaries listed in the Disclosure Schedule (the "Subsidiaries") (except for directors' qualifying shares, if any), free and clear of all encumbrances other than Permitted Exceptions (as hereinafter defined). The capital stock of each Subsidiary is duly authorized and validly issued and outstanding, fully paid and nonassessable. No Subsidiary has issued or sold any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or given any person any right to acquire from such Subsidiary, any shares of its capital stock, and no such securities or obligations are outstanding. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the corporate power and authority to own and hold its properties and to carry on its business as currently conducted. The copies of the articles or certificates of incorporation and by-laws (or, where applicable, other such similar governance documents) of each Subsidiary, as amended to date, which have been delivered to Fiserv were complete and correct, and such instruments, as so amended, are in full force and effect at the date hereof. For purposes of this Section 5.01, the term "Company" shall be deemed to include the Subsidiaries except in Section

         5.01(a) through Section 5.01(g) (inclusive) and Section 5.01(y) and except where otherwise noted.

                  (d) AUTHORITY RELATIVE TO AGREEMENT. The Company has the corporate power and authority to execute and deliver this Agreement and the FIRPTA Affidavit in the form annexed hereto as Exhibit B (the "FIRPTA Affidavit") and to consummate the transactions contemplated on the part of the Company hereby. The execution and delivery by the Company of this Agreement and the FIRPTA Affidavit and the consummation by the Company of the transactions contemplated on its part hereby have been duly authorized by its Board of Directors. No other corporate proceedings on the part of the Company (other than stockholder approval) or any Subsidiary are necessary to authorize the execution and delivery of this Agreement by the Company, or, subject to obtaining the Company Stockholders Approval, the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery at the Effective Time of the Agreement by Fiserv and Fiserv Sub, is its valid and binding agreement, enforceable against the Company in accordance with its terms, except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights generally and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law). The Company's Board of Directors has approved this Agreement and the transactions contemplated hereby and such approvals are sufficient so that neither the restrictions on "business combinations" set forth in Section 203(a) of Delaware Law nor the provisions of any other "fair price," "moratorium," "control share acquisition," or other similar anti-takeover statute or regulation nor the provisions of any applicable anti-takeover provisions in the Certificate of Incorporation or Bylaws of the Company will apply to this Agreement or any of the transactions contemplated by this Agreement. Under applicable law, the current Certificate of Incorporation of the Company and Nasdaq rules, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the vote required for the stockholders of the Company to approve the Merger (the "Company Stockholder Approval").

                  (e) NON-CONTRAVENTION. The execution and delivery of this Agreement and the FIRPTA Affidavit by the Company do not and the consummation by the Company of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-laws of the Company or the Certificate of Incorporation or By-laws of any of its Subsidiaries, as the case may be, and (ii) violate, or result, with the giving of notice or the lapse of time or both, in a violation of, any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon any of the property of the Company or any of its Subsidiaries pursuant to any provision of any mortgage or lien or material lease, agreement, license or instrument or any order, arbitration award, judgment or decree to which the Company or any of its Subsidiaries is a party or by which any of its assets is bound, and do not and will not violate or conflict with any other material restriction of any kind or character to which the Company or any of its Subsidiaries is subject or by which any of its assets may be bound, and the same does not and will not constitute an event permitting termination of any such mortgage or lien or material lease, agreement, license or instrument to which the Company or any of its Subsidiaries is a party or (iii) violate in any material respect any law, ordinance or regulation to which the Company or any of its Subsidiaries is subject, including the applicable requirements of the Securities Act, the Exchange Act, state takeover or securities laws, the rules of Nasdaq, except, in each case or cases, for any such violation, acceleration, imposition, conflict or termination which would not, individually or in the aggregate, result in a Material Adverse Effect.

                  (f) GOVERNMENT APPROVALS. Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required for the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, except (x) as may be necessary as a result of any facts or circumstances relating solely to Fiserv or Fiserv Sub or (y) where the failure to obtain such consents, authorizations or approvals or to make such filings or registrations would not prevent the consummation of the transactions contemplated hereby.

                  (g) COMPANY SEC REPORTS. The Company has filed with the Securities and Exchange Commission (the "SEC"), at or prior to the time due, and has made available to Fiserv true and complete copies of all forms, reports, schedules, registration statements and definitive proxy statements (together with all information incorporated therein by reference, the "Company SEC Reports") required to be filed by it with the SEC since January 1, 2000. As of their respective dates, the Company SEC Reports complied as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports. As of their respective dates and as of the date any information from such Company SEC Reports has been incorporated by reference, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (h) FINANCIAL STATEMENTS. Each of the financial statements of the Company (including the related notes) included or incorporated by reference in the Company SEC Reports (including any similar documents filed after the date of this Agreement) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). Except for liabilities and obligations incurred in the ordinary course of business consistent with past practice and which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the date of the most recent audited consolidated balance sheet included in the Company SEC Reports, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto.

                  (i) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 2001, the Company has not:

                           (i) incurred any obligation or liability (fixed or
                  contingent), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice;

                           (ii) discharged or satisfied any lien, security
                  interest or encumbrance or paid any obligation or liability (fixed or contingent), other than in the ordinary course of business and consistent with past practice;

                           (iii) mortgaged, pledged or subjected to any lien,
                  security interest or other encumbrance any of its assets or properties (other than Permitted Exceptions (as hereinafter defined)), other than in the ordinary course of business and consistent with past practice;

                           (iv) transferred, leased or otherwise disposed of any
                  of its assets or properties or acquired any assets or properties, other than in any case in the ordinary course of business and consistent with past practice;

                           (v) cancelled or compromised any debt or claim, other
                  than in the ordinary course of business and consistent with past practice;

                           (vi) waived or released, under any contract, rights
                  of the Company having value to the Company, other than in any case in the ordinary course of business and consistent with past practice;

                           (vii) transferred or granted any rights under any
                  concessions, leases, licenses, agreements or Intellectual Property (as hereinafter defined), other than in the ordinary course of business and consistent with past practice;

                           (viii) other than in the ordinary course of business
                  and consistent with past practice, made or granted any wage or salary increase applicable to any group or classification of employees generally, paid any bonuses, entered into any employment contract with any officer or employee or made any loan to, or entered into any transaction of any other nature with, any officer or employee of the Company;

                           (ix) entered into any transaction, contract or
                  commitment, except (A) those listed, or which pursuant to the terms hereof are not required to be listed, on the Disclosure Schedule, (B) this Agreement and the transactions contemplated hereby, and (C) those entered into in the ordinary course of business and consistent with past practice;

                           (x) declared, paid or made any provision for payment
                  of any dividends or other distribution in respect of shares of Company Common Stock, or directly or indirectly, acquired, purchased, redeemed or made any provision for acquiring, purchasing or redeeming any shares of Company Common Stock;

                           (xi) suffered any casualty loss or damage (whether or
                  not such loss or damage shall have been covered by insurance) which affects in any material respect its ability to conduct its business;

                           (xii) amended or changed the Certificate of
                  Incorporation or By-laws of the Company;

                           (xiii) suffered any labor trouble or claim of
                  wrongful discharge, discrimination or other unlawful labor practice or action;

                           (xiv) changed any accounting method or practice
                  (including any change in depreciation or amortization policies or rates);

                           (xv) commenced or threatened to commence any lawsuit
                  or proceeding against a third party;

                           (xvi) received any notice of any claim of ownership
                  by a third party of the Company's Intellectual Property or of infringement by the Company of any third party's Intellectual Property rights;

                           (xvii) agreed to do any of the things described in
                  the preceding clauses (i) through (xvi) (other than negotiations with Fiserv, Trewit, Fiserv Sub and their representatives regarding the transactions contemplated by this Agreement); or

                           (xviii) suffered any Material Adverse Effect.

                  "Permitted Exceptions" shall mean (i) mechanic's, materialman's, warehouseman's and carrier's liens and purchase money security interests arising in the ordinary course of business; (ii) liens for Taxes and assessments not yet payable; (iii) liens for Taxes, assessments and charges and other claims, the validity of which the Company is contesting in good faith; (iv) zoning, entitlement, building and other land use regulations; (v) covenants, conditions, restrictions, easements and other similar matters of record; (vi ) liens for workers compensation, unemployment insurance and other benefits incurred in the ordinary course of business; and (vi) imperfections of title, liens, security interests, claims and other charges and encumbrances the existence of which would not have individually or in the aggregate a Material Adverse Effect.

                  (j) TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES, ETC. The Company has good and marketable title to all of the real, tangible, personal and mixed properties and assets owned by it and used in its business, free and clear of any liens, charges, pledges, security interests or other encumbrances (other than Permitted Exceptions), except as reflected in the Company Financial Statements. The Company's intangible properties and assets (excluding leasehold interests and other any intangible properties and assets described in
         Section 5.01(k), which section contains the Company's representations and warranties with respect to such intangible properties and assets) are free and clear of any liens, charges, pledges, security interests or other encumbrances (other than Permitted Exceptions), except as reflected in the Company Financial Statements.

                  (k)      INTELLECTUAL PROPERTY.

                           (i) DEFINITIONS. For all purposes of this Agreement,
                  the following terms shall have the following respective meanings:

                                    (A) "Technology" means any or all of the
                           following: (I) works of authorship including computer programs, algorithms, routines, source code and executable code, whether embodied in software or otherwise, documentation, designs, files, records and data; (II) inventions (whether or not patentable), improvements and technology; (III) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets, show how, know how and techniques; (IV) databases, data compilations and collections and technical data; (V) processes, tools, devices, methods, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware development tools; and all instantiations of the foregoing in any form and embodied in any media.

                                    (B) "Intellectual Property Rights" means any
                           or all of the following and all rights in, arising out of, or associated therewith: (I) all United States and foreign patents and utility models and applications therefore and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures ("Patents"); (II) all trade secrets and other rights in the know-how and confidential or proprietary information ("Trade Secrets"); (III) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world ("Copyrights"); (IV) all industrial designs and any registrations and applications therefor throughout the world; (V) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world ("Mask Works"); (VI) all rights in World Wide Web addresses and domain names and applications and registrations therefor, all trade names, trade dress, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("Trademarks"); and (VII) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

                                    (C) "Company Intellectual Property" means
                           any Technology and Intellectual Property Rights including the Company's Registered Intellectual Property Rights (as hereinafter defined) that are owned by, or exclusively licensed to, the Company.

                                    (D) "Registered Intellectual Property
                           Rights" means all United States, international and foreign: (I) Patents, including applications therefor; (II) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (III) Copyrights registrations and applications to register Copyrights; (IV) registered Mask Works and applications to register Mask Works; and (V) any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

                                    (E) "Governmental Entity" means any
                           national, federal, state, municipal or local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

                           (ii) COMPANY PRODUCTS. Section 5.01(k)(ii) of the
                  Disclosure Schedule contains a complete and accurate list (by name and version number) of all products, software or service offerings of the Company (collectively, the "Company Products") that have been sold, distributed or otherwise disposed of in the two (2) year period preceding the date hereof or which the Company currently intends to sell, distribute or otherwise dispose of in the future, including any products, Software or service offerings under development.

                           (iii) REGISTERED INTELLECTUAL PROPERTY RIGHTS.
                  Section 5.01(k)(iii) of the Disclosure Schedule lists all Registered Intellectual Property Rights owned by, filed in the name of or applied for by the Company as of the date of this Agreement (the "Company Registered Intellectual Property Rights") and lists any proceedings or actions before any court, tribunal, including the United States Patent and Trademark Office (the "PTO"), related to any of the Company Intellectual Property Rights or Company Intellectual Property. All necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the PTO or the United States Copyright Office, as the case may be, for the purposes of maintaining the Registered Intellectual Property Rights embodied in any Company Intellectual Property in the United States. Except as set forth in Section 5.01(k)(iii) of the Disclosure Schedule, as of the Effective Time, there are no actions that must be taken by the Company within 120 days of the Effective Time in order to obtain, perfect, preserve, renew or maintain the Registered Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates. The Company has not claimed any status in the application for or registration of any Company Intellectual Property, including "small business status", that would not be applicable to it following the Merger .

                           (iv) VALID ASSIGNMENT. In each case in which the
                  Company has acquired any Company Intellectual Property from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Company Intellectual Property (including the right to seek past and future damages with respect thereto) to the Company. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment of a Registered Intellectual Property Right assigned to the Company with the PTO or the United States Copyright Office.

                           (v) NO INVALIDITY, ETC. The Company has no knowledge
                  of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable. To the Company's knowledge, no person is infringing or misappropriating any Company Intellectual Property. The Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have knowledge of any basis therefore). The Company does not operate interactive voice response units on behalf of clients in a service bureau environment.

                           (vi) CONFIDENTIALITY. The Company has taken all steps
                  that reasonably are required to protect the Company's rights in confidential information and Trade Secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, the Company has and enforces a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements, and all current and former employees, consultants and contractors of the Company have executed such an agreement. Each of the employees of ppoONE, Inc. listed on
                  Section 5.01(k)(vi) of the Disclosure Schedule have signed the form of confidentiality agreement attached to Section 5.01(k)(vi) of the Disclosure Schedule. The Company has in place project management policies that require back-up procedures to be followed, including daily storage to a back-up server and at least weekly transmission to an off-site storage facility, that are reasonable in the circumstances. The Company does not permit employees, consultants or contractors to work from sites other than Company-approved sites, and procedures are in place to assure that the Company maintains adequate possession and control of all Company Intellectual Property that may be being worked on by employees, consultants or contractors off-site.

                           (vii) TRANSFERABILITY. All Company Intellectual
                  Property will be fully transferable, alienable or licensable by the Surviving Corporation and/or Fiserv without restriction and without payment of any kind to any third party.

                           (viii) NO LIENS. Each item of Company Intellectual
                  Property is free and clear of any liens except for non-exclusive licenses granted to end-user customers in the ordinary course of business. The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property.

                           (ix) NO TRANSFER OF RIGHTS. The Company has not
                  transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is Company Intellectual Property, to any other person.

                           (x) EXCLUSIVE RIGHTS. Except as set forth in Section
                  5.01(k)(x) of the Disclosure Schedule, all Technology, other than "shrink wrap" and other commercially available end user software, used in or necessary to the conduct of the Company's business as presently conducted or currently contemplated to be conducted by the Company was written and created solely by employees of the Company acting within the scope of their employment, and no person owns or has any rights to any of the Company Intellectual Property.

                           (xi) ALL NECESSARY RIGHTS. Except as set forth in
                  Section 5.01(k)(xi) of the Disclosure Schedule, the Company Intellectual Property constitutes all the Technology, Intellectual Property Rights and Company Registered Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company as it currently is conducted on the date of this Agreement, and as it is currently planned or contemplated to be conducted by the Company, including the design, development, manufacture, use, import and sale of Company Products.

                           (xii) NO INFRINGEMENT. The operation of the business
                  of the Company as it is currently conducted, or is presently proposed to be conducted, by the Company, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of Company Products does not and will not when conducted by Fiserv or the Surviving Corporation in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction.

                           (xiii) NO PROCEEDINGS. No Company Intellectual
                  Property or service of the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

                           (xiv) IP CONTRACTS. Other than "shrink wrap" and
                  other commercially available end user software, having an initial purchase price of $5,000 or less, Section 5.01(k)(xiv) of the Disclosure Schedule lists all contracts, licenses and agreements to which the Company is a party with respect to any Technology or Intellectual Property Rights (the "IP Contracts"). The Company is not in breach of nor has the Company failed to perform under any of the IP Contracts and, to the Company's knowledge: (A) no other party to any such IP Contract is in breach thereof or has failed to perform thereunder, and (B) there are no disputes regarding the scope of or performance under such IP Contracts, including with respect to any payments to be made or received by the Company thereunder.

                           (xv) OBLIGATION TO WARRANT. Section 5.01(k)(xv) of
                  the Disclosure Schedule lists all IP Contracts in which the Company has agreed to, or has assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guarantee or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights of any person other than the Company.

                           (xvi) NO GRANTS, ASSIGNMENTS. Neither this Agreement
                  nor the transactions contemplated by this Agreement, including the assignment of any contracts or agreements to which the Company is a party to Fiserv, Fiserv Sub or the Surviving Corporation, by operation of law or otherwise, will result in
                  (A) either Fiserv's, Fiserv Sub's or the Surviving Corporation's granting to any person any right or license to any Technology or Intellectual Property Right owned by, or licensed to, any of them; (B) either Fiserv's, Fiserv Sub's or the Surviving Corporation's being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses; or (C) either Fiserv's, Fiserv Sub's or the Surviving Corporation's being obligated to pay any royalties or other amounts to any person in excess of those payable by Fiserv, Fiserv Sub or the Surviving Corporation, respectively.

                  (l) LIST OF PROPERTIES, CONTRACTS AND OTHER DATA. Section 5.01(l) of the Disclosure Schedule contains a list setting forth with respect to the Company as of the date hereof the following:

                           (i) all real properties owned in fee simple by the
                  Company;

                           (ii) all leases of real or personal property to which
                  the Company is a party, either as lessee or lessor with a brief description of the property to which each such lease relates, except such leases of personal property as require payment during their remaining life aggregating less than $20,000;

                           (iii) all collective bargaining agreements, all
                  agreements or arrangements that contain any severance pay or post-employment liabilities or obligations, all bonus, deferred compensation, pension, profit sharing or retirement plans or any other employee benefit plans or arrangements, all employment or consulting agreements or contracts with an employee or individual consultant or salesperson or consulting or sales agreements or contracts, under which a firm or other organization provides services to the Company pursuant to which the Company is obligated to make payments in excess of $24,000 per year and all agreements or plans, including all stock option plans, stock appreciation rights plans or stock purchase plans, any of the benefits of which will be increased or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                           (iv) all contracts and commitments (including
                  mortgages, indentures and loan or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties; fidelity or surety bonds or completion bonds; agreements of indemnification or guaranty; agreements, contracts or commitments containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person; agreements, contracts or commitments relating to capital expenditures and involving future payments in excess of $20,000; agreements, contracts or commitments relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of business; agreements, contracts or commitments containing performance or revenue standards or purchase or revenue minimums, which, if not met, have payment, reimbursement or forfeiture provisions; purchase orders or contracts; construction contracts; material distribution, joint marketing or development agreements; or any agreement, contract or commitment pursuant to which the Company has granted or may grant in the future to any party a source-code license or option or other right to use or acquire source-code) to which the Company is a party, or to which it or any of its assets or properties are subject and which are not specifically referred to in the preceding clauses (i),
                  (ii) or (iii) above; provided that there need not be listed in the Disclosure Schedule (unless required pursuant to the preceding clauses (i), (ii) or (iii) above) any contract or commitment incurred in the ordinary course of business and consistent with past practice which requires payments to or by the Company during its remaining life aggregating less than $50,000; and

                           (v) the current annual compensation of all employees
                  of the Company (by position or by department) as of a recent date (a copy of which has been submitted to Fiserv but is not included in the Disclosure Schedule).

         True and complete copies of all documents and descriptions complete in all material respects of all oral agreements or commitments (if any) referred to in (i) through (iv) above (other than insurance plans which have been summarized) have been provided and made available to Fiserv or its counsel. The Company has not been notified in writing of any claim that any contract listed in the Disclosure Schedule for this subsection (l) is not valid and enforceable in accordance with its terms for the periods stated therein, or that there is under any such contract any existing default or event of default or event which with notice or lapse of time or both would constitute such a default, except for any such claim which would have, individually or when taken together with all such other claims referred to in this Section 5.01(l), a Material Adverse Effect.

         Section 5.01(l) of the Disclosure Schedule sets forth a list of the Company's top 10 clients according to revenue for the year ended December 31, 2001, and each client with which the Company currently has an agreement that the Company in good faith expects to be one of the Company's top 10 clients for the year ending December 31, 2002, and a list of all effective agreements between such client and the Company.

                  (m) LITIGATION. There are no actions, suits or proceedings with respect to the business of the Company pending against the Company of which the Company is aware at law or in equity, or before or by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality (individually, a "Governmental Entity"), nor, to the knowledge of the Company, has the Company received any notice or threat of any such actions, suits or proceedings with respect to the business of the Company except as would not have a Material Adverse Effect. There is no investigation pending or threatened against the Company, its properties or any of its officers or directors by or before a Governmental Entity, except as would not have a Material Adverse Effect. The Disclosure Schedule sets forth, with respect to any such pending or threatened action, suit, proceeding or investigation that the Company believes could have a Material Adverse Effect, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. No Governmental Entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products or services in the present manner or style thereof.

                  (n) LABOR CONTROVERSIES. Except as would not reasonably be expected to have in the aggregate a Material Adverse Effect:

                           (i) there are no controversies known to the Company
                  between the Company and any employees or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending or, to the knowledge of the Company, threatened, related to the Company and, to the knowledge of the Company, there are not and during the last two years prior to the date hereof there have not been any formal or informal organizing efforts by a labor organization and/or group of Company employees and the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and no collective bargaining agreement is being negotiated by the Company;

                           (ii) the Company is in compliance, and has not
                  received notice of, nor, to the knowledge of the Company, has there been threatened any claim that the Company has not complied, with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar Taxes, equal employment opportunity, employment discrimination and employment safety nor has the Company received notice of or, to the knowledge of the Company, has there been threatened any claim that it is liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing; and the Company is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice) and there are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy; and

                           (iii) the Company does not now, nor has it ever had
                  the obligation to, maintain, establish, sponsor, participate in or contribute to any international or foreign employee benefit plan.

                  (o) USE OF REAL PROPERTY. The Company has not received any notice of violation of any applicable zoning or building regulation, ordinance or other law, order, regulation or requirement relating to the Company (representations and warranties with respect to environmental matters being set forth in Section 5.01(p) hereof) or any notice of default under any lease, contract, commitment, license or permit, relating to the use and operation of the owned or leased real property listed in the Disclosure Schedule, in either case which could reasonably be expected to have in the aggregate a Material Adverse Effect and, to the knowledge of the Company, there is no such violation or default which would have in the aggregate a Material Adverse Effect. The Company has not received any notice that any plant or other building that is owned or covered by a lease set forth in the Disclosure Schedule hereto does not substantially conform with all applicable ordinances, codes, regulations and requirements, and the Company has not received any notice that any law or regulation presently in effect or condition precludes or restricts continuation of the present use of such properties by the Company.

                  (p)      ENVIRONMENTAL MATTERS.

                           (i) HAZARDOUS MATERIALS. The Company has not: (A)
                  operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (B) illegally released in violation of applicable law any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to the be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material"), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials have been released in violation of any applicable law, as a result of the actions of the Company, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

                           (ii) HAZARDOUS MATERIALS ACTIVITIES. The Company has
                  not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time, nor has the Company disposed of, transported, sold or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                           (iii) PERMITS. The Company currently holds all
                  environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

                           (iv) ENVIRONMENTAL LIABILITIES. No action,
                  proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or, to the Company's knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance that could involve the Company in any environmental litigation or impose upon the Company any environmental liability.

                  (q) ADDITIONAL ACCOUNTING DISCLOSURE MATTERS.

                           (i) ACCOUNTS RECEIVABLE. The accounts receivable
                  reflected on the balance sheet of the Company as of December 31, 2001 and all accounts receivable arising between December 31, 2001 and the date hereof, arose from bona fide transactions in the ordinary course of business. Except for amounts also recorded as deferred revenue, these transactions have been recorded in accordance with GAAP meeting the following criteria: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the sales price is fixed or determinable and no further deliveries or services are required to be provided in order to entitle the Company or its assignees to collect the accounts receivable in full. No such account has been assigned or pledged to any other person, firm or corporation.

                           (ii) NO UNDISCLOSED LIABILITIES. The Company does not
                  have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the Company Financial Statements), that in the aggregate exceed $50,000, and which (A) has not been reflected (which such term "reflected" does not include any such liability, indebtedness, etc. that is mentioned only in the footnotes to the Company Financial Statements) or reserved against in the most recent Company Financial Statements or (B) has arisen other than in the ordinary course of the Company's business and consistent with past practices since the date of the latest balance sheet included in the Company Financial Statements. The Company does not have any outstanding payables, whether reflected on the Company Financial Statements or not, which (C) exceed $50,000 or (D) are more than 30 days past due.

                  (r) COMPLIANCE WITH LAW; RESTRICTIONS ON BUSINESS ACTIVITIES.

                           (i) NO DEFAULTS. The Company is not in default with
                  respect to any order of any court, governmental authority or arbitration board or tribunal to which it is a party or, to the knowledge of the Company, to which the Company is subject and which applies to its business, and, to the knowledge of the Company, the Company has not been notified that it is in violation of any laws, ordinances, governmental rules or regulations to which it is subject or that it has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its assets and properties or to the conduct of its business.

                           (ii) IMMIGRATION MATTERS. The Company has on file a
                  valid Form I-9 for each employee hired by the Company on or after November 7, 1986 and continuously employed after November 6, 1986 or the applicable date of hire. To the knowledge of the Company, all employees of the Company are (A) United States citizens, or lawful permanent residents of the United States, (B) aliens whose right to work in the United States is unrestricted, (C) aliens who have valid, unexpired work authorizations issued by the Attorney General of the United States (Immigration and Naturalization Service) or (D) aliens who have been continually employed by the Company since November 6, 1986 or the applicable date of hire. The Company has not been the subject of an immigration compliance or employment visit from, nor has the Company been assessed any fine or penalty by, or been the subject of any order or directive of, the United States Department of Labor or the Attorney General of the United States (Immigration and Naturalization Service).

                           (iii) RESTRICTIONS ON BUSINESS ACTIVITIES. There is
                  no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably would be expected to have the effect of prohibiting or impairing any business practice (including the licensing of any product) of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

                           (iv) EMPLOYEES. To the knowledge of the Company, no
                  employee of the Company (A) is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others or (B) has given notice to the Company, nor is the Company otherwise aware that any employee intends to terminate his or her employment with the Company.

                           (v) GOVERNMENTAL AUTHORIZATION. The Company possesses
                  all material consents, licenses, permits, grants or other authorizations issued to the Company by a Governmental Entity
                  (A) pursuant to which the Company currently operates or holds any interest in any of its properties or (B) which is required for the operation of its business or the holding of any such interest, other than such consents, licenses, permits, grants or authorizations the failure to obtain which would not, either individually or in the aggregate, have a Material Adverse Effect ("Company Authorizations"), which Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets and each such Company Authorization is listed on Section 5.01(r)(v) of the Disclosure Schedule.

                  (s)      EMPLOYEE BENEFITS.

                           (i) EMPLOYEE PLANS. Section 5.01(s)(i) of the
                  Disclosure Schedule sets forth a list identifying each "employee pension benefit plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including any "multiemployer plan", as defined in Section 3(37) of ERISA, (the "Pension Plans") and a list identifying each "employee welfare benefit plan", as defined in Section 3(1) of ERISA, (the "Welfare Plans") that, in either case, are maintained, administered or contributed to by the Company, or which cover any employee or former employee of the Company. Collectively, the Pension Plans and Welfare Plans are hereinafter referred to as the "Employee Plans". Except as otherwise identified in
                  Section 5.01(s)(i) of the Disclosure Schedule, (A) no Employee Plan is maintained, administered or contributed to by any entity other than the Company, and (B) no Employee Plan is maintained under any trust arrangement which covers any employee benefit arrangement which is not an Employee Plan.

                           (ii) DELIVERY OF COPIES OF PLANS, DOCUMENTS, ETC. The
                  Company has delivered or has caused to be delivered to Fiserv and Trewit true and complete copies of (A) the Employee Plans (including related trust agreements, custodial agreements, insurance contracts, investment contracts and other funding arrangements, if any, and adoption agreements, if any), (B) any amendments to Employee Plans, (C) written interpretations of the Employee Plans, (D) material employee communications by the plan administrator of any Employee Plan (including, but not limited to, summary plan descriptions and summaries of material modifications, as defined under ERISA), (E) the three most recent annual reports (e.g., the complete Form 5500 series) prepared in connection with each Employee Plan (if such report was required), including all attachments (including the audited financial statements, if any) and (F) the three most recent actuarial valuation reports prepared in connection with each Employee Plan (if any such report was required).

                           (iii) NO CHANGE IN BENEFITS. There has been no
                  amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of expense incurred in respect of such Employee Plan for the most recent plan year with respect to Employee Plans. The execution of this Agreement and the consummation of the transactions contemplated hereby do not and will not constitute an event under any Employee Plan, which either alone or upon the occurrence of a subsequent event will or may result in any payment, acceleration, vesting or increase in benefits to any employee, former employee or director of the Company.

                           (iv) COMPLIANCE. Each Employee Plan has been
                  maintained in compliance with its terms and the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to, ERISA and the Code, which are applicable to such Employee Plan.

                           (v) QUALIFICATION, ETC. Each Pension Plan is
                  "qualified" within the meaning of Section 401(a) of the Code, and has been qualified during the period from the date of its adoption to the date of this Agreement, and each trust created thereunder is tax-exempt under Section 501(a) of the Code. The Company has delivered or caused to be delivered to Fiserv the latest determination letters of the Internal Revenue Service relating to each Pension Plan. Such determination letters have not been revoked. Furthermore, there are no pending proceedings or, to the knowledge of the Company, threatened proceedings in which the "qualified" status of any Pension Plan is at issue and in which revocation of the determination letter has been threatened. Each such Pension Plan has not been amended or operated, since the receipt of the most recent determination letter, in a manner that would adversely affect the "qualified" status of the Plan. No distributions have been made from any of the Pension Plans that would violate in any respect the restrictions under Treasury Regulation Section 1.401(a)(4)-5(b), and none will have been made by the Effective Time.

                           (vi) NO CLAIMS. There are no pending or, to the
                  knowledge of the Company, threatened (A) claims, suits or other proceedings by any employees, former employees or plan participants or the beneficiaries, spouses or representatives of any of them, other than ordinary and usual claims for benefits by participants or beneficiaries, or (B) suits, investigations or other proceedings by any federal, state, local or other governmental agency or authority, of or against any Employee Plan, the assets held thereunder, the trustee of any such assets or the Company relating to any of the Employee Plans. If any of the actions described in this subsection are initiated prior to the Effective Time, the Company shall notify Fiserv of such action prior to the Effective Time.

                           (vii) NO PROHIBITED TRANSACTIONS. The Company has not
                  engaged (A) in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of Section 404 of ERISA, or (B) in any "prohibited transaction" within the meaning of Section 406(a) or 406(b) of ERISA, or of Section 4975(c) of the Code, with respect to any Employee Plans, and will not so engage, act or fail to act prior to the Effective Time. Furthermore, to the knowledge of the Company, no other "party in interest", as defined in Section 3(14) of ERISA, or "disqualified person", as defined in Section 4975(e)(2) of the Code, has engaged in any such "prohibited transaction".

                           (viii) NO LIABILITY. No liability has been incurred
                  by the Company or by a trade or business, whether or not incorporated, which is deemed to be under common control or affiliated with the Company within the meaning of Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate") for any Tax, penalty or other liability with respect to any Employee Plan and, to the knowledge of the Company, such Plans do not expect to incur any such liability prior to the Effective Time.

                           (ix) REQUIRED CONTRIBUTIONS. The Company has made all
                  required contributions under each Pension Plan on a timely basis or, if not yet due, adequate accruals therefore have been provided for in the financial statements. No Pension Plan has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code and no Pension

                  Plan has applied for or received a waiver of the maximum funding standards imposed by Section 412 of the Code.

                           (x) PBGC. Except for required premium payments, no
                  liability to the Pension Benefit Guaranty Corporation (the "PBGC") has been incurred by the Company with respect to any Pension Plan that has not been satisfied in full, and no event has occurred and there exists no condition or set of circumstances that could result in the imposition of any such liability. The Company has complied, or will comply, with all requirements for premium payments, including any interest and penalty charges for late payment, due to PBGC on or before the Effective Time with respect to each Pension Plan for which any premiums are required. No proceedings to terminate, pursuant to Section 4042 of ERISA, have been instituted or, to the knowledge of the Company, are threatened by the PBGC with respect to any Pension Plan (or any Pension Plan maintained by an ERISA Affiliate). There has been no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any Pension Plan. No reportable event, within the meaning of Section 4043 of ERISA, has occurred with respect to any Pension Plan.

                           (xi) BENEFIT OBLIGATIONS. As of the date of this
                  Agreement, with respect to each Pension Plan which is covered by Title IV of ERISA and which is not a multiemployer plan, the current value of the accumulated benefit obligations (based on the actuarial assumptions that would be utilized upon termination of such Pension Plan) do not exceed the current fair value of the assets of such Pension Plan. Except as listed in Section 5.01(s)(xi) of the Disclosure Schedule, there has been (A) no material adverse change in the financial condition of any such Pension Plan, and (B) no change in actuarial assumptions with respect to such Pension Plan as a result of plan amendment, written interpretations, announcements, change in applicable law or otherwise which, individually or in the aggregate, would result in the value of any such Pension Plan's accrued benefits exceeding the current value of such Pension Plan's assets.

                           (xii) NO MULTIEMPLOYER PLAN. Neither the Company nor
                  any ERISA Affiliate has ever maintained, adopted or established, contributed or been required to contribute to, or otherwise participated or been required to participate in, nor will they become obligated to do so through the Effective Time, any "multiemployer plan" (as defined in Section 3(37) of ERISA). No amount is due from, or owed by, the Company or any ERISA Affiliate on account of a "multiemployer plan" (as defined in Section 3(37) of ERISA) or on account of any withdrawal therefrom.

                           (xiii) NO POST-RETIREMENT BENEFITS. No Employee Plan
                  provides benefits, including any severance or other post-employment benefit, salary continuation, termination, death, disability or health or medical benefits (whether or not insured), life insurance or similar benefit with respect to current or former employees (or their spouses or dependents) of the Company beyond their retirement or other termination of service other than (A) coverage mandated by applicable law, (B) death, disability or retirement benefits under any Pension Plan, (C) deferred compensation benefits accrued as liabilities on the Company Financial Statements, (D) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary) or (E) as expressly contemplated by this Agreement.

                           (xiv) COBRA. The Company has complied with, and
                  satisfied, the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980(B) of the Code, and all regulations thereunder ("COBRA") with respect to each Employee Plan that is subject to the requirements of COBRA. Each Employee Plan that is a group health plan, within the meaning of Section 9805(a) of the Code, has complied with and satisfied the applicable requirements of Sections 9801 and 9802 of the Code.

                  (t) INSURANCE. The Disclosure Schedule summarizes the amount and kinds of insurance as to which the Company has insurance policies, contracts or fidelity bonds relating to the business or operations of the Company. All such insurance policies, contracts and bonds are in full force and effect. All such insurance policies, contracts and bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company contain provisions which are reasonable and customary in the Company's industry, and there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies, contracts and bonds have been paid and the Company is otherwise in compliance in all material respects with the terms of such policies, contracts and bonds (or other policies, contracts and bonds providing substantially similar insurance coverage). No notice of cancellation or termination of any such insurance policies, contracts or bonds has been given to the Company by the carrier of any such policy, contract or policy.

                  (u) BANK ACCOUNTS. Section 5.01(u) of the Disclosure Schedule lists all bank, money market, savings and similar accounts and safe deposit boxes of the Company, specifying the account numbers and the authorized signatories of persons having access to them.

                  (v) MINUTE BOOKS. The minute books and stock books or share ledgers, as the case may be, of the Company made available to Fiserv and Trewit are the only minute books and stock books or share ledgers, as the case may be, of the Company and contain a reasonably accurate summary of all meetings of directors (including committees thereof) and shareholders or actions by written consent and of all transactions in the capital stock of the Company since the time of incorporation of the Company.

                  (w) TAXES.

                           (i) COMPLIANCE GENERALLY. The Company (A) has duly
                  and timely filed or caused to be filed with the appropriate authorities all Tax Returns of, related to or including the Company, including its income, assets, payroll or operations, and properly included the items related thereto in such Tax Returns, which Tax Returns are true, correct and complete in all material respects, and (B) has duly and timely paid or caused to be paid to the appropriate authorities all Taxes that are due and payable on or before the Effective Time, and has properly accrued on its books and records in accordance with GAAP any Tax not then due. The Company has complied with all applicable laws, rules and regulations relating to the reporting, payment, collection and withholding of Taxes and has duly and timely collected or withheld and paid over to the appropriate authorities all amounts required to be so collected or withheld and paid over under all applicable laws. Except as set forth in Section 5.01(w)(i) of the Disclosure Schedule, all Taxable years or periods for the assessment of Taxes are closed either by agreement with the applicable Taxing authority or by operation of the normal statute of limitations or, if not yet closed, will close by operation of the normal statute of limitations for such Tax Returns (without extension). Section 5.01(w)(i) of the Disclosure Schedule sets forth a list of each jurisdiction where the Company files a Tax Return and the type of Tax Returns filed during the past five years. The Company has made available for review by Fiserv and Trewit true, correct and complete copies of all Tax Returns filed by or with respect to the Company during the past five years and of all correspondence to or from a Taxing authority relating thereto and with respect to any Proceeding (as hereinafter defined).

                           (ii) NO ADJUSTMENTS. Except as set forth in Section
                  5.01(w)(ii) of the Disclosure Schedule, no Taxing authority has asserted any adjustment that would result in an additional Tax for which the Company is or may be liable or with respect to which a lien may be imposed on any asset or property of the Company which has not been fully paid or which adjustment, if asserted, would apply to any other period. No such adjustment is pending or, to the knowledge of the Company, being considered and there is no basis for any such adjustment. There is no pending audit, examination, investigation, dispute, proceeding or claim (collectively, a "Proceeding") relating to any Tax for which the Company is or may be liable or which could result in a lien on any of the Company's assets or property, and, to the knowledge of the Company, no Taxing authority is contemplating such a Proceeding and there is no basis for any such Proceeding.

                           (iii) NO OTHER ARRANGEMENTS. The Company is not a
                  party to any agreement, contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162, 280G or 404 of the Code. The Company is not a "consenting corporation" within the meaning of Section 341(f) of the Code. The Company does not have any "tax-exempt bond financed property" or "tax-exempt use property" within the meaning of Section 168(g) or (h), respectively, of the Code. The Company has not entered into any sale-leaseback or leveraged lease transaction. None of the assets of the Company is required to be treated as being owned by any other person pursuant to the "safe harbor" leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect prior to the repeal of said leasing provisions. The Company has never made or been required to make an election under Section 338 of the Code. The Company has never been included in a consolidated, combined or unitary Tax Return. The Company is not and has never been a party to any Tax sharing or Tax allocation agreement, arrangement or understanding. No Tax authority has ever asserted that the Company should file a Tax Return in a jurisdiction where it does not file. The Company does not have outstanding any power of attorney or ruling request, request to consent to change a method of accounting, subpoena or request for information with or by any Taxing authority in connection with any Tax matter. There is no outstanding power of attorney authorizing anyone to act on behalf of the Company in connection with any Tax, Tax Return or Proceeding relating to any Tax. The Company is not required to include any adjustment under Section 481 of the Code (or any similar provision of applicable law) in income for any period (or portion of a period) beginning after the Closing Date. During the last two years, the Company has not engaged in any exchange with a related person (within the meaning of Code
                  Section 1031(f)) under which gain realized was not recognized under Section 1031 of the Code.

                           (iv) TAXES DEFINED. For purposes of this Agreement,
                  "Taxes" means all federal, state, local and foreign taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature (including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, built-in gains, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupation, real property, personal property, intangible property, occupancy, recording, minimum, environmental, windfall profits or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever), including any liability therefor as a transferee (including under Section 6901 of the Code), as a result of Treasury Regulation Section 1.1502-6, or in each case, any similar provision under applicable law, or as a result of any Tax sharing or similar agreement, together with any interest, penalties, additions to tax or additional amounts imposed by any Taxing authority (domestic or foreign).

                           (v) TAX RETURN DEFINED. As used herein, "Tax Return"
                  includes any return, declaration, report, claim for refund or credit, information return or statement, and any amendment to any of the foregoing, including any consolidated, combined or unitary return or other document (including any related or supporting information or schedule), filed or required to be filed with any federal, state, local or foreign governmental entity or agency in connection with the determination, assessment, collection or payment of Taxes or the administration of any laws, regulations or administrative requirements relating to Taxes or ERISA.

                           (vi) Following the transaction contemplated by this
                  Agreement, the Surviving Corporation will hold at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, of the Company immediately prior to the transaction. For purposes of this representation, amounts paid by the Company to any of the stockholders of the Company, amounts used by the Company to pay reorganization expenses and all redemptions and distributions made by the Company (except for regular, normal dividends) will be included as assets of the Company immediately prior to the transaction.

                           (vii) Prior to the effectiveness and at the time of
                  the Merger, the Company has no plan or intention to issue additional shares of its stock that would result in Fiserv losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code.

                           (viii) Prior to the effectiveness and at the time of
                  the Merger, the Company is engaged in a historic business or uses a significant portion of its historic business assets in a business, within the meaning of Treasury Regulation section 1.368-1(d), which will be owned by the Surviving Corporation following the Merger.

                          (ix) At the time of the Merger, the Company will not
                  have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Company or in the Surviving Corporation (a) that, if exercised, would affect Fiserv's control of the Surviving Corporation within the meaning of
                  Section 368(c) of the Code, or (b) that, whether exercised or not, would adversely affect Fiserv's ability to include the Surviving Corporation in its consolidated, combined or unitary tax returns for federal, state or local tax purposes.

                           (x) The Company is not an investment company as
                  defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                           (xi) The Company is not under the jurisdiction of a
                  court in a title 11 or similar case within the meaning of
                  Section 368(a)(3)(A) of the Code.

                           (xii) Fiserv will pay or assume only those expenses
                  of the Company that are solely and directly related to the Merger in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

                  (x) RELATED PARTY TRANSACTIONS. Since January 1, 2000, except as described in the Company SEC Reports: (a) no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC; and (b) there are no existing contracts, agreements, business dealings, arrangements or other understandings between the Company and any Related Party. There are no assets of any Related Party that are used in or necessary to the conduct of the business of the Company. "Related Party" means, with respect to any party, any officer, director or beneficial owner of more than 5% of the outstanding voting securities of such party (or any entity of which such person is an officer, director or beneficial owner of more than 5% of such entity's outstanding voting securities).

                  (y) BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company directly with Fiserv, Trewit and Fiserv Sub, without the intervention of any other person on behalf of the Company in such manner as to give rise to any valid claim by any other person against the Company or Fiserv or Fiserv Sub for a finder's fee, brokerage commission or similar payment.

                  (z) PROXY STATEMENT; REGISTRATION STATEMENT; OTHER INFORMATION. The information, taken as a whole, with respect to the Company to be included in the Proxy Statement (as defined herein) or, to the extent provided by the Company in writing for inclusion therein, the Registration Statement (as defined herein) will not, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Special Meeting (as defined herein) or, in the case of the Registration Statement, at the time it becomes effective or at the effective time of any post-effective amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by Fiserv, Fiserv Sub or any "affiliate" of Fiserv specifically for inclusion in the Proxy Statement. The Proxy Statement (as it relates to the Company) will comply as to form in all material respects with the provisions of the Exchange Act.

                  (aa) VOTING REQUIREMENTS. The Company Stockholder Approval is the only vote of the holders of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

                  (bb) REPRESENTATIONS COMPLETE. None of the representations or warranties made by the Company (as modified by the Disclosure Schedule), nor any statement made in the Disclosure Schedule or certificate furnished by the Company pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the Company in connection with soliciting their consent to this Agreement and the Merger, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to the make the statements contained herein or therein, in the light of the circumstances under which made, not misleading, except as would not result, individually or in the aggregate, in a Material Adverse Effect.

         SECTION 5.02 REPRESENTATIONS AND WARRANTIES OF FISERV AND FISERV SUB. Fiserv and Fiserv Sub each represent and warrant to, and agree with, the Company as follows:

                  (a) ORGANIZATION AND QUALIFICATION, ETC. Each of Fiserv and Fiserv Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Wisconsin, and the State of Delaware, respectively, and each has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Each of Fiserv and Fiserv Sub is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect.

                  (b) AUTHORITY RELATIVE TO AGREEMENT. Each of Fiserv and Fiserv Sub has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on its part hereby. The execution and delivery by Fiserv and Fiserv Sub of this Agreement and the consummation by each of them of the transactions contemplated on its part hereby have been duly authorized by their respective Board of Directors and, in the case of Fiserv Sub, its sole stockholder. No other corporate proceedings on the part of Fiserv or Fiserv Sub are necessary to authorize the execution and delivery of this Agreement by Fiserv or Fiserv Sub or the consummation by Fiserv or Fiserv Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Fiserv and Fiserv Sub, and, assuming the due authorization, execution and delivery at the Effective Time of this Agreement by the Company, is their valid and binding agreement, enforceable against Fiserv and Fiserv Sub, as applicable, in accordance with its terms, except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights generally and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

                  (c) NON-CONTRAVENTION. The execution and delivery of this Agreement by Fiserv and Fiserv Sub do not and the consummation by Fiserv and Fiserv Sub of the transactions contemplated hereby will not
         (i) violate any provision of the Articles or Certificate of Incorporation or By-laws of Fiserv or Fiserv Sub, as the case may be, or (ii) violate, or result, with the giving of notice or the lapse of time or both, in a violation of, any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon any of the property of Fiserv or Fiserv Sub pursuant to any provision of any mortgage or lien or material lease, agreement, license or instrument or any order, arbitration award, judgment or decree to which Fiserv or Fiserv Sub is a party or by which any of their respective assets is bound and do not and will not violate or conflict with any other material restriction of any kind or character to which Fiserv or Fiserv Sub is subject or by which any of its assets may be bound, and the same does not and will not constitute an event permitting termination of any such mortgage or lien or material lease, agreement, license or instrument to which Fiserv or Fiserv Sub is a party or (iii) violate in any material respect any law, ordinance or regulation to which Fiserv or Fiserv Sub is subject, except, in each case or cases, for any such violation, acceleration, creation, imposition, conflict or termination which would not prevent the consummation of the transactions contemplated hereby by Fiserv or Fiserv Sub.

                  (d) GOVERNMENT APPROVALS. Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) applicable requirements of the Securities Act, the Exchange Act, state takeover or securities laws, the rules of Nasdaq, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required for or in connection with the execution and delivery of this Agreement by Fiserv and Fiserv Sub and the consummation by Fiserv and Fiserv Sub of the transactions contemplated hereby, except (x) as may be necessary as a result of any facts or circumstances relating solely to the Company or (y) where the failure to obtain such consents, authorizations or approvals or to make such filings or registrations would not prevent the consummation of the transactions contemplated hereby.

                  (e) FISERV SEC REPORTS. Fiserv has filed with the SEC, at or prior to the time due, and has made available to the Company true and complete copies of all forms, reports, schedules, registration statements and definitive proxy statements (together with all information incorporated therein by reference, the "Fiserv SEC Reports") required to be filed by it with the SEC since January 1, 2000. As of their respective dates, the Fiserv SEC Reports complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Fiserv SEC Reports. As of their respective dates and as of the date any information from such Fiserv SEC Reports has been incorporated by reference, the Fiserv SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (f) FISERV FINANCIAL STATEMENTS. Each of the financial statements of Fiserv (including the related notes) included or incorporated by reference in the Fiserv SEC Reports (including any similar documents filed after the date of this Agreement) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Fiserv and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). Except for liabilities and obligations incurred in the ordinary course of business consistent with past practice and which could not reasonably be expected to have, individually or in the aggregate, a Fiserv Material Adverse Effect (as defined herein), since the date of the most recent audited consolidated balance sheet included in the Fiserv SEC Reports, neither the Fiserv nor any of the Fiserv Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by

         GAAP to be set forth on a consolidated balance sheet of the Fiserv and its consolidated subsidiaries or in the notes thereto.

                  (g) PROXY STATEMENT; REGISTRATION STATEMENT; OTHER INFORMATION. The information, taken as a whole, with respect to Fiserv or its subsidiaries to be included in the Proxy Statement or the Registration Statement will not, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Special Meeting, or, in the case of the Registration Statement, at the time it becomes effective or at the effective time of any post-effective amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Fiserv or Fiserv Sub with respect to information supplied in writing by the Company or any affiliate of the Company specifically for inclusion in the Proxy Statement or the Registration Statement. Each of the Proxy Statement and Registration Statement (as it relates to Fiserv and its subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act, as applicable.

                  (h) CAPITALIZATION OF FISERV SUB. The authorized capital stock of Fiserv Sub consists of 1,000 shares of common stock, $.01 par value, of which 100 shares are validly issued and outstanding, fully paid and nonassessable and all of which are owned by Fiserv.

                  (i) CAPITALIZATION OF FISERV. The authorized capital stock of Fiserv consists of 300,000,000 shares of Fiserv Common Stock and 25,000,000 shares of Preferred Stock, no par value ("Preferred Stock"), of which, as of the date hereof, no shares of Preferred Stock and approximately 190,000,000 shares of Fiserv Common Stock are validly issued and outstanding, fully paid and nonassessable. Except for approximately 10,500,000 shares of Fiserv Common Stock reserved for issuance as of the date hereof under the various Fiserv stock option plans, as of the date hereof, Fiserv has no commitments to issue or sell any of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from Fiserv, any shares of its capital stock and no securities or obligations evidencing such rights are outstanding.

                  (j) TAX REPRESENTATIONS.

                            (i) Fiserv Sub is a newly organized corporation that
                  was formed solely to engage in the Merger.

                           (ii) Prior to the effectiveness and at the time of
                  the Merger, Fiserv will be in control of Fiserv Sub within the meaning of Section 368(c) of the Code.

                           (iii) Prior to the effectiveness and at the time of
                  the Merger, Fiserv has no plan or intention to: (A) liquidate the Surviving Corporation, (B) merge the

                  Surviving Corporation with or into another corporation or (C) sell or otherwise dispose of the stock of the Surviving Corporation; except for transfers of stock or assets described in Section 368(a)(2)(C) of the Code or Treasury Regulation
                  section 1.368-2(k)(2).

                          (iv) Assuming the veracity of the Company's
                  representations in Sections 5.01(w)(vii) and (ix), for at least two years following the Effective Date, the Surviving Corporation will not issue additional shares of stock that would result in Fiserv losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code.

                          (v) Assuming the veracity of the Company's
                  representation in Section 5.01(w)(viii), following the transaction, the Surviving Corporation will, and Fiserv will cause the Surviving Corporation to, continue the historic business of the Company or continue to use a significant portion of the Company's historic business assets in a business, within the meaning of Treasury Regulation section 1.368-1(d).

                         (vi) Fiserv Sub has no liabilities that will be assumed
                  by the Surviving Corporation in the Merger or to which assets transferred to the Surviving Corporation in the Merger will be subject.

                         (vii) Immediately prior to the effectiveness of the
                  Merger, Fiserv is not an investment company as defined in
                  Section 368(a)(2)(F)(iii) and (iv) of the Code.

                         (viii) Prior to the effectiveness and at the time of
                  the Merger, Fiserv has no plan or intention in connection with the Merger to directly or indirectly reacquire any of its shares of Fiserv Common Stock issued in the transaction (except for fractional share interests deemed issued and redeemed). Prior to the effectiveness and at the time of the Merger, no person related to Fiserv (within the meaning of Treasury Regulation section 1.368-1(e)(3)) and no person acting as an intermediary for Fiserv or such related person has a plan or intention in connection with the Merger to acquire any of the Fiserv Common Stock issued in the transaction.


                  ( k) FISERV COMMON STOCK ISSUED TO STOCKHOLDERS. The shares of Fiserv Common Stock to be issued to the stockholders of the Company as Merger Consideration in accordance with Section 3.01(a) hereof shall, upon consummation of the Merger, be validly issued and outstanding, fully paid and nonassessable shares of Fiserv Common Stock.

                  ( l) ABSENCE OF MATERIAL ADVERSE EFFECT. Since December 31, 2001, Fiserv has not experienced any change that could have a Fiserv Material Adverse Effect. "Fiserv Material Adverse Effect" means any change in, or effect on, or series of related changes in, or related effects on, the business of Fiserv as currently conducted by Fiserv and its subsidiaries, taken as a whole, that is materially adverse to the results of its operations or financial or other condition before giving effect to the transactions contemplated by this Agreement and other than such changes or effects generally affecting the industry of Fiserv and its subsidiaries or the economy of the United States.

                  ( m) BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Fiserv, Trewit and Fiserv Sub directly with the Company, without the intervention of any person on behalf of Fiserv or Fiserv Sub in such manner as to give rise to any valid claim by any person against the Company or Fiserv or Fiserv Sub for a finder's fee, brokerage commission or similar payment.

                                   ARTICLE VI
                       ADDITIONAL COVENANTS AND AGREEMENTS

         SECTION 6.01 CONDUCT OF BUSINESS. During the period from the date hereof to the Effective Time, except as otherwise contemplated by this Agreement, the Company shall conduct its operations according to its ordinary and usual course of business and the Company shall use its commercially reasonable efforts to preserve substantially intact its business organization, keep available the services of its officers and employees and maintain its present relationships with licensors, suppliers, distributors, customers and others having significant business relationships with it. The Company shall cause representatives of the Company to confer with representatives of Fiserv, Trewit and Fiserv Sub to keep them informed with respect to the general status of the on-going operations of the business of the Company. For purposes of this
Article VI, the term "Company" shall be deemed to include the Subsidiaries where relevant or appropriate.

         SECTION 6.02 ACCESS TO INFORMATION BY FISERV, TREWIT AND FISERV SUB. Fiserv, Trewit and Fiserv Sub shall prior to the Effective Time have access to the business and properties of the Company and information concerning its financial and legal condition as Fiserv, Trewit and Fiserv Sub deem reasonably necessary or advisable in connection with the consummation of the transactions contemplated hereby, provided that such access shall be during normal business hours and shall not interfere with normal operations of the Company. The Company agrees to permit Fiserv, Trewit and Fiserv Sub and their authorized representatives, including Deloitte & Touche LLP, subject only to their agreement to maintain the confidentiality of any Company information, to have or cause them to be permitted to have, after the date hereof and until the Effective Time, full access to the premises, books and records of the Company during normal business hours, and the officers of the Company will furnish Fiserv, Trewit and Fiserv Sub with such financial and operating data and other information with respect to the business and properties of the Company as Fiserv, Trewit and Fiserv Sub shall from time to time reasonably request.

         SECTION 6.03 CONSENTS AND AUTHORIZATIONS. As soon as practicable, each of the parties hereto will commence to take all reasonable action to obtain all authorizations, consents, orders and approvals of all third parties and of all federal, state and local regulatory bodies and officials which may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals.

         SECTION 6.04 NON-ASSIGNABLE LICENSES, LEASES AND CONTRACTS. The Company shall use its commercially reasonable efforts to obtain and deliver to Fiserv or Fiserv Sub, as the case may be, at or prior to the Effective Time such consents or waivers as are required in order that any contract listed or required to be listed on the Disclosure Schedule which would be breached or violated, or would give any other party the right to cancel the same, as a result of the occurrence of the Merger hereunder, shall not be so breached or violated or result in such right of cancellation. The Company shall use its commercially reasonable efforts to obtain and deliver to Fiserv or Fiserv Sub, as the case may be, at or prior to the Effective Time such consents or waivers as shall be reasonably requested by Fiserv or Fiserv Sub, as the case may be, for any contracts not required to be listed on the Disclosure Schedule which, as a result of the occurrence of the Merger hereunder, would be breached or violated or would give any other party the right to cancel the same, in order that such contracts shall not be so breached or violated or result in such right of cancellation.

         SECTION 6.05 EMPLOYEE MATTERS. The employees of the Company shall become employees of the Surviving Corporation following the Merger, such employment to be employment at will. Thereafter, for so long as they are employed by the Surviving Corporation, they shall be paid, depending on their duties and responsibilities, in accordance with Fiserv's compensation policies with respect to its employees generally. In addition, the Company's employee benefit plans shall be terminated as soon as practicable after the Effective Time and the employees of the Company shall be entitled to participate in the benefit plans that Fiserv maintains for its employees, generally on the same terms and conditions as other employees of Fiserv (except with respect to Fiserv's sabbatical policy and quarter century retirement stock plan). For this purpose, each "year of service" with the Company shall be treated as a "year of service" with Fiserv (except for Fiserv's sabbatical policy and quarter century retirement stock plan).

         SECTION 6.06 TAXES. The Company will duly and timely file all Tax Returns required to be filed on or prior to the Effective Time, duly and timely pay all Taxes required to be paid on or prior to the Effective Time and accrue on the Company's books and records in accordance with GAAP any Tax of or relating to the Company, its income, assets, payroll or operations which is not then due. Such Tax Returns shall be true, correct and complete, shall be prepared on a basis consistent with prior Tax Returns of the Company and shall not make, amend or terminate any election or change any accounting method, practice or procedure without Fiserv's prior written consent. The Company shall give Fiserv a copy of each such Tax Return for its review and comments prior to filing. The Company shall duly and timely withhold or collect and pay over to the proper governmental authority any Taxes required to be withheld or collected by the Company on or before the Effective Time under all applicable laws.

         SECTION 6.07 SOLICITATION OF ALTERNATIVE TRANSACTION.

                  (a) The Company will not, and will cause its Subsidiaries and its and their officers, directors, employees, financial advisors, counsel, representatives and agents

         (collectively, "Representatives") not to, (i) directly or indirectly, solicit, initiate, encourage or otherwise facilitate the making of an Acquisition Proposal; (ii) participate or engage in or encourage in any way negotiations or discussions concerning, or provide any non-public information to, any person or entity relating to an Acquisition Proposal, or which may reasonably be expected to lead to an Acquisition Proposal; or (iii) agree to or endorse any Acquisition Proposal; provided, however, that nothing contained in this Section 6.07 or in any other provision of this Agreement will prohibit the Company or the Company's Board of Directors from taking and disclosing to the Company's stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's stockholders that in the good faith judgment of the Company's Board of Directors is required by its fiduciary duties to its stockholders or otherwise under applicable law.

                  (b) Notwithstanding the provisions of Section 6.07(a), this Agreement will not prohibit the Company's Board of Directors from, prior to obtaining the Company Stockholder Approval, furnishing nonpublic information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited Superior Proposal, if, and only to the extent that, (i) in the good faith judgment of the Company's Board of Directors, the Board is required by its fiduciary duties to its stockholders or otherwise under applicable law to provide such information or enter into such discussions or negotiations with the party making such unsolicited Superior Proposal; (ii) prior to first furnishing nonpublic information to, or first entering into substantive discussions and negotiations with, such person or entity after the date hereof, (A) provide prior written notice to Fiserv to the effect that it intends to furnish information to, or enter into discussions or negotiations with a person or entity making an Acquisition Proposal, and (B) receive from such person or entity an executed confidentiality agreement with terms no less favorable to the Company than the Confidentiality Agreement between the Company and Trewit dated May 22, 2002 (the "Confidentiality Agreement"); and (iii) concurrently provide Fiserv with all material non-public information regarding the Company that is to be provided to such person or entity and that Fiserv has not previously received from the Company, and the Company provides Fiserv and Trewit with an outline of the material terms of the Superior Proposal and keeps Fiserv and Trewit informed as to any changes or modifications to such material terms. For purposes of this Section 6.07 and all other provisions of this Agreement, information provided to officers of Trewit Inc. shall be deemed provided to Fiserv.

         "Acquisition Proposal" shall mean any offer or proposal for (i) a transaction or series of related transactions pursuant to which (A) any person or entity who does not currently own 15% or more of the outstanding shares of Company Common Stock (a "Non-Affiliated Person") acquires 15% or more of the outstanding shares of Company Common Stock, including without limitation a tender offer or an exchange offer which, if consummated, would result in any Non-Affiliated Person acquiring 15% or more of the outstanding shares of Company Common Stock or (B) any person or entity who currently owns more than 15% of the outstanding shares of Company Common Stock (a "Current Affiliated Person") acquires 50% or more of the outstanding shares of Company Common Stock, including without limitation a tender offer or an exchange offer which, if consummated, would result in any Current Affiliated Person acquiring 50% or more of the outstanding shares of Company Common Stock, (ii) a merger or other business combination involving the Company pursuant to which any Non-Affiliated Person acquires securities representing 15% or more, or an Current Affiliated Person acquires securities representing 50% or more, of the aggregate voting power of all outstanding securities of the company surviving the merger or business combination, or (iii) any other transaction pursuant to which any person or entity acquires control of assets (including for this purpose the outstanding equity securities of any Company Subsidiary) of the Company having a fair market value equal to 15% or more of the fair value of all of the assets of the Company immediately prior to such a transaction.

         "Superior Proposal" shall mean a bona fide Acquisition Proposal that the Board of Directors of the Company has in good faith determined after consultation with its financial advisors and outside counsel, to be more favorable to the Company's stockholders than the Merger.

                  (c) The Company agrees that it will notify Fiserv within two
         (2) business days if it or any of its Representatives receives an Acquisition Proposal or if any discussions or negotiations are sought to be initiated or continued with the Company or its Representatives concerning an Acquisition Proposal.

                  (d) Upon execution of this Agreement, the Company will immediately terminate all discussions with any person or entity (other than Fiserv and its subsidiaries) concerning any Acquisition Proposal, and will request that such person or entities promptly return any confidential information furnished by the Company in connection with any Acquisition Proposal. The Company will not waive any provision of any confidentiality, standstill or similar agreement entered into with any person or entity regarding any Acquisition Proposal, and prior to the Closing will enforce all such agreements in accordance with their terms.

                  (e) Nothing contained in this Section 6.07 shall (i) permit the Company to terminate this Agreement (except as specifically provided in Article VIII hereof), or (ii) permit the Company to enter into any agreement providing for an Acquisition Proposal (other than the confidentiality agreement as provided, and in the circumstances and under the conditions set forth, above) for as long as this Agreement remains in effect.

         SECTION 6.08  PROXY MATERIAL; REGISTRATION STATEMENT.

                  (a) As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to the meeting of the Company's stockholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders and Fiserv's stockholders, the "Proxy Statement") and Fiserv shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Fiserv Common Stock to be issued pursuant to the Merger. Each of Fiserv and the Company will use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Fiserv shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Fiserv Common Stock in the Merger. Each of Fiserv and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its stockholders. No amendment or supplement to the Proxy Statement or the Registration Statement will be made by Fiserv or the Company without the approval of the other party (which approval shall not be unreasonably withheld or delayed). Fiserv and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Fiserv Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

                  (b) The information supplied by Fiserv for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Company Special Meeting, and (iv) the Effective Time, contain (as to Fiserv and its subsidiaries) any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Fiserv or any of its subsidiaries, or their respective officers or directors, should be discovered by Fiserv which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Fiserv shall promptly inform the Company. All documents that Fiserv is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable.

                  (c) The information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Company Special Meeting, and (iv) the Effective Time, contain (as to the Company and each of its Subsidiaries) any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Subsidiaries, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, the Company shall promptly inform Fiserv. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable.

         SECTION 6.09  STOCKHOLDERS' MEETINGS.

                  (a) The Company shall, in accordance with applicable law and its Certificate of Incorporation and By-laws, duly call, give notice of, convene and hold a special meeting (which, as may be duly adjourned, the "Company Special Meeting") of its stockholders for the purpose of approving and adopting the agreement of merger (as such term is used in Section 251 of Delaware Law) set forth in this Agreement and approving the Merger by the Company Stockholder Approval. The Company agrees to use its reasonable efforts to cause the Company Special Meeting to occur as soon as practicable after the date hereof, but not earlier than 20 business days after the date the Proxy Statement is first mailed to its stockholders. The Board of Directors of the Company will, subject to Section 6.09(b), recommend the adoption and approval by the Company's stockholders of this Agreement and the approval by the Company's stockholders of the Merger.

                  (b) The Board of Directors of the Company must not withdraw, or modify in a manner adverse to Fiserv or Fiserv Sub, its recommendation to its stockholders referred to in subsection (a) above unless (i) the Company has complied with the terms of Section 6.07 in all material respects, including, without limitation, the requirement in Section 6.07 that it notify Fiserv after its receipt of any Acquisition Proposal and (ii) such withdrawal or modification is required under applicable law in order for the Board of Directors of the Company to comply with its fiduciary duties to its stockholders. Unless this Agreement is previously terminated in accordance with
         Article VIII, the Company will submit this Agreement to its stockholders at the Company Stockholders' Meeting even if the Board of Directors of the Company determines at any time after the date hereof that it is no longer advisable or recommends that the Company stockholders reject it (and not postpone or adjourn such meeting or the vote by the Company's stockholders upon this Agreement and the Merger to another date without Fiserv's approval).

         SECTION 6.10 STATE TAKEOVER STATUTES. The Company and its Board of Directors shall (a) take all reasonable actions necessary to ensure that no "Fair Price", "Control Share Acquisition", "Moratorium" or other anti-takeover statute, or similar statute or regulation, is or becomes applicable to this Agreement or the Stockholder Agreements, the Merger or any of the other transactions contemplated hereby or thereby and (b) if any "Fair Price", "Control Share Acquisition", "Moratorium" or other anti-takeover statute, or similar statute or regulation, becomes applicable to this Agreement or the Stockholder Agreements, the Merger or any other transaction contemplated hereby or thereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby and thereby, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby and thereby.

         SECTION 6.11 AFFILIATES. Within 10 days after the date of this Agreement, the Company shall deliver to Fiserv a letter identifying all persons who are "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use reasonable efforts to cause each such person to deliver to Fiserv at least five business days prior to the Company Special Meeting, a written agreement covering Rule 145 matters in customary form and reasonably acceptable to Fiserv and the Company from each such person.

         SECTION 6.12 STOCKHOLDER LITIGATION. The parties shall cooperate and consult with one another, to the fullest extent possible, in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of and without in any way limiting the foregoing, each of the parties shall use its respective reasonable best efforts to prevail in such litigation so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement. Notwithstanding the foregoing, the Company shall not compromise or settle any litigation commenced against it or its directors or officers relating to this Agreement or the transactions contemplated hereby (including the Merger) without Fiserv's prior written consent.

         SECTION 6.13 NASDAQ LISTING. Fiserv shall prepare and submit to Nasdaq a listing application for the Fiserv Common Stock to be issued in the Merger pursuant to Article III of this Agreement. The Company shall cooperate with Fiserv in such listing application.

         SECTION 6.14 CONFIDENTIALITY. Fiserv and its subsidiaries on the one hand and the Company on the other hand will comply with, and will cause their respective representatives to comply with, in all respects, all of their respective obligations under the Confidentiality Agreement, and in no event, will the negotiation, entering into or termination of this Agreement be deemed to waive or otherwise adversely affect the rights and obligations of the parties under the Confidentiality Agreement, which rights and obligations will continue in full force and effect in accordance with their terms.

         SECTION 6.15 FURTHER ACTIONS. Subject to the terms and conditions herein provided and without being required to waive any conditions herein (whether absolute, discretionary, or otherwise), each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement will take all such necessary action.

         SECTION 6.16 OFFICERS' AND DIRECTORS' INDEMNIFICATION. Fiserv and the Surviving Corporation will provide to the directors and officers of the Company indemnification to the fullest extent provided by the Company's Certificate of Incorporation and Bylaws, as in effect as of the date of this Agreement, with respect to matters occurring prior to the Effective Time, including without limitation the authorization of this Agreement and the transactions contemplated hereby until the six year anniversary date of the Effective Time (or, in case of matters occurring prior to the Effective Time giving rise to claims that are made prior to but which have not been resolved by the sixth anniversary of the Effective Time, until such matters are finally resolved).

         SECTION 6.17 NOTIFICATION OF CERTAIN MATTERS. The Company will give prompt written notice to Fiserv, and Fiserv will give prompt written notice to the Company, of (a) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause any representation or warranty contained herein to be untrue or inaccurate in any material respect at or prior to the Effective Date and (b) any material failure of the Company or Fiserv, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 6.15 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 6.18 PUBLIC ANNOUNCEMENTS. Fiserv and Fiserv Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by Nasdaq rules. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form previously agreed to by the parties.

         SECTION 6.19 VOTING OF SHARES. To induce Fiserv to execute this Agreement, certain officers, directors and stockholders of the Company have executed and delivered as of the date hereof Agreements to Facilitate Merger in the form attached hereto as Exhibit C, pursuant to which each such person has agreed to vote his or her shares of Company Common Stock in favor of the Merger at the Company Special Meeting. At the request of Fiserv, after the execution of this Agreement the Company will use all reasonable efforts to have other officers and directors of the Company also execute Agreements to Facilitate Merger.

         SECTION 6.20 EFFECTIVE TIME BALANCE SHEET. At least ten (10) calendar days prior to the date on which the parties hereto anticipate that the Effective Time will fall, the Company will deliver to Fiserv and Trewit what it believes to be the Effective Time Balance Sheet. Fiserv, Trewit and the Company will thereafter proceed in good faith to finalize, and agree upon, such Effective Time Balance Sheet, as soon as practicable.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

         SECTION 7.01 CONDITIONS TO OBLIGATIONS OF FISERV, FISERV SUB, AND THE COMPANY. The respective obligations of each party to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

                  (a) NO INJUNCTION. None of Fiserv, Fiserv Sub, or the Company shall be subject to any final order, decree, or injunction of a court of competent jurisdiction within the United States that (i) prevents or materially delays the consummation of the Merger, or (ii) would impose any material limitation on the ability of Fiserv to effectively to exercise full rights of ownership of the Company or the assets or business of the Company.

                  (b) STOCKHOLDER APPROVAL. The approval of the stockholders of the Company hereof shall have been obtained, in accordance with Delaware Law and the Company's Certificate of Incorporation and Bylaws.

                  (c) REGISTRATION STATEMENT. The Registration Statement (as amended or supplemented) shall have become effective under the 1933 Act and shall not be subject to any "stop order," and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness or qualification thereof shall have been initiated and be continuing or have been threatened and be unresolved. Fiserv shall also have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated hereby.

                  (d) NASDAQ LISTING. The shares of Fiserv Common Stock to be delivered pursuant to the Merger shall have been duly listed on the Nasdaq, subject to official notice of issuance.

                  (e) EFFECTIVE TIME BALANCE SHEET. Fiserv, Trewit and the Company shall have agreed upon the Effective Time Balance Sheet.

         SECTION 7.02 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF FISERV AND FISERV SUB. The obligations of Fiserv and Fiserv Sub to consummate the Merger under this Agreement are subject to the satisfaction or waiver by Fiserv and Fiserv Sub prior to or at the Effective Time of each of the following conditions:

                  (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement, as modified by the Disclosure Schedule, which for purposes of this Section 7.02(a) shall be read as though none of them contained any materiality qualifications, shall be true and correct at and as of the Effective Time as though made at and as of that time other than such representations and warranties as are specifically made as of another date, except where the failure of such representations and warranties to be true and correct in all respects, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, and the Company shall have delivered to Fiserv and Fiserv Sub a certificate to that effect.

                  (b) COMPLIANCE WITH COVENANTS. The Company shall have performed and complied in all material respects with all covenants of this Agreement to be performed or complied with by it at or prior to the Effective Time, and the Company shall have delivered to Fiserv and Fiserv Sub a certificate to that effect.

                  (c) ALL PROCEEDINGS TO BE SATISFACTORY. Fiserv and Fiserv Sub and their counsel shall have received certified or other copies of all documents relating to the Company incident to the transactions contemplated hereby as Fiserv, Fiserv Sub or said counsel may reasonably request and such documents shall be reasonably satisfactory in form and substance to Fiserv Fiserv Sub and said counsel.

                  (d) OPINION OF COUNSEL FOR THE COMPANY. Fiserv and Fiserv Sub shall have received the favorable opinion of Hallett & Perrin, P.C., counsel to the Company, dated the Effective Time, substantially in the form and to the effect set forth in Exhibit D annexed hereto.

                  (e) LEGAL ACTIONS OR PROCEEDINGS. No legal action or proceeding shall have been instituted after the date hereof against the Company or against Fiserv or Fiserv Sub, arising by reason of the Merger pursuant to this Agreement, which is reasonably likely to have a Material Adverse Effect.

                  (f) TAX MATTERS. The Company shall have delivered to Fiserv and Fiserv Sub a FIRPTA Affidavit in the form of Exhibit B annexed hereto with respect to the Company, signed by the Company under penalties of perjury.

                  (g) CONSENTS. On or prior to the Effective Time, the Company shall obtained the consents or waivers to the Merger set forth in Exhibit E annexed hereto.

                  (h) EMPLOYMENT AGREEMENTS. Joseph A. Hensley, John D. Weymer, Sharlie McRaney, Dwight Mankin and Eric S. Peterson shall have each executed and delivered an employment agreement with the Company in form and substance mutually satisfactory to Fiserv and such employee.

                  (i) INDEMNITY AGREEMENT. John Ward Hunt shall have executed a delivered the Indemnity Agreement in the form attached hereto as Exhibit F.

                  (j) AFFILIATES' LETTERS. Fiserv shall have received a letter from each of the Company's "affiliates" pursuant to Section 6.11 hereof.

                  (k) SUPPORTING DOCUMENTS. On or prior to the Effective Time, Fiserv, Fiserv Sub and their counsel shall have received copies of the following supporting documents:

                           (i) (A) copies of the Certificate of Incorporation of
                  the Company and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware and (B) a certificate of said Secretary dated as of a recent date as to the due incorporation and good standing of the Company and listing all documents of the Company on file with said Secretary; and

                           (ii) certificates of the Secretary or an Assistant
                  Secretary of the Company, dated the Effective Time, and certifying substantially to the effect (A) that attached thereto is a true and complete copy of the By-laws of the Company as in effect on the date of such certification and at all times since January 1, 2001;

                  (B) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors and minutes of the Company Special Meeting authorizing the execution, delivery and performance of this Agreement and that all such resolutions and minutes are still in full force and effect and are all the resolutions and minutes adopted in connection with the transactions contemplated by this Agreement; (C) that the Certificate of Incorporation of the Company have not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(A) above; and
                  (D) as to the incumbency and specimen signature of each officer of the Company executing this Agreement and any certificate or instrument furnished pursuant hereto, and a certificate by another officer of the Company as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (ii).

                  All such documents shall be reasonably satisfactory in form and substance to Fiserv, Fiserv Sub and their counsel.

         SECTION 7.03 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger under this Agreement are subject to the satisfaction or waiver by the Company prior to or at the Effective Time of each of the following conditions:

                  (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Fiserv and Fiserv Sub contained in this Agreement or in any closing certificate or document delivered to the Company pursuant hereto shall be true and correct on and as of the Effective Time as though made at and as of that date, other such representations and warranties as are specifically made as of another date, and Fiserv and Fiserv Sub shall each have delivered to the Company a certificate to that effect.

                  (b) COMPLIANCE WITH COVENANTS. Each of Fiserv and Fiserv Sub shall have performed and complied in all material respects with all covenants of this Agreement to be performed or complied with by Fiserv and/or Fiserv Sub on or prior to the Effective Time, and Fiserv and Fiserv Sub shall each have delivered to the Company and the Shareholders a certificate to such effect.

                  (c) ALL PROCEEDINGS TO BE SATISFACTORY. The Company and the Shareholders and their counsel shall have received all such counterpart originals or certified or other copies of all documents relating to Fiserv and Fiserv Sub incident to the transactions contemplated hereby as the Company and the Shareholders and said counsel may reasonably request and such documents shall be reasonably satisfactory in form and substance to the Company and the Shareholders and said counsel.

                  (d) OPINION OF COUNSEL FOR FISERV AND FISERV SUB. The Company shall have received the favorable opinion of Charles W. Sprague, General Counsel of Fiserv, dated the Effective Time, substantially in the form and to the effect set forth in Exhibit G annexed hereto.

                  (e) LEGAL ACTIONS OR PROCEEDINGS. No legal action or proceeding shall have been instituted that is reasonably likely to have a Fiserv Material Adverse Effect.

                  (f) SUPPORTING DOCUMENTS. On or prior to the Effective Time, the Company shall have received copies of the following supporting documents:

                           (i) (A) copies of the Articles or Certificate of
                  Incorporation of Fiserv and Fiserv Sub, and all amendments thereto, certified as of a recent date by the Department of Financial Institutions of the State of Wisconsin or the Secretary of State of the State of Delaware, as applicable,
                  (B) a certificate of said Department or Secretary of State dated as of a recent date as to the status of Fiserv and (C) a certificate of said Secretary dated as of a recent date as to the good standing and due incorporation of Fiserv Sub; and

                           (ii) a certificate of the Secretary or an Assistant
                  Secretary of each of Fiserv and Fiserv Sub dated the Effective Time and certifying substantially to the effect (A) that attached thereto is a true and complete copy of the By-laws of the particular company as in effect on the date of such certification and at all times since January 1, 2001 or its date of incorporation, if more recent; (B) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of the particular company authorizing the execution, delivery and performance of this Agreement and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; (C) that the Articles of or Certificate Incorporation of the particular corporation have not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(1) above; and (D) as to the incumbency and specimen signature of each officer of the particular company executing this Agreement and a certification by another officer of such company as to the incumbency and signature of the officer singing the certificate referred to in this paragraph (ii).

                  All such documents shall be reasonably satisfactory in form and substance to the Company and its counsel.

                                  ARTICLE VIII
                         TERMINATION; AMENDMENT; WAIVER

         SECTION 8.01 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

                  (a) by mutual consent of Fiserv and Fiserv Sub, on the one hand, and the Company, on the other hand;

                  (b) by either Fiserv and Fiserv Sub, on the one hand, or the Company on the other hand, if (i) the Effective Time shall not have occurred on or before that is the date that is six months from the date of this Agreement (provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill, or cause to be fulfilled, any obligation under this Agreement or material breach of this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such time) or (ii) any court of competent jurisdiction or other governmental body shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties shall use their commercially reasonable efforts to lift or reverse) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable, provided, however, if a proceeding shall have been initiated by a governmental entity to restrain, enjoin or otherwise prohibit the Merger or any other transaction contemplated by the Agreement, and such proceeding is continuing on the date six months after the date referred to in clause
         (b)(i) above, then either Fiserv and Fiserv Sub, on the one hand, or the Company, on the other hand, may terminate this Agreement and abandon the Merger provided that such terminating party shall have caused any such proceeding to be dismissed as to all parties thereto; or

                  (c) by either Fiserv and Fiserv Sub, on the one hand, or the Company on the other hand, if the Company Stockholder Approval is not received at the Company Special Meeting;

                  (d) by Fiserv and Fiserv Sub if either (i) the Board of Directors of the Company has recommended to the Company stockholders, or entered into an agreement regarding, a Superior Proposal, or (ii) the Board of Directors of the Company has withdrawn or modified in a manner adverse to Fiserv its recommendation of the Merger;

                  (e) by the Company prior to Company Stockholder Approval being obtained if (i) it is not in material breach of its obligations under this Agreement and has complied with, and continues to comply with, all requirements, conditions and procedures of Section 6.07 in all material respects, (ii) the Board of Directors of the Company has authorized, subject to terminating this Agreement, the Company to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Fiserv in writing that it intends to enter into such binding agreement, which notice must have attached to it the most current version of such agreement ready for execution, and (iii) Fiserv does not make, within five business days after receipt of such notice from the Company, any offer that the Board of Directors of the Company reasonably and in good faith determines, after consultation with its financial and legal advisors, is at least as favorable to the stockholders of the Company as the Superior Proposal and during such five business-day period the Company reasonably considers and discusses in good faith all proposals submitted by Fiserv and, without limiting the foregoing, meets with, and causes its financial advisors and legal advisors to meet with, Fiserv and its advisors from time to time as reasonably requested by Fiserv to reasonably consider and discuss in good faith Fiserv's proposals. The Company agrees (x) that it will not enter into a binding agreement referred to in clause (ii) above until at least the sixth business day after Fiserv has received the notice to Fiserv required by clause (ii) above, and (y) to notify Fiserv promptly if its intention to enter into the binding agreement included in its notice to Fiserv shall change at any time after giving such notice;

                  (f) by Fiserv and Fiserv Sub if (i) Fiserv and Fiserv Sub are not in material breach of their obligations under this Agreement and
         (ii) there has been a material breach by the Company of any of its covenants (including without limitation the covenants contained in Section 6.07) or obligations under this Agreement or by an Affiliate of the Company under such person's affiliate's letter described in Section
         6.11 or by an officer, director or stockholder of the Company under such person's Agreement to Facilitate Merger described in Section 6.19 such that the conditions in Section 7.02 will not be satisfied, and the breach is not curable or, if curable, is not cured by the Company within 30 calendar days after receipt by the Company of written notice from Fiserv of such breach;

                  (g) by the Company if (i) the Company is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by Fiserv and Fiserv Sub of any of their representations, warranties, or obligations under this Agreement such that the conditions in Section 7.03 will not be satisfied, and the breach is not curable or, if curable, is not cured by Fiserv or Fiserv Sub within 30 calendar days after receipt by Fiserv of written notice from the Company of such breach.

         SECTION 8.02 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability, on the part of any party or its affiliates, directors, officers or shareholder, other than the provisions of this Section 8.02.

                  (a) Nothing contained in this Section 8.02 shall relieve any party from liability for any breach of this Agreement and the Confidentiality Agreement shall survive the termination and abandonment of this Agreement.

                  (b) In recognition of the time, efforts, and expenses expended and incurred by Fiserv and its subsidiaries with respect to the Company and the opportunity that the acquisition of the Company presents to Fiserv, if (i) this Agreement is terminated pursuant to Section 8.01(d) or 8.01(e) or (ii) this Agreement is terminated pursuant to Section 8.01(f) and within twelve months after such termination the Company shall have consummated a transaction of the type described in clauses
         (i) through (iii) of the definition of "Acquisition Proposal", then the Company shall pay to Fiserv a fee in the amount of $ 400,000 plus Fiserv Transaction Expenses (the "Fee"), payable upon the same date that this Agreement is so terminated. The Fee, if payable, shall be paid by wire transfer of immediately available funds to an account designated by Fiserv for such purpose. The Company acknowledges that the agreements contained in this Section 8.02(b) are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, Fiserv would not enter into this Agreement. If the Company fails to pay promptly the fee due pursuant to this Section 8.02(b), the Company shall also pay to Fiserv Fiserv's and its subsidiaries' costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action taken to collect payment. "Fiserv Transaction Expenses" shall mean the aggregate of all fees and expenses of Fiserv and/or its Affiliates (including, without limitation, Trewit) incurred in connection with the preparation of the transactions contemplated hereby, including without limitation all accounting, legal, printing, filing, financial advisory and internal staff costs incurred in (i) conducting the due diligence review of the Company, (ii) negotiating and preparing this Agreement and (iii) preparing, filing and distributing the Proxy Statement and Registration Statement.

         SECTION 8.03 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

         SECTION 8.04 EXTENSION; WAIVER. At any time prior to the Effective Time, Fiserv and Fiserv Sub, on the one hand, or the Company on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (c) to the extent permitted by applicable laws, waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX
                                  MISCELLANEOUS

         SECTION 9.01 EXPENSES, ETC. Whether or not the transactions contemplated by this Agreement are consummated, none of the parties shall have any obligation to pay any of the fees and expenses of the other parties incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants and other experts; provided, that the foregoing shall not limit or prohibit the Company's payment of such expenses following completion of the Merger, if the Merger is in fact consummated.

         SECTION 9.02 EXECUTION IN COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 9.03 NOTICES. All notices and other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing, shall be effective when received, and shall in any event be deemed to have been received (a) when delivered, if delivered personally or by commercial delivery service, (b) three business days after deposit with the U.S. Mail, if mailed by registered or certified mail (return receipt requested), (c) one business day after the business day of timely deposit with a recognized national courier service for next day delivery (or two business days after such deposit if timely deposited for second business day delivery), if delivered by such means or (d) one business day after delivery by facsimile transmission with copy by U.S. Mail, if sent via facsimile plus mail copy (with acknowledgement of complete transmission), to the parties as follows:

         If to the Company, to:

                  AVIDYN, Inc.
                  16980 Dallas Parkway, Suite 120
                  Dallas, TX 75248
                  Telephone Number:  (972) 447-6447
                  FAX: (972) 447-6445
                  Attention:  Joseph A. Hensley



         With a copy to:

                  Hallett & Perrin, P.C.
                  2001 Bryan Street, Suite 3900
                  Dallas, Texas  75201
                  Telephone Number:   214-953-0053
                  FAX:   214-922-4144
                  Attention:  Lance M. Hardenburg





         If to Fiserv, Trewit or Fiserv Sub, to:

                  Fiserv, Inc.
                  Fiserv Merger  Sub, Inc.
                  255 Fiserv Drive
                  Brookfield, WI 53045

         or

                  P.O. Box 979
                  Brookfield, WI 53008-0979
                  Telephone Number: 262-879-5000
                  FAX: 262-879-5245
                  Attention: Kenneth R. Jensen

         and

                  Trewit Inc.
                  6160 Summit Drive
                  Suite 500
                  Brooklyn Center, MN 55430
                  FAX:  763-549-3371
                  Attention:  James Lockhart

         With a copy to:

                  Charles W. Sprague
                  Fiserv, Inc.
                  255 Fiserv Drive
                  Brookfield, WI 53045

         or

                  P.O. Box 979
                  Brookfield, WI 53008-0979
                  Telephone Number: 262-879-5517
                  FAX: 262-879-5532

or such other address or addresses as any party shall have designated by notice in writing to the other parties.

         SECTION 9.04 ENTIRE AGREEMENT. This Agreement, its Exhibits and Schedules and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement, and no party shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

         SECTION 9.05 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law provisions that would defer to the laws of another jurisdiction. The rights and obligations of the parties hereunder shall be governed by and determined in accordance with such laws.

         SECTION 9.06 BINDING EFFECT; BENEFITS. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         SECTION 9.07 INVESTIGATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of Fiserv and Fiserv Sub and the Company contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. Each and every representation and warranty contained herein shall be deemed to be conditions to the Merger and shall not survive the Merger. This Section 9.07 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing.

         SECTION 9.08 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party will be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

         SECTION 9.09 ASSIGNABILITY. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party without the prior written consent of the other parties.

         SECTION 9.10 PREVAILING PARTY. The prevailing party in any suit or action brought against any other party to enforce the terms of this Agreement or any rights or obligations hereunder shall be entitled to receive reimbursement of its costs, expenses and attorneys' fees (internal and external) and disbursements, including the costs and expenses of experts and internal resources expended, actually incurred in connection with such suit or action.

         SECTION 9.11 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, rule or regulation, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision has never comprised a part hereof. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

         SECTION 9.12 INTERPRETATION. Time is of the essence of this Agreement. Unless otherwise qualified, references in this Agreement to "Article", "article", "Section" or "section" are to provisions of this Agreement and a reference thereto includes any subparts. The Table of Contents and the descriptive headings of the articles and sections, or of or in the Exhibits and Schedules, are inserted for convenience only and are not a part of this Agreement. As used herein, the singular includes the plural, the plural includes the singular, and words in one gender include the others. As used herein, the terms "herein", "hereunder" and "hereof" refer to the whole of this Agreement, and "include", "including" and similar terms are not words of limitation.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                             FISERV, INC.


                                             By /s/ Kenneth R. Jensen
                                                --------------------------------
                                                 Name: Kenneth R. Jensen
                                                 Title: Senior Executive
                                                        Vice President

                                             FISERV MERGER  SUB, INC.


                                             By /s/ James W. Cox
                                                --------------------------------
                                                 Name: James W. Cox
                                                 Title: President

                                             AVIDYN, INC.


                                             By /s/ Joseph A. Hensley
                                                --------------------------------
                                                 Name: Joseph A. Hensley
                                                 Title: President

                                                                         Annex B

                     FORM OF AGREEMENT TO FACILITATE MERGER

THIS AGREEMENT TO FACILITATE AGREEMENT (this "Agreement") is made and entered into as of November 1, 2002 by and among FISERV, INC., a Wisconsin corporation ("Fiserv"), FISERV MERGER SUB, INC., a Delaware corporation ("Fiserv Sub") and a wholly-owned subsidiary of Fiserv and [___________] (the "Stockholder").

WHEREAS, as of the date hereof, the Stockholder owns beneficially and of record or has the power to vote, or direct the vote of, [_______] shares of common stock, par value $0.01 per share ("Company Common Stock"), of Avidyn, Inc., a Delaware corporation (the "Company");

WHEREAS, on the date hereof, Fiserv, Fiserv Sub, FISERV MERGER SUB, a Delaware corporation and a wholly owned subsidiary of Fiserv Sub ("Merger Sub"), and the Company are entering into an Agreement and Plan of Merger, dated as of even date herewith (as the same may be amended from time to time, the "Merger Agreement"; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), which provides, upon the terms and subject to the conditions thereof, for the merger of Merger Sub with and into the Company (the "Merger"); and

WHEREAS, as a condition to the willingness of Fiserv and Fiserv Sub to enter into the Merger Agreement, Fiserv and Fiserv Sub have requested that the Stockholder agree, and, in order to induce Fiserv and Fiserv Sub to enter into the Merger Agreement, the Stockholder has agreed, to enter into this Agreement;

         NOW, THEREFORE, in consideration of the foregoing, and in order to induce Fiserv and Fiserv Sub to execute the Merger Agreement and to proceed as contemplated by the Merger Agreement toward the consummation of the Merger, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. VOTE IN FAVOR OF MERGER. During the period commencing on the date hereof and terminating upon the earlier of the effective time of the Merger or the termination of the Merger Agreement in accordance with its terms, Stockholder, in his or her capacity as a stockholder of the Company or as a representative with the authority to vote shares of Company Common Stock, agrees to vote (or cause to be voted) all shares of Company Common Stock presently owned by Stockholder or for which Stockholder has voting power, and all shares of Company Common Stock with respect to which Stockholder in the future acquires ownership or voting power, at any meeting of the Stockholders of the Company (or any adjournment thereof), and in any action by written consent of the Stockholders of the Company,
      (i) in favor of the approval, consent, and ratification of the Merger Agreement, the Merger and the transactions contemplated thereby, and (ii) against any action that could reasonably be expected to impede, interfere, delay, or discourage the Merger, facilitate an acquisition of the Company, in any manner, by a party (other than Fiserv or a subsidiary of Fiserv), or result in any breach of representation, warranty, covenant, or agreement of the Company under the Merger Agreement. To the extent inconsistent with the foregoing provisions of this Section 1, Stockholder hereby revokes any and all previous proxies with respect to any shares of Company Common Stock that Stockholder owns or has the right to vote. Nothing in this Agreement shall be deemed to restrict or limit Stockholder's right to act in his or her capacity as an officer or director of the Company consistent with his or her fiduciary obligations in such capacity as permitted under the Merger Agreement.

2. NO SOLICITATION. Between the date of this Agreement and the earlier of (i) the Effective Time or (ii) the termination of the Merger Agreement in accordance with Article VIII thereof, the

      Stockholder hereby agrees neither to (a) solicit, initiate, consider, encourage or accept any other proposals or offers from any person or entity (A) relating to any acquisition or purchase of all or any portion of the capital stock of the Company or assets of the Company, (B) to enter into any business combination with the Company or (C) to enter into any other extraordinary business transaction involving or otherwise relating to the Company, nor (b) to participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other person or entity to seek to do any of the foregoing. The Stockholder immediately shall cease all existing discussions, conversations, negotiations and other communications with any person or entity (other than Fiserv or a subsidiary of Fiserv) conducted heretofore with respect to any of the foregoing.

3. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Stockholder represents and warrants to Fiserv and Fiserv Sub that Stockholder has the legal capacity to enter into and perform all of Stockholder's obligations under this Agreement. The execution, delivery, and performance of this Agreement by Stockholder will not violate any other agreement to which Stockholder is a party, including, without limitation, any voting agreement, stockholders agreement, or voting trust. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid, and binding agreement of Stockholder, enforceable against him or her in accordance with its terms.

4. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon any permitted purchasers, donees, pledgees, and other transferees of Company Common Stock legally or beneficially owned by Stockholder. During the period commencing on the date hereof and terminating upon the earlier of the effective time of the Merger or the termination of the Merger Agreement in accordance with its terms, Stockholder agrees not to make any sales, gifts, transfers, pledges, or other dispositions of Company Common Stock without first (i) making any such transferee or pledgee fully aware of the obligations under this Agreement and obtaining such transferee's or pledgee's written agreement to comply with the terms hereof and (ii) informing Fiserv and Fiserv Sub of such sale, gift, transfer, pledge, or other disposition.

5. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed according to the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

6. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

7. FURTHER ASSURANCES. Stockholder shall execute and deliver such additional documents and take such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

8. THIRD-PARTY BENEFICIARIES. Nothing in this Agreement, expressed or implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy, or claim under or by reason of this Agreement or any provision contained herein.

9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

10. JURISDICTION AND VENUE. The parties agree that any proceeding relating to this Agreement shall be brought in a court of Delaware. Each of the parties consents to personal jurisdiction in any such action brought in any such Delaware court, consents to service of process by registered mail made upon such party and such party's agent, and waives any objection to venue in any such Delaware court or to any claim that any such Delaware court is an inconvenient forum.

11. EFFECTIVENESS. If this Agreement is executed by Stockholder prior to the approval of the Merger Agreement by the Company's Board of Directors, then this Agreement shall be subject to, and shall become effective only upon, the approval of the Merger Agreement by the Company's Board of Directors and the execution and delivery of the Merger Agreement by the Company, Fiserv, Fiserv Sub and Merger Sub. This Agreement shall terminate upon termination of the Merger Agreement in accordance with its terms.

         IN WITNESS WHEREOF, each of Fiserv and Fiserv Sub has caused this Agreement to Facilitate Merger to be executed by its duly authorized officer, and Stockholder has executed this Agreement, as of the date and year first above written.


FISERV, INC.                                  SHAREHOLDER

By  ______________________________            ________________________________
Name:
Title:

FISERV SUB, INC.

By  ______________________________
Name:
Title:

                                                                         Annex C

           DELAWARE GENERAL CORPORATION LAW ss.262 - APPRAISAL RIGHTS

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of
this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                           a. Shares of stock of the corporation surviving or
resulting from such merger or consolidation, or depository receipts in respect thereof;

                           b. Shares of stock of any other corporation, or
depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                           c. Cash in lieu of fractional shares or fractional
depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                           d. Any combination of the shares of stock, depository
receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

         Pursuant to the provisions of the Wisconsin Business Corporation Law, directors and officers of the Registrant are entitled to mandatory indemnification from the Registrant against certain liabilities (which may include liabilities under the Securities Act of 1933) and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to the Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the Registrant or its stockholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had a reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;
(c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Additionally, under the Wisconsin Business Corporation Law, directors of the Registrant are not subject to personal liability to the Registrant, its stockholders or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

         The Registrant's by-laws provide for indemnification and advancement of expenses of officers and directors to the fullest extent provided by the Wisconsin Business Corporation Law.

         The indemnification provided by the Wisconsin Business Corporation Law and the Registrant's by-laws is not exclusive of any other rights to which a director or officer of the Registrant may be entitled.

Item 21. Exhibits and Financial Statement Schedules.

         (a) Exhibits. The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this Registration Statement.

         (b) Financial Statement Schedules. No financial statement schedules are required to be filed.

         (b)      Reports, Opinions or Appraisals. Not applicable.

Item 22. Undertakings.

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration

                                    Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned Registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (d) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookfield, State of Wisconsin, on November 12, 2002.

                                  FISERV, INC.

                                  By:  /s/ Kenneth R. Jensen
                                      -----------------------------------------
                                      Kenneth R. Jensen
                                      Senior Executive Vice President, Chief
                                      Financial Officer and Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        Signature                    Title                           Date

            *                  Director, President and Chief   November 12, 2002
----------------------------   Executive Officer (Principal
Leslie M. Muma                 Executive Officer)

            *                  Chairman of the Board,          November 12, 2002
----------------------------   Chairman-Information
Donald F. Dillon               Technology, Inc. and Director

            *                  Director, Senior Executive      November 12, 2002
----------------------------   Vice President, Chief
Kenneth R. Jensen              Financial Officer and Treasurer
                               (Principal Financial and
                               Accounting Officer)

            *                  Director                        November 12, 2002
----------------------------
Daniel P. Kearney

            *                  Director                        November 12, 2002
----------------------------
Gerald J. Levy

            *                  Director                        November 12, 2002
----------------------------
Glenn M. Renwick

            *                  Director                        November 12, 2002
----------------------------
L. William Seidman

            *                  Director                        November 12, 2002
----------------------------
Thekla R. Shackelford


*By:      /s/ Kenneth R. Jensen
         ------------------------
         Kenneth R. Jensen
         Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit
Number      Document Description

(2.1) Agreement and Plan of Merger, dated as of November 2, 2002, among Fiserv, Inc., Fiserv Merger Sub, Inc. and AVIDYN, Inc. [Incorporated herein by reference to Annex A to the Proxy Statement/Prospectus contained in this Registration Statement]. The Registrant agrees to furnish supplementally to the Securities and Exchange Commission upon request a copy of any omitted schedule or exhibit to the above-referenced Agreement and Plan of Merger.

(4.1) Restated Articles of Incorporation of Fiserv, Inc., as amended (filed as Exhibit 3.1 to the Registrant's Annual Report on Form 10-K dated February 28, 2000 and incorporated herein by reference (File No. 0-14948)).

(4.2) By-laws of Fiserv, Inc. (filed as Exhibit 3.2 to the Registrant's Current Report on Form 8-K dated February 23, 1998 and incorporated herein by reference (File No. 0-14948)).

(4.3) Shareholder Rights Agreement (filed as Exhibit 4 to the Registrant's Current Report on Form 8-K dated February 23, 1998, and incorporated herein by reference (File No. 0-14948)).

(4.4)    First Amendment to the Shareholder Rights Agreement (filed as Exhibit
         4.3 to the Registrant's Form S-8 dated April 7, 2000, and incorporated herein by reference (File No. 333-34310)).

(4.5)    Second Amendment to the Shareholder Rights Agreement (filed as Exhibit
         4.6 to the Registrant's Form 10-K dated February 27, 2001, and incorporated herein by reference (File No. 0-14948)). Pursuant to Item 601(b)(4)(iii) of Regulation S-K, the Registrant agrees to furnish to the Securities and Exchange Commission, upon request, any instrument defining the rights of holders of long-term debt that is not filed as an exhibit to this Form 10-K.

(5.1)    Opinion of Charles W. Sprague, Esq.

(21.1) List of Subsidiaries of the Registrant (filed as Exhibit 21 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001, and incorporated herein by reference (File No. 0-14948)).

(23.1)   Consent of Deloitte & Touche LLP.

(23.2)   Consent of Grant Thornton LLP.

(23.3)   Consent of Charles W. Sprague, Esq. (filed as part of Exhibit (5.1)).

(24.1)   Powers of Attorney.

(99.1)   Form of Proxy for the AVIDYN, Inc. Special Meeting of Stockholders.

(99.2) Form of Agreement to Facilitate Merger, dated as of November 2, 2002, among Fiserv, Inc., Fiserv Merger Sub, Inc. and each of John Ward Hunt, WLH Family Investment, Ltd. and Burke, Mayborn Company, Ltd. [Incorporated herein by reference to Annex B to the Proxy Statement/Prospectus contained in this Registration Statement].

                                      E-1